As filed with the U.S. Securities and Exchange Commission on February 23, 2026.

Registration No. 333-288808

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 8

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HILLHOUSE FRONTIER HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Nevada	5010	33-1987355
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20955 Lycoming St, Suite 201, Diamond Bar, California 91789

661-508-8888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Fenglong Ma

Chief Executive Officer

20955 Lycoming St, Suite 201, Diamond Bar, California 91789

661-508-8888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Pang Zhang-Whitaker, Esq. Steven Glusband, Esq. Guy Ben-Ami, Esq. Carter Ledyard & Milburn LLP 28 Liberty Street New York, NY 10005 +1 212 732-3200	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue New York, NY 10022 +1 212 530-2206

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED FEBRUARY 23, 2026

3,750,000 Shares of Class A Common Stock

HILLHOUSE FRONTIER HOLDINGS INC.

This is an initial public offering on a firm commitment basis of our Class A common stock, par value $0.0001 per share. Prior to this offering, there has been no public market for our Class A common stock. We expect the initial public offering price to be in the range of $4.00 to $6.00 per share.

We have reserved the symbol “HIFI” for purposes of listing our Class A common stock on the Nasdaq Capital Market and have applied to list our Class A common stock on the Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our Class A common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A common stock will be approved for listing on Nasdaq.

As of the date of this prospectus, we have 11,400,000 shares of Class A common stock and 8,600,000 shares of Class B common stock, par value $0.0001 per share, issued and outstanding, respectively. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to twenty (20) votes and is convertible into Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Class A common stock is not convertible into shares of any other class.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Additionally, we are, and following the completion of this offering, will continue to be a “controlled company” as defined under Nasdaq Marketplace Rules 5615(c), because Mr. Fenglong Ma, our Chief Executive Officer and controlling stockholder, will be able to exercise 85.49% of the aggregate voting power of our issued and outstanding shares of Class A and Class B common stock and will be able to determine all matters requiring approval by our stockholders, immediately after the consummation of this offering, assuming the sale of 3,750,000 shares of Class A common stock we are offering and no exercise of the underwriters’ over-allotment option. For further information, see “Principal Stockholders.” However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. See “Risk Factors” and “Management—Controlled Company.”

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus. Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Class A Common Stock	Total Without Over- Allotment Option	Total With Over- Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses	$	$	$

(1)

Represents underwriting discounts equal to 7% per share of Class A common stock. See “Underwriting” beginning on page 58 of this prospectus for a description of all compensation payable to the underwriters.

We have granted the underwriters an option to purchase from us, at the public offering price, up to 562,500 additional shares of common stock (equal to fifteen percent (15%) of the shares sold in this offering), less the underwriting discounts, within forty-five (45) days from the closing of this offering to cover overallotments, if any. It is currently estimated that the initial public offering price per share will be $4.00. If the underwriters exercise the option in full, the total underwriting discounts payable will be approximately $1,207,500, and the gross proceeds from the offering, before deducting applicable offering costs and expenses, will be approximately $16,042,500.

The underwriters expect to deliver the shares of our Class A common stock against payment in U.S. dollars in New York, New York on or about [●], 2026.

The date of this prospectus is [●], 2026

i

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“customs clearance” are to the act of obtaining permission to export or import merchandise from one country into another;

●

“freight forwarder” are to an agent that arranges commercial transportation for goods. Freight forwarders usually do not handle the shipments themselves, but offer different modes of transport, including sea/ocean freight, rail freight, road transport, and air freight. In general, freight forwarders assume responsibility for consignments until they reach their destinations;

●	“Hillhouse” are to Hillhouse Frontier Holdings Inc., a corporation incorporated under the laws of the State of Nevada;

●	“independent dealerships” are to vehicle retailers that operate without direct authorization from a specific automaker;

●

“Manufacturer-imposed restrictions” are to guidelines that prohibit dealerships from knowingly selling vehicles intended for export or limit delivery to designated regions. While automobile manufacturers and dealership groups do not publicly disclose the existence of such internal databases, our management believes such mechanisms are commonly used in the U.S. automotive retail industry to prevent parallel export activities;

●

“parallel-import vehicles” are to vehicles purchased by dealers directly from overseas markets and imported into the PRC for sale through channels other than manufacturers’ official distribution systems;

●

“Suspect Customer Databases” are to internal databases maintained by automobile manufacturers or dealership networks to identify customers suspected of purchasing vehicles for export purposes. Being named in those databases may result in being blocked from purchasing certain car models. While automobile manufacturers and dealership groups do not publicly disclose the existence of such internal databases, our management believes such mechanisms are commonly used in the U.S. automotive retail industry to prevent parallel export activities.

●	“U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States; and

●	“we,” “us,” “our,” “our Company,” or the “Company” are to Hillhouse and its subsidiaries, as the case may be.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Such forward-looking statements include, among others, those statements including the words “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans” and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions regarding our business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. You should understand that many important factors, in addition to those discussed in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in local, regional, national, or global political, economic, business, competitive, market (supply and demand) and regulatory conditions identified under Risk Factors.

Other sections of this prospectus describe additional risk factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time, and it is not possible for our management to predict all risk factors and uncertainties, nor are we able to assess the impact of all of these risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks and others described under the section “Risk Factors” above are not exhaustive.

Given these uncertainties, readers of this registration statement on Form S-1 are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

MARKET DATA

We use market data throughout this prospectus. We have obtained certain market data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

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PROSPECTUS SUMMARY

Company Overview

We were incorporated under the laws of the State of Nevada on November 14, 2024. We are a holding company with no material operation of our own and conduct all of our operations through our wholly owned subsidiary, Hillhouse Capital Group Inc (“Hillhouse Capital”). We started our business as Hillhouse Capital, a California corporation in October 2022. In November 2024, we merged with our subsidiary, Hillhouse Frontier Holdings (“Hillhouse Holdings” or the “Company”), a Nevada corporation, through a share exchange and Hillhouse Capital became a wholly owned subsidiary of Hillhouse Holdings. Since our inception, we have focused on building a comprehensive automotive business based on the export of vehicles from the United States to our end customers in the People’s Republic of China (the “PRC” or “mainland China”) (not including Hong Kong), at the direction of our Hong Kong–based client. Our business is directly dependent on PRC end customers, which exposes us to significant regulatory risks, and failure to comply with potential PRC approval requirements could cause our operations to cease entirely and materially and adversely affect our operations. See “Prospectus Summary— Summary of Risk Factors—Business Risks—Our business is directly dependent on PRC end customers, which exposes us to significant regulatory risks, and failure to comply with potential PRC approval requirements could cause our operations to cease entirely and materially and adversely affect our operations”. Also see “Risk Factors—Business Risks—Our business is directly dependent on PRC end customers, which exposes us to significant regulatory risks, and failure to comply with potential PRC approval requirements could cause our operations to cease entirely and materially and adversely affect our operations.”

We operate a vehicle export business, specializing in sourcing new premium vehicles in the U.S. and selling them to a Hong Kong-based client. While the contractual purchaser is located in Hong Kong, the vehicles are shipped, at the client’s direction, directly from U.S. ports to ports in mainland China. We primarily purchased vehicles from authorized dealerships in 2023. Beginning in 2024, we expanded our sourcing channels and purchased a greater portion of vehicles from independent dealers. In 2025, we only sourced vehicles from independent dealers, which offered more favorable pricing than authorized dealerships. Under the authorized dealerships, we make payment directly to the authorized dealerships and arrange for third party intermodal trucking companies, which specialize in freight transportation between ports, rail terminals and inland logistics hubs, to pick up the purchased vehicles from the authorized dealerships. The titles to the vehicles are initially in the name of the purchasing agents with the understanding that the purchasing agents are acting as our proxies and that we actually own the purchased vehicles. To our knowledge, this practice has not been tested in a court proceeding, nor is it based on a formal legal opinion. In addition to our purchases from authorized dealerships, we also buy vehicles directly from independent dealers – particularly when specific models are unavailable through our typical channels due to inventory limitations, regional allocation constraints, or brand-specific distribution strategies. These independent dealers often operate domestic resale networks, enabling us to access vehicles that may not be readily available in our region. We pay these independent dealers based on our purchase orders when the vehicles are delivered by them to a designated port for export. We do not involve purchasing agents in the transactions with independent dealers.

Luxury vehicle manufacturers and official distributors often impose contractual clauses on authorized dealerships that prevent them from knowingly selling vehicles for export and have taken measures to restrict third-party export activities, such as limiting vehicle purchases by parallel-import dealers through contractual provisions or tracking purchases via “Suspect Customer Databases.” Utilizing purchasing agents has allowed us to purchase a large variety of vehicles for export in large quantity, without to our knowledge being put on the manufacturer’s “Suspect Customer Databases.”

Once a vehicle is purchased from an authorized dealer through a purchasing agent, we arrange local transportation within the U.S. so that the vehicle is picked up from the authorized dealerships and promptly delivered to a freight forwarders’ warehouse for shipment to the destination in the PRC ports specified by our client in Hong Kong. We ship the vehicles to the designated destinations only if we have received full payment for the vehicles. We oversee every aspect of the export process, including arranging for shipment by sea, managing customs clearance, and ensuring compliance with all regulatory requirements. This end-to-end service provides a seamless experience for our client who relies on us to handle the complexities of cross-border logistics.

By collaborating with independent purchasing agents and sales personnel who work for authorized dealerships, we benefit from their local expertise and resource networks, enabling us to maintain a reliable and scalable operation without the challenges associated with directly managing a large pool of agents. In 2024, we completed 67 transactions, including 34 with authorized dealerships and 33 with independent dealers and worked with 15 purchasing agents. For year ended December 31, 2024, our total revenue was $8,066,876 and net income was $878,363. In 2025, we completed 75 vehicle transactions, all with independent dealers, and did not engage any purchasing agents  because the vehicle prices of the independent dealers were more favorable than those of the authorized dealerships. We intend to continue to maintain both sourcing models in the future– through independent dealers and authorized dealerships – and select the most cost effective option based on prevailing market conditions. We intend to maintain our sourcing relationships as we believe access to both channels is critical to our maintaining an uninterrupted supply of vehicles. For year ended December 31, 2025, our total revenue was $8,116,310 and net income was $122,604.

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Our Competitive Strengths

We believe that we have built a competitive edge in the automotive export industry by leveraging key competitive strengths that differentiate us from our competitors and drive our long-term success. These strengths include:

Strong relationships with authorized dealership sales personnel

Our sourcing strategy is built on long-term, trust-based informal relationships with individual sales personnel at authorized dealerships in the U.S. The relationships have developed over time as prior to the first quarter of 2025 we consistently purchased vehicles through third-party purchasing agents who placed orders on our behalf. Because of the trust established with these individual sales personnel, we believe that they facilitate transactions efficiently and provide priority access to in-demand inventory. However, we cannot confirm whether these professionals prioritize our orders over other customers. Although we did not source vehicles from authorized dealerships in 2025, we continue to retain this as one of our sourcing models.

When we utilize purchasing agents, we enter into agent authorization agreements under which the agents act solely on behalf of our Company and acknowledge that all vehicles procured under our instructions are contractually recognized as our property, regardless of the name listed on the title. Under our current operational model, the vehicle title is registered in the name of the purchasing agent. However, because we make payment directly to the authorized dealerships and the agent authorization agreements state that ownership of the vehicles, and the full economic interests, risks, and benefits of ownership belong to us, we believe that we are the beneficial owner of the vehicles. In other words, the agents’ names appear on the titles, but we believe we are the ones who actually bear the benefits of ownership. Our position is based on industry practice and contractual arrangements; however, we have not obtained a legal opinion confirming this view, nor has it been tested in court to our knowledge. This arrangement creates a structural risk that a purchasing agent could, despite the contractual terms, sell the vehicle to a third party before the vehicle is delivered to our logistics providers. Although we have not experienced any such incidents to date, this risk underscores the importance of working with agents with whom we have established long-standing, trust-based relationships.

Streamlined Export Operations

Our export operations are structured around a standardized and efficient process that ensures smooth vehicle shipments. We work with established logistics providers and follow a streamlined workflow covering sourcing, custom clearance, and shipping. With a strong track record of timely deliveries and compliance with export regulations, our process minimizes delays and optimizes efficiency, providing a seamless experience for our clients.

Integrated Logistics and Freight Management

We work with carefully vetted third-party logistics providers and freight forwarders to ensure secure, efficient, and cost-effective vehicle shipments. Our selection process considers multiple factors, including the provider’s experience with international vehicle exports, compliance with U.S. Customs and Border Protection regulations, competitive pricing, and a proven track record of safe and timely delivery. We choose logistics partners with established relationships with major shipping lines and demonstrated capabilities in handling automotive exports through U.S. ports. Prior to engagement, we verify their licensing, insurance coverage and standard operating procedures.

We believe that this thorough vetting process has allowed us to minimize transportation risks and avoid unnecessary delays. To date, none of the vehicles we have exported have suffered damage during transit, reflecting the effectiveness of our logistics strategy evidencing our competitive advantage in consistently delivering vehicles safely and on schedule.

Stringent Compliance and Risk Management

Our deep understanding of U.S. export regulations, including EPA and DOT compliance, allows us to complete transactions within the current legal frameworks. By maintaining strict adherence to regulatory standards, we strive to mitigate risks and provide our clients with a reliable and transparent service. EPA (Environmental Protection Agency) and DOT (Department of Transportation) compliance are essential regulatory requirements for exporting vehicles from the U.S. The EPA regulates vehicle emissions and environmental impact to ensure exported vehicles meet U.S environmental standards. Vehicles must comply with the Clean Air Act, which sets limits on air pollutants. The DOT ensures vehicle safety standards are met before export, compliance with Federal Motor Vehicle Safety Standards (FMVSS), covering aspects like crash safety, lightning, and braking. Since we generally acquire vehicles directly from authorized dealerships, all the cars we export meet EPA and DOT compliance standards. These vehicles are originally manufactured for the U.S. market and fully adhere to emission regulations, safety requirements, and federal motor vehicle standards set by these agencies. As a result, there is no need for additional modifications or compliance checks. We retain proof of compliance through dealership invoices, EPA/DOT compliance labels, manufacturer documentation, and vehicle history reports, ensuring that every exported vehicle adheres to U.S. regulatory standards, without the need for future modification.

Scalable Business Model

Our operations are designed for scalability, enabling us to expand our export volume and service offerings without disrupting efficiency. As demand increases, we are positioned to adapt our processes, relationships, and logistics networks to support higher transaction volumes. Our business model is built on a pre-order basis, where customers place orders and typically pay the full purchase price for their vehicles upfront. This structure significantly reduces working capital pressure related to vehicle procurement, as we typically only purchase vehicles after receiving customer payments.

While this payment structure minimizes inventory-related cash flow burdens, it does not eliminate the need for continued investment in other areas such as technology systems, operational infrastructure and personnel as we grow. To sustain long-term scalability, we intend to enhance our support capabilities across sourcing, logistics, and client services.

We intend to continue to maintain both sourcing models in the future– through independent dealers and authorized dealerships – and select the most cost effective option based on prevailing market conditions. In situations where we engage purchasing agents, they act under written agreements that specify the Company has the actual vehicle ownership, even though the vehicles are often registered in the agents’ names. There is a potential risk that an agent could attempt to resell the vehicle independently. To date, we have not encountered any such incidents.

Strong Customer Relationship

With a client-centric approach, we prioritize transparency, efficiency, and service reliability. Over time, we have developed a strong and stable relationship with a single long-term corporate customer in Hong Kong. Our ability to consistently deliver high-quality vehicles has earned us their trust and positioned us as a reliable partner in their parallel-import vehicle supply chain.

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Our Growth Strategy

We are committed to sustainable growth through strategic expansion, diversification, and operational efficiency. Our growth strategy focuses on the following key areas to strengthen our market position and drive long-term success:

•	Expansion into High-Demand Markets. We plan to expand into Southeast Asia and Middle East, where demand for U.S. luxury vehicles is strong. These regions provide opportunities to tap into a broader client base seeking U.S.-made high-performance and luxury vehicles.

•	Strengthening Our Sourcing Capabilities. We intend to further develop our relationships with dealership sales personnel, independent dealers and purchasing agents to allow us to secure more inventory and optimize pricing.

•	Diversification into Car Subscription Services. To complement our export business, we intend to enter the car subscription market in the future.

•

Investing in Technology and Logistics. We plan to enhance our logistics and tracking capabilities to improve inventory management and optimize transportation efficiency. We also intend to invest in technology solutions, such as an order management system and CRM (customer relationship management) tools, to enhance operational scalability.

•	Expanding Marketing and Business Development Initiatives. We intend to strengthen our marketing efforts to increase brand recognition among high-net-worth buyers, to develop new client relationships in destination markets, and to reinforce our ties with our Hong Kong-based client who provides us with recurring orders. As part of our international expansion efforts, we have received four letters of intent (LOIs) from parallel-import vehicle dealers located in Cambodia, Germany, South Korea, and Dubai. Each of these dealers have indicated their intent to engage us as a vehicle sourcing partner, whereby we would serve as their vendor for procuring U.S.-sourced vehicles for resale in their local markets. These prospective arrangements reflect growing international interest in accessing American-made vehicles through our platform and provide early validation of the demand in multiple non-PRC markets.

Recent Development

We intend to launch a car subscription business through our newly incorporated Flexown subsidiary, which we believe will diversify our business and aligns with the growing global trend toward flexible vehicle ownership models.

Our Industry and Business Model

We operate in the vehicle export industry, focusing on sourcing premium automobiles from the U.S. and delivering them to a client based in Hong Kong. The automotive sector is one of the most significant U.S. export industries, with leading manufacturers such as Ford, General Motors and Stellantis exporting approximately one million vehicles annually to over 100 markets. Since 2009, U.S. automotive exports have grown by 76%, underscoring the sector’s critical role in driving economic growth and job creation. We believe that the increasing demand for U.S.-made vehicles in Asian markets provides us with a strong foundation to scale our export operations.

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Export Market Structure and Competitive Positioning

The U.S. automotive export market caters to a diverse set of international buyers, including private consumers, businesses and parallel-import vehicle dealers in regions such as China, the Middle East, and Europe. The market benefits from strong global demand for American-made vehicles, particularly premium and high-performance models that may not be readily available in other regions. The parallel-import segment—where vehicles are purchased directly from overseas markets and imported outside of official manufacturer distribution networks—has become an increasingly popular alternative to traditional imports. As an example, the Dodge Challenger SRT Hellcat, a supercharged 6.2 L V8 muscle car, is not officially sold in the PRC due to stringent emission standards; however, it may be sold to consumers in the PRC by parallel importers. Officially introducing a vehicle through local authorized 4S dealerships, requires an extensive number of filings and regulatory procedures. 4S dealerships are authorized automobile dealerships in China that offer sales, spare parts, service and survey. Authorized dealerships are commonly referred to as “4S stores”, which is simply a localized term for the same concept as authorized dealerships in the U.S. In contrast, parallel importers benefit from a fast-track approval process, allowing for much quicker entry into the market. As result, many new models can be imported to PRC far more rapidly. The Tesla Cybertruck is not yet officially available through Tesla authorized dealerships in China, but it has already entered the market through parallel importers. Other examples of new car models that are not available through official 4S dealerships but that have been imported by parallel importers are the GMC Hummer EV SUV EDITION 1, Cadillac Escalade ESV Full-size Luxury SUV (extended wheelbase version), Ford Bronco Raptor High-performance Off-Road SUV. These examples illustrate how parallel import channels provide end consumers with greater access and broader selection of vehicle models that are otherwise unavailable through local authorized dealerships. By leveraging parallel-import options, consumers in markets like the PRC are able to purchase high-demand, premium, or newly released vehicles without being limited by the regulatory and supply constraints faced by local authorized dealerships. This flexibility makes parallel imports an increasingly attractive alternative for discerning buyers seeking exclusive or early-access models.

Parallel-import vehicles offer a distinct price advantage, typically costing 10% to 15% less than traditional imports due to their bypassing multiple distribution layers, such as national distributors, regional dealers, and local dealers. This cost efficiency, combined with access to exclusive vehicle models and variable configurations that may not be available locally, makes U.S.- exported vehicles highly attractive in markets such as the PRC. While some Chinese consumers may opt for domestically produced gasoline vehicles or Chinese new energy brands due to pricing considerations, certain high-demand models are simply not available through authorized dealerships. We believe that this scarcity will ensure that parallel imports will continue to have a strong market, as they provide access to exclusive vehicle models that consumers cannot purchase through traditional dealership channels. These models, which are not yet available through authorized dealerships in China, are often sold at higher prices due to the lack of official pricing benchmarks.

We specialize in exporting new U.S. luxury vehicles having MSRPs of at least $80,000, targeting affluent consumers and dealers seeking premium luxury brands, such as Mercedes-Benz, BMW, Audi and Cadillac. Unlike smaller parallel - automobile exporters —typically family-run businesses—we operate through a structured purchasing model with authorized dealerships (i.e., purchasing from them through purchasing agents) and independent dealers, ensuring a stable and scalable supply chain. While dealerships themselves do not officially appoint purchasing agents, individual sales personnel within authorized dealerships often work with trusted purchasing agents to facilitate bulk transactions. Many high-volume car buyers (such as exporters, or fleet buyers) require an efficient way to procure multiple vehicles. Over time, dealership sales personnel recognize these repeat buyers and form relationships with specific purchasing agents who act on behalf of exporters or other bulk buyers. While dealerships do not “designate” agents in an official capacity, individual salespeople within the dealership have trusted purchasing agents they prefer to work with due to past transactions, reliability and efficiency in closing deals. Those purchasing agents help move inventory faster, benefiting the dealership’s sales targets. We believe that this strategic sourcing capability strengthens our competitive position.

Trade Policies Affecting Automotive Exports

Automobile manufacturers and their official distributors often implement measures to restrict parallel-export activities, aiming to preserve regional pricing structures and maintain brand control in overseas markets. These restrictions are typically embedded in dealership agreements, prohibiting authorized dealerships from knowingly selling vehicles intended for export, especially when the buyer is known or reasonably suspected to be a parallel importer. To enforce these restrictions, manufacturers may use centralized systems and maintain “Suspect Customer Databases,” which track purchasing behavior and flag individuals or entities suspected of engaging in export-related activity.

These industry practices create operational challenges for automotive exporters like us. If a purchasing agent or associated buyer is flagged in such a database, it may lead to the refusal of future transactions on certain models or termination of dealership relationships. Consequently, maintaining a flexible and diversified sourcing model is essential to sustaining business continuity and minimizing disruption.

To navigate these challenges, we have developed a strategic sourcing approach that avoids centralized, dealership-level procurement contracts and instead focuses on informal relationships with individual sales personnel at multiple authorized dealerships across different states. These sales personnel, in turn, facilitate transactions through purchasing agents by helping coordinate within the dealership’s official ordering system and providing insight into inventory, allocations and production schedules. All transactions are conducted through the dealership’s formal ordering and fulfillment systems. We believe that this decentralized model reduces concentration risk, limits exposure to manufacturer surveillance systems, and enhances our ability to access in-demand inventory.

However, this structure also presents limitations. Because it relies on informal relationships at the individual level, it may be subject to turnover and inconsistent performance. If a purchasing agent is flagged or individual sales personnel become unavailable, we may experience delays or be required to rapidly expand our sourcing network. These risks may adversely impact our operational efficiency, procurement costs and scalability.

The People’s Republic of China (“PRC”) permits parallel imports of vehicles through designated free trade zones and pilot programs under simplified regulatory regimes. According to a 2016 joint policy issued by eight PRC ministries, including the Ministry of Commerce and the General Administration of Customs, companies operating within such zones can apply for the automatic import licenses for parallel-import vehicles without needing OEM authorization, streamlining the import process. (Ministry of Commerce of the People’s Republic of China et al. (2016, March 4). Several Opinions on Promoting the Pilot Program for Parallel Import of Automobiles. The Central People’s Government of the People’s Republic of China. Retrieved from http://www.gov.cn/zhengce/2016-03/04/content_5049051.htm)

We operate solely as the exporter of record from the United States and are not involved in any importation procedures within the PRC. While our customer is based in Hong Kong, the vehicles we sell are shipped directly from U.S. ports to PRC ports, as designated by our customer. Accordingly, no import procedures or customs declarations are undertaken in Hong Kong. Upon arrival at PRC ports, all importation, customs clearance, and regulatory procedures are handled exclusively by the Hong Kong buyer’s appointed customs brokers within the PRC.

We are not required to provide any supporting documentation for importation procedures in the PRC, nor do we act as the importer of record or participate in any regulatory or compliance processes in connection with the customs clearance of the vehicles we export. As part of our standard sales process, we email the copy of window sticker for each vehicle to Burlington Venture Partners Ltd. (“Burlington”) at the time of sale. The window sticker contains official vehicle specifications and the manufacturer’s suggested retail price (MSRP) and is typically used by Burlington and its appointed customs broker as the basis for calculating import duties in the PRC. Following shipment, all matters relating to importation, taxation, and regulatory compliance are handled independently by Burlington or its designated customs clearance agents within the PRC.

To our knowledge, there are currently no PRC laws or regulations that expressly impose licensing, registration, or compliance obligations on foreign exporters of vehicles in connection with parallel importation into the PRC. Under the existing legal and regulatory framework, the responsibility for customs declaration, tax payment, certification, and compliance with applicable PRC laws rests solely with the importer of record within the PRC. We are not aware of any PRC statute or administrative regulation that expressly exempts foreign exporters from scrutiny or compliance obligations, nor are we aware of any provision that affirmatively imposes such obligations. We have not obtained a formal legal opinion on this matter, and this interpretation has not been tested in any judicial proceeding in the PRC.

If PRC authorities were to adopt a different interpretation or introduce new requirements that impose obligations on foreign exporters in the future, we would expect to become aware of such changes in advance and adjust our operations to obtain required licenses, registrations, or any other compliance requirements. While we do not believe such changes would result in direct fines or penalties to us, they may lead to delays to our supply chain and such delays could adversely affect our operations, reduce our revenues, and negatively impact the market price of our securities.

Notwithstanding the foregoing, we acknowledge that our current business model depends entirely on the demand for parallel -import vehicles from end customers located in the PRC. If PRC regulatory authorities were to determine that foreign exporters such as us are required to obtain licenses, approvals or other permissions to continue exporting vehicles into the PRC, and if we are unable to obtain such permissions, our operations could cease entirely. Any such development would materially and adversely affect our business, results of operations, financial condition, and the market price of our securities.

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Vehicle Export Business

In the two years ended December 31, 2025, we concentrated our efforts on satisfying the demand for vehicles from Burlington, an automobile dealer in Hong Kong that is engaged in the distribution of imported vehicles in Asia, primarily in mainland China. Burlington relies on us for access to a large and diverse choice of vehicles, which significantly simplifies their sourcing and management processes. We receive purchase instructions from this client, pursuant to which we facilitate vehicle purchases, and provide export customs clearance including obtaining the necessary documentation. Upon delivery to the designated ports in mainland China, our Hong Kong-based client assumes all costs and risks associated with customs clearance and subsequent distribution.

Our Suppliers

We have obtained our vehicles from both authorized dealerships and independent local dealers in the United States. In 2024, we sourced vehicles from eight authorized dealerships and 4 independent dealerships. In 2025, we sourced vehicles from two independent dealers and did not engage any purchasing agents. We intend to continue to maintain both sourcing models in the future– through independent dealers and authorized dealerships – and select the most cost effective option based on prevailing market conditions.

From authorized dealerships:

When acquiring vehicles from authorized dealerships, we engage independent purchasing agents who complete transactions on our behalf. While our purchasing agents are not our employees and have no formal employment relationship with us or with the dealerships, we enter into a written Agent Authorization Agreement for each individual vehicle purchase. Pursuant to the Agent Authorization Agreements with these agents, we engage these agents for the purpose of purchasing the vehicles and the agents act as the buyer of record on the purchase order. The agents act solely on our behalf and acknowledge that all vehicles procured under our instructions are contractually recognized as our property, regardless of the name listed on the title. While the vehicle titles are not issued in our name, this does not affect our ability to export the vehicles, as U.S. Customs and Border Protection (CBP) regulations—specifically 15 CFR Part 30 and 19 CFR § 192.2—do not require the exporter to be the titleholder. Instead, exporters must submit, at least 72 hours before export, a copy of the title (to confirm the vehicle is lien-free), a bill of lading, and proof of ownership or contractual rights to export. Our Agent Authorization Agreements include terms confirming our ownership, the agent’s intermediary role, cooperation obligations in the export process and indemnification provisions. These positions are based on industry practice and contractual rights, but we have neither received a legal opinion confirming our position nor has such position been tested in a court proceeding to our knowledge.

From independent dealerships:

When certain vehicles are not available through our authorized dealership network – whether due to brand-specific sales strategies or regional allocation constraints – we also source them from independent dealers, which are not affiliated with any particular brand and often maintain broader or more flexible inventory. These dealers often operate domestic resale networks and are able to obtain vehicles from other regions, such as East Coast authorized dealerships, and make them available on the West coast where we are based. This allows us to fulfill special or time-sensitive vehicle requests from clients that fall outside standard allocations. For purchases from these suppliers, we transact directly with them, and they issue a Bill of Sale to us.

We believe that this dual-supplier strategy allows us to navigate manufacturer-imposed restrictions while maintaining a flexible and diversified sourcing network.

Services and Operational Flow

Procurement Strategy and Process

We operate on an order-driven procurement model, ensuring that we purchase vehicles based on confirmed client demand, thereby minimizing inventory risks. Risks involved in purchasing inventory without a confirmed client demand include the tie-up of capital, depreciation risks, market fluctuations, and storage and logistics costs. By strictly adhering to an order-driven approach, we reduce financial exposure, improve operational efficiency, and maintain a lean, demand-responsive procurement strategy. Our procurement process follows these key steps:

•

Customer Order and Deposit: We currently receive orders from our Hong Kong-based client, specifying the required vehicle models they wish to purchase. Based on these orders, we provide a quotation based on our understanding of the market price and related costs. The client provides us with the full purchase price we pay for the vehicle including the shipment costs as a deposit before we proceed with the vehicle acquisition.

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•	Targeted Vehicle Procurement: Once the payment is received, we source the exact vehicle model from local U.S. automobile dealers.

•	Additional Vehicle Proposal: On a daily basis, we also identify and propose additional vehicles outside the original order that may align with our client’s interests, providing them with more purchasing options. Because of our established cooperation with dealerships, sales personnel frequently notify us when certain vehicle models become available, particularly those in high demand or with limited allocations. When such opportunities arise, we evaluate the potential market demand and propose these additional vehicles to our client. This approach allows us to capitalize on exclusive dealership offers, secure high-demand vehicles that may not be readily available through standard channels, and provide our client with more diverse purchasing options, all while maintaining a flexible and demand-driven procurement strategy.

Transaction and Payment Process

While we pay directly to authorized dealers for vehicle purchases, the vehicle title is initially registered under the purchasing agent’s name. After the transaction is completed, the vehicle is contractually recognized as our property, regardless of whether the title has been formally transferred. Our agreements with our purchasing agents explicitly state that ownership of the vehicles belongs to us. This ensures that we can deliver vehicles to clients promptly without unnecessary delays caused by title processing. To our knowledge, this practice has not been tested in a court proceeding, nor has it been confirmed in a legal opinion. We cover all costs, fees, and taxes associated with the purchased vehicles. Vehicles are then delivered to a designated warehouse or other agreed-upon location for further processing and shipment. Even when purchasing from independent dealerships, we arrange for vehicles to be picked up directly after purchase and transported to the freight forwarder warehouse, ensuring efficient logistics management.

Competition

The U.S. automobile parallel export industry is highly competitive and constantly evolving, consisting mostly of small-scale exporters and family-run businesses with limited supply capabilities. Unlike industries with dominant corporate players, automobile parallel exporting is largely fragmented, with exporters operating independently.

Our most significant competition comes not from other U.S.-based parallel exporters but rather from authorized dealerships located in the destination markets served by our corporate client. These dealerships, backed by manufacturers, have the ability to offer direct discounts, and promotional pricing that may bring their prices lower than parallel-imported vehicles, provide manufacturer-backed warranties and financing options making their vehicles more attractive to local buyers, and receive priority inventory allocation ensuring they have a steady supply of popular models without the logistical complexities of importing.

Governmental Regulations

Automobile Exportation Laws and Regulations

The exportation aspect of our business is subject to U.S. federal regulations, particularly the requirements outlined in 19 CFR § 192.2, which govern the exportation of motor vehicles. As part of these regulations, we must comply with the following procedures:

•

Customs Inspection and Documentation: Before export, we may be required to present both the vehicle and supporting documentation at the port of exportation, including the Vehicle Identification Number (VIN) or product identification number, at least 72 hours before shipment for U.S. Customs to verify the authenticity of the documents.

•

Title Requirements: For the exportation of U.S.-titled vehicles, we must provide Customs and Border Protection (CBP) with the vehicle’s original certificate of title. While the title is required for U.S. CBP to process export clearance, it does not need to be registered under our name. The primary purpose of presenting the title is for CBP to verify that the vehicle has a clean title status and is free of any liens or encumbrances. This ensures that the vehicle is legally eligible for export under U.S. regulations. Failure to comply with these exportation requirements may result in delays, fines, or seizure of vehicles by U.S. Customs authorities.

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Our Corporate Structure The following diagram illustrates our corporate structure as of the date of this prospectus:

HILLHOUSE FRONTIER HOLDINGS INC. (NEVADA ENTITY) Incorporated on Nov 14, 2024
↓ 100%	100% ↓
Hillhouse Capital Group Inc. (California Entity) Incorporated on Oct 17, 2022	FLEXOWN INC. (California Entity) Incorporated on Jan 03, 2025

Our Securities

In February 2025, we amended and restated our articles of incorporation for reclassification of our authorized shares of common stock into two separate classes, 180,000,000 shares of Class A common stock, par value $0.0001 per share and 20,000,000 shares of Class B common stock, par value $0.0001 per share (collectively the “Common Stock). Holders of both classes have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock is entitled to one (1) vote per share of Class A common stock and each holder of Class B common stock is entitled to twenty (20) votes per share of Class B common stock. Due to the voting power of Class B common stock, the holder of Class B common stock currently and may continue to have a concentration of voting power, which limits the ability of holders of Class A common stock to influence corporate matters. See “Risk Factors—Common Stock and Trading Risks—The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.” Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. See “Description of Share Capital.”

Corporate Information

Our principal executive offices are located at 20955 Lycoming Street, Suite 201-208, Diamond Bar, California 91789. Our telephone number at our principal executive office is 661-508-8888. Our corporate website is www.hillhouse-group.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Summary of Risk Factors

Investing in our Class A common stock involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A common stock. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

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Business Risks

Our business is subject to a number of risks that may materially and adversely affect our financial condition, result of operations, and future growth prospects. These risks include, but are not limited to, the following:

•

A customer based in Hong Kong who purchases vehicles from us and resells them to customers in the PRC under the parallel-import model, accounted for substantially all of our revenue in the two years ended December 31, 2025. If the PRC government suspends or restricts its current parallel-import policy, or if this Hong Kong-based customer ceases, or materially reduces, its purchases from us, our business and operating results could be materially and adversely affected;

•

Our practice of exporting vehicles without holding legal title is based on industry practice and to our knowledge has neither been tested in a court proceeding nor is it based on a formal legal opinion; any change in applicable regulations or interpretation could materially and adversely affect our business;

•

As our current business model involves exporting U.S.–sourced vehicles to a Hong Kong-based importer for resale into the PRC market, the ongoing tariff  tensions between the U.S. and the PRC has reduced our customer’s orders due to higher PRC tariffs increasing landed costs and reducing price competitiveness, and could continue to materially and adversely affect our business;

•	Tariff policies in our proposed new markets may affect the commercial viability of our international expansion;

•

Any adverse change in political relations between the PRC and the U.S. or any other country from where auto brands that we export originate, including the ongoing trade conflict between the U.S. and the PRC, may negatively affect our business;

•

Our business is directly dependent on PRC end customers, which exposes us to significant regulatory risks, and failure to comply with potential PRC approval requirements could cause our operations to cease entirely and materially and adversely affect our operations;

•	Availability and demand for our services may be adversely impacted by economic conditions and other factors;

•

We are in the competitive parallel-import vehicle dealership industry and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance;

•

Changes in consumer demand in the PRC market towards fuel-efficient vehicles and electric vehicles, or a general decline in purchasing power of PRC consumers, could adversely affect our vehicle sales volumes and our results of operations;

•	The PRC government policies on the purchase and ownership of automobiles and stricter emission standards, may reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects;

•	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the increasingly strained relationship between the U.S. and China. Our business, financial condition and results of operations could be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions;

•	We may be subject to penalties or procurement restrictions if we utilize purchasing agents who are found to be in violation of dealership policies;

•	Our business and results of operations may be adversely affected by product defects, transportation damage, warranty limitations and vehicle recalls;

•	Any negative publicity about us, our services and our management may materially and adversely affect our reputation and business;

•	Future acquisitions may have an adverse effect on our ability to manage our business;

•

If our purchasing agents are flagged in internal “Suspect Customer Databases” maintained by automobile manufacturers or dealership groups, our ability to procure vehicles could be materially and adversely affected;

•	Manufacturer-imposed restrictions on exports may disrupt our vehicle souring strategy and adversely affect our operations;

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Legal, Regulatory, and Compliance Risks

•

Non-compliance with laws and regulations on the part of any third parties with whom we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance; and

•	We may from time to time be subject to claims, controversies, lawsuits and legal proceedings, which could adversely affect our business, prospects, results of operations and financial condition.

Common Stock and Trading Risks

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

•	There has been no public market for our Class A common stock prior to this offering, and you may not be able to resell our Class A common stock at or above the price you pay for them, or at all;

•	You will experience immediate and substantial dilution in the net tangible book value of Class A common stock purchased in this offering;

•

We have identified a material weakness in our internal control over financial reporting. If we do not adequately remediate the material weakness, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Common Shares may be materially and adversely affected;

•

The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders; and

•

We will be a “controlled company” within the meaning of the Nasdaq listing rules and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public stockholders.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Implications of Being a Controlled Company

Upon completion of this offering, Mr. Ma, our Chief Executive Officer, is expected to beneficially and indirectly own approximately 85.49% of the aggregate voting power of our outstanding shares of common stock and thus have the ability to determine all matters requiring approval by our stockholders, assuming the sale of 3,750,000 shares of Class A common stock we are offering and no exercise of the underwriters’ over-allotment option. As a result, we may be deemed a “controlled company” within the meaning of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that our director nominees be selected or recommended solely by independent directors; and

•

the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

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THE OFFERING

Shares of Class A common stock offered	3,750,000 shares of Class A common stock (or 4,312,500 shares of Class A common stock if the underwriters exercise the option to purchase additional shares in full).

Price per share	We currently estimate that the initial public offering price will be in the range of $4.00 to $6.00 per share of Class A common stock.

Shares of Common Stock outstanding prior to completion of this offering	11,400,000 shares of Class A common stock; 8,600,000 shares of Class B common stock.

Shares of Common Stock outstanding immediately after this offering

23,750,000 shares of common stock including (i) 15,150,000 shares of Class A common stock and (ii) 8,600,000 shares of Class B common stock, assuming no exercise of the underwriters’ over-allotment option.

24,312,500 shares of common stock including (i) 15,712,500 shares of Class A common stock and (ii) 8,600,000 shares of Class B common stock, assuming full exercise of the underwriters’ over-allotment option.

Listing

We have applied to have our Class A common stock listed on the Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our Class A common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A common stock will be approved for listing on Nasdaq.

Proposed ticker symbol	“HIFI”

Transfer Agent	VStock Transfer, LLC

Over-allotment Option	We have granted to the underwriters an option, exercisable within 45 days from the closing of this offering, to purchase up to an aggregate of 562,500 additional shares of our Class A common stock.

Use of proceeds

We intend to use the proceeds from this offering to fund working capital and for other general corporate purposes in support of our current business to supply vehicles sourced in the U.S. to be sold to our overseas client and to finance the development of our proposed car subscription business, the exploration of new business opportunities, and the enhancement of our technology systems. See “Use of Proceeds” on page 24 for more information.

Lock-up

All of our directors, officers and principal stockholders (5% or more stockholders), have agreed with the underwriters, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of six months from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors

The Class A common stock offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 12 for a discussion of factors to consider before deciding to invest in our Class A common stock.

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RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A common stock if you can bear the risk of loss of your entire investment.

Business Risks

A customer based in Hong Kong who purchases vehicles from us and resells them to customers in the PRC under the parallel-import model, accounted for substantially all of our revenue in the two years ended December 31, 2025. If the PRC government suspends or restricts the current parallel-import policy, or if this Hong Kong-based customer ceases or materially reduces its purchases from us, our business and operating results could be materially and adversely affected.

Our revenues have varied materially from quarter to quarter and are dependent on sales to, and collaboration with our customer in Hong Kong for whom we source new premium vehicles in the U.S to be shipped to end customers in the PRC. In the two years ended December 31, 2025,  one customer, Burlington Venture Partners Ltd. (“Burlington”), based in Hong Kong, accounted for 100% of our revenue.

On January 3, 2023, we entered into a master sales framework agreement with Burlington, which set forth the general terms and conditions between Burlington and us, including that (i) Burlington will prepay the full invoice amount to us prior to our shipment of the vehicles, (ii) Burlington will assume all risks and costs associated with the shipment, including insurance and import customs clearance, starting from the point the goods are loaded onto the vessel at the U.S. port of departure, and (iii) we will be responsible for the cost of transporting the goods to the port of destination. On August 1, 2023, we entered into a profit-sharing agreement with Burlington, which serves as a supplemental agreement to the existing master sales framework agreement and sets forth a new profit sharing business model. Under this new model, we generate revenue by earning a fixed income of $8,000 per vehicle regardless of the actual sales price Burlington sells cars to end customers. We are entitled to profit sharing payments once the full payment of sales price of the vehicle is received by Burlington and completion of quarterly sales reconciliation and settlement among us and Burlington. The settlement of the profit-sharing payments is conducted on a quarterly basis. Both the master sales framework agreement and the profit-sharing agreement may be terminated by either party pursuant to their respective provisions. As a result, the continuation of these arrangements is not guaranteed, and any termination could adversely impact our revenue model.

We believe our revenue concentration is primarily attributable to our limited history of commercial operations, which concentration we expect will dissipate as we enter into additional markets in Asia and the Middle East. However, until we can achieve more diversified sales, we may face risks associated with a concentrated customer base. There are risks whenever a significant percentage of revenue is concentrated with a limited number of customers. For example, revenue from these customers may fluctuate from time to time based on these customers’ business needs or financial condition, the timing of which may be affected by market conditions or other facts outside of our control. The ongoing trade conflict between the U.S. and the PRC may make it uneconomical for the sale of U.S. manufactured vehicles in the PRC. These customers could also potentially pressure us to reduce the profit share we currently receive, which could have an adverse effect on our financial position and results of operations. If Burlington terminates its relationship with us, such termination would negatively affect our revenues and results of operations.

In addition, most of our revenues to date have been derived from the sale of vehicles to a single Hong Kong-based customer, Burlington, which in turn resells those vehicles to end customers in the PRC through the parallel import model. Accordingly, our ability to continue generating revenue is highly dependent on the regulatory environment in the PRC, including the continued permissibility and practical implementation of the parallel import policy. The PRC government has significant authority to regulate, restrict, or prohibit parallel imports and may intervene in or influence Burlington’s operations at any time. Any suspension, restriction, or unfavorable change in the PRC’s parallel import regulations or broader import/export control policies could materially and adversely affect Burlington’s ability to resell vehicles to PRC customers or cause PRC customers to be unwilling to continue purchasing vehicles form us, which in turn would significantly impact our ability to generate revenue. Furthermore, if Burlington ceases or significantly reduces its purchase volume from us for any reason, including shifts in strategy, unfavorable market conditions, or inability to operate effectively under PRC regulations, our business, operating results, financial condition, and the market value of our securities could be materially and adversely affected, particularly in light of our current revenue concentration.

Our practice of exporting vehicles without holding legal title is based on industry practice and to our knowledge has neither been tested in a court proceeding nor is it based on a formal legal opinion; any change in applicable regulations or interpretation could materially and adversely affect our business.

We acquire vehicles from both independent dealers directly and from authorized dealerships through independent purchasing agents who act on our behalf. In transactions with authorized dealerships, the purchasing agent executes the purchase agreement in their own name but pursuant to a contractual arrangement under which we are recognized as the beneficial owner of the vehicle. In transactions with independent dealers, Hillhouse enters into the bill of sale directly.

Regardless of the source of the vehicle, title is not immediately transferred into Hillhouse’s name. The title issuance and transfer process can take a significant amount of time—ranging from several weeks to multiple months—due to dealership processing timelines and state registration procedures. As a result, the legal title often remains in the name of the purchasing agent or selling dealer at the time of export. The U.S. Customs and Border Protection (CBP) regulations currently do not require the exporter to be the legal titleholder. Instead, we rely on documentation, including bills of lading and title certificates that are usually under the name of the purchasing agent or selling dealer, to facilitate the export of vehicles. While this practice is consistent with current industry norms, to our knowledge it has not been tested in a court proceeding nor it is based on a formal legal opinion. There is no assurance that regulators, courts, or counterparties will not challenge our ownership claims or the validity of our export activities in the absence of title. Furthermore, if future changes to U.S. export laws or judicial interpretations require exporters to be the titleholder of record, we may be forced to restructure our procurement and export operations, which could result in increased costs, delays, or disruption to our business. Any such developments could materially and adversely affect our business, results of operations, and financial condition.

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Our business is and may continue to be adversely impacted by newly imposed tariffs and geopolitical tensions.

As our current business model involves selling U.S.–sourced vehicles to a Hong Kong-based importer for resale into the PRC market (the vehicles are shipped directly from the U.S. to the PRC), the ongoing tariff tensions between the U.S. and the PRC has already reduced our customer’s orders due to higher PRC tariffs increasing landed costs and reducing price competitiveness and could continue to materially and adversely affect our business.

As of May 12, 2025, the United States and the PRC entered into a bilateral tariff reduction arrangement under which the PRC reduced tariffs on certain U.S. goods from 125% to 10%, while the United States lowered tariffs on Chinese goods from 145% to 30%. This temporary reduction was subsequently extended, and as of February 23, 2026, the 10% tariff rate imposed by the PRC on goods imported from the United States remains in effect. On February 20, 2026, the U.S. Supreme Court struck down tariffs imposed by President Trump pursuant to executive orders issued under a national emergency statute. On the same day, President Trump announced a 10% across-the-board tariff, which he increased to 15% the following day. The underlying trade tensions and the potential reimposition of elevated tariffs may continue to pose risks to global supply chains and bilateral economic relations. As our current business model involves selling U.S.-sourced vehicles to a Hong Kong-based importer, who then resells the vehicles into the PRC market, higher tariffs imposed by the PRC government increased the total landed cost of our vehicles and reduced their price competitiveness relative to domestic or non–U.S. manufactured alternatives.

Although we are not the importer of record in the PRC and do not directly handle customs clearance in the PRC, these tariffs have been passed on to consumers in the PRC in the form of higher retail prices, thus dampening demand for U.S.-origin vehicles. In turn, this led to reduction in orders from our Hong Kong customer, who currently is our sole customer and is responsible for distributing vehicles purchased from us in the PRC parallel-import market.

Tariff policies in our proposed new markets may affect the commercial viability of our international expansion.

As part of our growth strategy, we have received letters of intent from prospective parallel-import vehicle dealers located in Cambodia, Germany, South Korea and Dubai. While these markets currently present viable opportunities for expansion, any future changes to their import tariff regimes could adversely affect our ability to competitively price U.S.-origin vehicles and, as a result, impact demand.

At present, we are not aware of any recently imposed or elevated tariffs targeting U.S. vehicle exports in these jurisdictions. Germany applies the European Union’s standard 10% import duty on passenger vehicles from outside the EU. South Korea benefits from reduced or zero tariffs under the U.S.–Korea Free Trade Agreement (KORUS FTA) and Dubai applies a 5% uniform import tariff. Cambodia has not introduced any punitive tariffs on U.S. vehicles. However, because tariff policies are subject to change due to geopolitical, economic, or regulatory developments, there can be no assurance that these favorable conditions will persist. If these or other destination countries increase import tariffs on U.S.-manufactured vehicles, it could reduce the commercial viability of our export model in those markets and materially impact our growth prospects.

Our business is directly dependent on PRC end customers, which exposes us to significant regulatory risks, and failure to comply with potential PRC approval requirements could cause our operations to cease entirely and materially and adversely affect our operations.

Our current business model relies primarily on demand from end consumers in the PRC market, although we do not sell directly to such consumers. To our knowledge, there are currently no PRC laws or regulations that expressly impose licensing, registration, or compliance obligations on foreign exporters of vehicles in connection with parallel importation into the PRC. Under the existing legal and regulatory framework, the responsibility for customs declaration, tax payment, certification, and compliance with applicable PRC laws rests solely with the importer of record within the PRC. We are not aware of any PRC statute or administrative regulation that expressly exempts foreign exporters from scrutiny or compliance obligations, nor are we aware of any provision that affirmatively imposes such obligations. We have not obtained a formal legal opinion on this matter, and this interpretation has not been tested in any judicial proceeding in the PRC. However, PRC regulatory authorities may determine in the future that foreign exporters are subject to such requirements. If we are required to obtain approvals or permissions and are unable to do so, our operations could cease entirely. Any such development would materially and adversely affect our business, results of operations, financial condition, and the market price of our securities.

Availability and demand for our services may be adversely impacted by economic conditions and other factors.

Currently, we derive substantially all of our revenue through the sale of exported vehicles. In particular, we source new automobiles from the U.S. market through a network of independent purchasing agents, who place orders with individual sales personnel at authorized dealerships based on informal arrangements. These purchasing agents are not formally retained or contracted by the dealerships and operate independently from them. While our purchasing agents are not our employees and have no formal employment relationship with us or with the dealerships, we enter into a written Agent Authorization Agreement for each individual vehicle purchase. Each such agreement authorizes the purchasing agent to act on our behalf solely in connection with the specific transaction for that vehicle and does not constitute a master services agreement or establish any long-term contractual commitment.

We then resell these vehicles to our Hong Kong vehicle importer, who instructs us to directly ship the vehicles to the PRC. The vehicle export industry is influenced by general economic conditions, the level of personal discretionary spending, interest rates, exchange rates, fuel prices, supply conditions, and consumer transportation preferences. Uncertainty in the economy can negatively impact consumer spending. In addition, our operations are heavily influenced by the general economic conditions and consumer spending habits in the PRC market into which our vehicles are ultimately exported. Notably, we do not require the use of purchasing agents when sourcing vehicles from independent dealers, as these dealers are not subject to the same manufacturer-imposed export restrictions as authorized dealerships.

We are in the competitive parallel-import vehicle dealership industry and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance.

The vehicle export industry in the U.S. is relatively competitive and rapidly evolving, with many new companies entering the industry in recent years. We compete directly with other companies that export vehicles to the PRC, although most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S. Competition can be increasingly intense and is expected to increase significantly in the future. The increased competition may lead to price reductions for vehicle sales, which may result in reduced margins and a loss of market share for us. We compete with other competitors on the following bases:

•	brand recognition;

•	quality of services;

•	effectiveness of sales and marketing efforts;

•	pricing and discount policies; and

•	hiring and retention of talented staff.

Our competitors may operate with different business models, have different cost structures, and may ultimately prove to be more successful or more adaptable to new regulatory, technological, and other developments. They may in the future achieve greater market acceptance and recognition and gain a greater market share. It is also possible that potential competitors may emerge and acquire a significant market share. If existing or potential competitors develop or offer services that provide significant performance, price, creative optimization, or other advantages over those offered by us, our business, results of operations, and financial condition would be negatively affected. Our existing and potential competitors may enjoy competitive advantages over us, such as longer operating history, greater brand recognition, larger client base, and better value-added services such as providing financial services for customers’ vehicle purchases. We may lose clients if we fail to compete successfully, which could adversely affect our financial performance and business prospects. We cannot guarantee that our strategies will remain competitive or successful in the future. Increasing competition may result in pricing pressure and loss of our market share, either of which could have a material adverse effect on our financial condition and results of operations.

13

Changes in consumer demand in the PRC market towards fuel-efficient vehicles and electric vehicles, or a general decline in purchasing power of PRC consumers, could adversely affect our vehicle sales volumes and our results of operations.

We currently generate all of our revenue from the sale of vehicles to one Hong Kong import car dealer, who in turn resells those vehicles to consumers in the PRC (the vehicles are shipped directly from the U.S. to the PRC). As such, our sales are highly dependent on the Chinese consumers’ demand for such vehicles. Volatile fuel prices have affected and may continue to affect the Chinese consumers’ preferences in connection with the sales of our vehicles. With rising fuel prices, consumers are less likely to purchase large, expensive vehicles, such as sport utility vehicles or luxury automobiles, and more likely to purchase smaller, less expensive, and more fuel-efficient vehicles. Lower fuel prices, on the other hand, could have the opposite effect. As such, we could suffer a material adverse effect on our business and results of operations if fuel prices rise sharply. Fuel prices, improvements in electric vehicles, and more electric vehicle options have all contributed to increased consumer demand for fuel-efficient and electric vehicles. As the demand for electric vehicles rises, we may need to adapt by selling more fuel-efficient cars or electric vehicles. In the event that we are unable to meet the consumer demand, our vehicle sales volumes and operating results may be adversely affected. Additionally, as we currently focus on luxury vehicle brands, our operations depend largely on the purchasing power of PRC consumers. The adverse impact of the COVID-19 pandemic and the implementation of restrictive governmental measures intended to control the spread of the virus (such as lockdowns, closures, quarantines, and travel bans), have imposed significant challenges to China’s economy, which have caused, and may continue to cause, a declining purchasing power of PRC consumers. In the event that the purchasing power of PRC consumers continues to decline, and if we are unable to find substitute demand for our services, our business, financial condition and results of operations may be adversely affected.

The PRC government policies on the purchase and ownership of automobiles and stricter emission standards, may reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects.

The PRC government policies on automobile purchase and ownership may negatively affect our business and growth prospects because of their influence on our end consumer’s purchasing behavior. For example, to curb urban traffic congestion, certain cities in the PRC, such as Beijing, have adopted regulations and ordinances that limit new automobile registration or restrict automobile use. Specifically, at the end of 2010, the Beijing municipal government enacted a number of measures to limit the number of new license plates to be issued each year. These and any future anti-congestion ordinances in the PRC, which is our ultimate market, may restrict the ability of our end consumers to purchase automobiles and in turn reduce customer demand for automobiles.

Furthermore, the PRC government has recently promulgated laws, regulations, and policies to reduce automobile emissions. There is no guarantee that the PRC government will not continue to issue stricter regulations and policies relating to emission standards for automobiles sold in the PRC, which may substantially reduce the market demand for our services. As a result, our financial condition, results of operations, and growth prospects may be adversely affected.

Any adverse change in political relations between the PRC and the U.S. or any other country from where auto brands that we export originate, including the ongoing trade conflict between the U.S. and the PRC, may negatively affect our business

All of our vehicles are purchased from the U.S. market and sold to a Hong Kong parallel-import vehicle dealer (the vehicles are shipped directly from the U.S. to the PRC). In the event of any significant deterioration in the PRC’s relations with the U.S. or any other countries from which these brands originate, customers in the PRC may refrain from purchasing some of the brands we sell, or legislation may be enacted that would negatively affect our business interests in the PRC. For example, due to the increased tariffs caused by the ongoing trade conflicts between the U.S. and China, the costs of importing and exporting raw materials for automotive manufacturing and finished automobiles have increased. Consequently, we must raise the prices of our vehicles to cover the increase in costs. Given that we cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and China, our supply chain, costs and profitability may be negatively impacted by the adoption and expansion of trade restrictions, the continuation of the trade conflicts, or other government actions related to tariffs, trade agreements, or related policies. Increasing costs or decreasing availability could negatively affect our financial results and operational metrics. Although the PRC government temporarily reduced tariffs on U.S. –origin vehicles to 10% for a 90-day period in May 2025, this measure may only provide short-term relief. Future changes to tariff rates remain uncertain and could have a material adverse effect on our sales volumes, pricing flexibility and overall financial condition.

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We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the increasingly strained relationship between the U.S. and China. Our business, financial condition and results of operations could be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, there was a full-scale military invasion of Ukraine by Russian troops. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to continuing market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The military conflict in Ukraine has led to sanctions and other penalties being levied by the U.S., European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although our business has not been materially impacted by the ongoing military conflict between Russia and Ukraine to date, it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus. In addition, the U.S.-China relationship has recently faced increased challenges. Because our sales to the PRC market represent substantially all of our revenue, our business relies on a stable economic and political relationship between the U.S. and China. However, the tensions between the two countries have intensified as exemplified by the ongoing trade conflict between the two countries, and there is significant uncertainty about the future relationship between the two countries with respect to trade policies, treaties, government regulations and tariffs. A deteriorating relationship between the U.S. and China, or a prolonged stalemate between them, could materially adversely affect our business, results of operations and financial condition.

We may be adversely affected by the effects of inflation and a potential recession.

Inflation has the potential to adversely affect our liquidity, business, financial condition, and results of operations by increasing our overall cost structure, particularly if we are unable to achieve commensurate increases in the prices we charge our customers. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, weakening exchange rates, and other similar effects. As a result of inflation, we have experienced and may continue to experience, cost increases. In addition, poor economic and market conditions, including a potential recession, may negatively impact market sentiment, decreasing the demand for automobiles, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of the inflation as well as a potential recession, our business, financial condition and results of operations could be adversely affected.

Our business, financial condition and results of operations could be materially adversely affected if luxury car manufacturers decrease prices for vehicles sold in the PRC market.

Our success largely depends on the strong demand for luxury vehicles from end consumers in the PRC, who purchase imported cars due to their cost advantage compared to those sold by local distributors authorized by the manufacturers. However, if manufacturers significantly lower their selling prices for vehicles in the PRC market, consumer preference for parallel imported vehicles may decline, which could negatively impact our business, financial condition and results of operations.

15

We may be subject to penalties or procurement restrictions if we utilize purchasing agents who are found to be in violation of dealership policies.

Upon completion of this offering, our operations and business model will likely become more visible to automobile manufacturers and authorized dealerships that may view parallel export activities as contrary to their commercial interest. This increased visibility could make us a target for actions intended to disrupt, restrict, or eliminate our ability to source vehicles, or impose contractual restrictions on dealerships that have entered into transactions with our purchasing agents.

Some automobile manufacturers monitor parallel exports from the United States to foreign markets by collecting U.S customs data and analyzing vehicle identification numbers (VINs). If a vehicle is exported shortly after its purchase, typically within six months, the manufacturer may trace it back to the originating dealership and impose penalties on that dealership. To our knowledge, manufacturers do not require all dealerships to obtain non-export agreements from retail buyers. Based on information obtained from other parallel-automobile exporters (“industry participants”) unaffiliated with us, we understand that some dealerships may choose to do so at their own discretion. We believe that these non-export agreements are not standardized, are not uniformly applied, and are not required by the manufacturers. To date, none of the dealerships we have dealt with in the past have ever requested that our purchasing agents, when used, sign such non-export agreements. As a matter of policy, we will not source vehicles from dealerships that require purchasers to sign a non-export agreement.

We are aware, through discussions with industry participants, that in cases where such agreements were signed and vehicles were exported in breach of the agreement, authorized dealerships have pursued legal action. We have never reviewed any non-export agreements ourselves and therefore cannot confirm whether they specify penalties for breach. Based on information obtained from industry participants, such agreements generally do not set forth specific penalty amounts. However, we understand from industry participants that in certain cases where purchasing agents have signed such agreements and the vehicles were later exported, the agents were fined approximately $10,000. We cannot confirm whether such penalties are consistently imposed. As of the date of this prospectus, none of our purchasing agents has ever signed such agreements or been subject to any such penalties. Because our purchasing agents have not signed such agreements, manufacturers would not have a contractual basis to impose penalties on them. Accordingly, we have not been required to make any payments or reimbursements in respect of such penalties.

We have expressly instructed purchasing agents not to enter into non-export agreements with authorized dealerships. If an agent were nevertheless to disregard this instruction and sign such an agreement, any resulting breach could expose the agent personally to financial penalties or restrictions on purchasing certain vehicle modes, for which we could not be responsible.

If a manufacturer were to impose penalties on the purchasing agents we utilized even without the agents having signed a non-export agreement, we would expect to cover such penalties in order to preserve our sourcing relationship. As of the date of this prospectus, we have not encountered such situations. Nevertheless, there remains a risk that manufacturers could seek to impose penalties or restrictions in the future. If such an outcome were to occur, it could materially disrupt our procurement of vehicles through purchasing agents, significantly increase our operating costs, and result in reputational harm or legal exposure, any of which could materially and adversely affect our business, results of operations, and the market price of our securities.

Our agreements with purchasing agents require them to maintain strict confidentiality regarding their relationship with us, including refraining from disclosing to any authorized dealership that they are acquiring vehicles on our behalf, unless expressly authorized by us in writing. If a purchasing agent breaches this obligation and such disclosure results in the imposition of penalties or other adverse consequences by the dealership or manufacturer, we would not be responsible for reimbursing the agent for such penalties.

If, in the future, automobile manufacturers were to implement a uniform policy requiring all U.S. retail purchasers to sign non-export agreements as a condition of sale, our ability to procure vehicles through the agent-based model could be significantly impaired. Such a policy shift would limit or eliminate access to dealerships willing to sell vehicles without export restrictions, thereby reducing our available sourcing channels.

Our business and results of operations may be adversely affected by product defects, transportation damage, warranty limitations, and vehicle recalls.

We provide a 180-day warranty for each vehicle sold, under which we reimburse repair costs for defects but do not accept returns. As an exporter, we are not directly involved in after-sales service in the PRC. Although we purchase our vehicles from reputable U.S. authorized and independent dealerships, there remains a risk that certain vehicles may be subject to manufacturing defects, damage during transit, or post-sale technical issues. In the event that a vehicle is found to be damaged upon arrival at the port—such as during container unloading—we follow a standard protocol to determine the cause and scope of the damage. Under PRC customs procedures, container inspections are conducted in the presence of customs officers equipped with body-worn law enforcement cameras, and we request the customs officers or unloading personnel to provide photographic evidence from the time of de-containerization. In addition, we engage third-party inspection agencies operating at the port to conduct independent assessments and issue formal inspection reports.

If the inspection confirms that the damage—such as engine or transmission failure—occurred during shipping or prior to delivery, we coordinate with our Hong Kong customer to arrange for immediate repairs. In such cases, the Hong Kong customer will cover the repair costs up front, and we will reimburse them based on actual expenses incurred, supported by valid invoices and inspection documentation, but we do not accept returns.

However, once the vehicle is sold by our Hong Kong customer to an end customer in the PRC, the vehicle becomes subject to the “Three Guarantees” (repair, replacement, and return) policy mandated under PRC regulations, which is required for vehicle registration. For parallel-import vehicles, warranty services are typically provided by the company that issues the final sales invoice to the end customer in China. These warranty packages are often purchased from third-party providers and may include different levels of protection:

•	Three major components warranty covering the engine, transmission and chassis;
•	Two components warranty covering just the engine and transmission; or
•	Full-vehicle warranty which offers coverage similar to that of authorized dealers (e.g., three years or 60,000 kilometers, whichever comes first).

In practice, most vehicles sold through free trade zones require the buyer to purchase at least a major components or full-vehicle warranty, ensuring that the vehicle can be registered and meets national consumer protection standards. In such cases, the responsibility for any future mechanical or quality issues is transferred to the third-party service provider offering the “Three Guarantees” coverage, and Hillhouse no longer bears any liability for those vehicles after the point of sale into the PRC market.

While we have not received any reimbursement claims related to product defects or shipping damage to date, we cannot guarantee that such incidents will not occur in the future. We provide a 180-day warranty for each vehicle sold, under which we will reimburse repair costs for defects, but we do not accept returns and do not maintain any third-party insurance coverage for such warranty obligations. To date, we have not experienced any material claims. Any future increase in warranty claims—particularly those involving high-cost repairs—would be funded entirely at our expense and could materially affect our financial performance. In addition, vehicle recalls initiated by manufacturers could negatively affect consumer confidence in the quality and safety of the affected brands. Given that parallel-import vehicles in the PRC may not be eligible for the same manufacturer-backed warranty coverage as vehicles sold through authorized dealerships, some consumers may become hesitant to purchase such vehicles. If negative publicity or increased recall activity diminishes consumer trust, it could reduce orders from our Hong Kong customer and negatively impact our business and results of operations.

Our business and results of operations may be harmed by the misconduct of authorized employees or third-party purchasing agents.

During our business operations, certain employees have access to key company assets, including automobile inventory, bank accounts, and confidential information. If these authorized employees engage in misconduct, our company may suffer substantial losses. Such misconduct could involve the misappropriation of inventory or funds, falsification of financial or inventory records, unauthorized disclosure of confidential information to competitors or the public, or non-compliance with our internal policies, industry regulations, and applicable federal or state laws, such as those governing classified information and import-export controls. Although we have established policies, procedures, and safeguards to detect and prevent such actions, these measures may not be entirely effective in stopping all intentional or negligent misconduct, leaving us exposed to potential risks or financial losses. Additionally, unethical, unprofessional, or even criminal behavior by employees or agents could harm our company’s reputation, result in legal or financial penalties, and lead to the loss of customers, all of which could negatively impact our business operations, financial condition, and overall performance.

16

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. Our management team may not successfully or efficiently manage our continued transition to a public company that will be subject to significant regulatory oversight and reporting obligations. In particular, these obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our operations.

Lack of insurance coverage poses financial and operational risks.

We do not directly maintain insurance coverage for vehicles during their domestic transit within the U.S. Instead, transportation from dealerships to warehouses or ports is handled by licensed third-party trucking companies that carry their own commercial auto insurance policies, which provide coverage for damage or loss in transit. Upon arrival at the warehouse, vehicles are covered under the warehouse operator’s storage insurance policy until they are loaded for shipment. For ocean freight, Burlington, our Hong Kong-based client, assumes the risk of loss and all associated costs—including marine insurance and customs clearance—once the vehicles are loaded onto the vessel at the U.S. port of departure, pursuant to Cost and Freight (CFR) shipping terms. Accordingly, the risk transfer point occurs at the time of vessel loading. While we believe this arrangement mitigates key transit-related risks, any gaps in third-party coverage or denial of claims could result in financial exposure, which may adversely affect our operations and financial results.

Any negative publicity about us, our services, and our management may materially and adversely affect our reputation and business.

We may from time to time receive negative publicity about us, our management, or our business. Certain of such negative publicity may be the result of malicious harassment or unfair competitive acts by third parties. We may even be subject to government or regulatory investigations as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to our reputation and confidence of our customers can also arise for other reasons, including misconduct of our employees or any third-party business partners with whom we conduct business, including purchasing agents and logistics service providers. Our reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, customers, industry partners, and other business partnerships.

We are exposed to inventory-related risks, though our use of third-party supervised warehouses helps mitigate potential losses.

Our vehicle inventory represents a significant portion of our total assets. Unlike companies that maintain their own storage facilities, we do not operate our own warehouses. Instead, after purchasing vehicles from U.S. dealerships, we directly transport them to third-party supervised warehouses. If any damage, theft, vandalism, or loss occurs while vehicles are stored in these supervised warehouses, the warehouse provider is responsible for compensation. However, we may still face risks related to transportation before the vehicles arrive at the supervised warehouses or designated shipping ports. Additionally, force majeure events such as natural disasters could disrupt logistics operations, potentially delaying deliveries and impacting customer satisfaction. Any such incidents could adversely affect our business, financial condition and results of operations.

We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations.

We rely on the capacity, reliability, and security of third-party systems and software to support our operations. For example, we employ Google Drive to process, transmit, and store critical information. The systems of third-party providers may experience material interruptions or failures due to a variety of events beyond our control, including but not limited to, natural disasters, telecommunications failures, employee or customer error or misuse, targeted attacks, unauthorized access, fraud, computer viruses, denial of service attacks, terrorism, firewall or encryption failures, and other security problems. If any of the systems do not operate properly, are compromised, or are disabled, we could suffer adverse impact on our operations.

If our purchasing agents or individual sales personnel at authorized dealerships are flagged in internal “Suspect Customer Databases” maintained by automobile manufacturers or dealership groups, our ability to procure vehicles could be materially and adversely affected.

Automobile manufacturers and dealership networks in the United States may maintain internal “Suspect Customer Databases” to track individuals or entities suspected of purchasing vehicles for the purposes of parallel export. These databases are designed to enforce manufacturer-imposed restrictions that prohibit or discourage the sale of vehicles intended for export, in an effort to protect brand integrity, regional pricing, and authorized distribution channels. In our business model, we rely on purchasing agents who often work informally with individual sales personnel at authorized dealerships to complete vehicle acquisitions on our behalf. While these sales personnel are not affiliated with us contractually, repeated export-linked transactions involving the same agents or sales representatives may lead manufacturers or dealership groups to associate such individuals with parallel export activities. If our purchasing agents or these sales personnel are identified in such databases, it could result in one or more dealerships refusing to transact with them, delaying or suspending vehicle procurement altogether.

In practice, purchasing agents or customers generally do not have direct access to these internal lists. However, dealerships often automatically conduct internal checks at the time of purchase — typically based on buyer’s first and last name. For certain export-restricted models, such as the Mercedes-Benz GLS, authorized dealerships will routinely check whether a buyer is listed on such a list. If the buyer appears on the list, the dealership will typically refuse to complete the transaction for that specific model. However, for non-restricted models, the same dealerships may still proceed with sales to that buyer, even if the buyer is on the list.

While we are not privy to the content of such databases and have not been notified of any such flagging to date, we cannot guarantee that our agents or their cooperating dealership personnel will not be added in the future. If such restrictions were to occur, we may experience increased sourcing costs, operational disruption, or the loss of access to certain vehicle models, all of which could materially and adversely affect our business, results of operations, and financial condition.

Manufacturer-imposed restrictions on exports may disrupt our vehicle sourcing strategy and adversely affect our operations.

Automobile manufacturers in the U.S. often impose contractual restrictions on their authorized dealerships prohibiting sales of vehicles for export or requiring dealerships to take reasonable steps to ensure that buyers do not intend to resell the vehicles internationally. These manufacturer-imposed restrictions are intended to preserve regional pricing, brand positioning, and authorized distribution networks. In addition to contractual terms, manufacturers and dealership groups may maintain internal surveillance mechanisms—commonly referred to as “Suspect Customer Databases”—to identify customers or purchasing agents suspected of participating in parallel export activities.

If dealerships determine or suspect that transactions involving our purchasing agents may violate these restrictions, they may decline to sell vehicles to those agents or terminate existing sales relationships altogether. In severe cases, manufacturers may impose penalties on dealerships that transact with suspected parallel exporters, including monetary fines and reduced vehicle allocations. While we seek to mitigate this risk by working with a broad network of purchasing agents and sales personnel, there can be no assurance that our procurement model will not be affected. Any disruption in our sourcing channels could result in increased costs, delays in fulfilling customer orders, or loss of access to specific vehicle makes or models, all of which could materially and adversely affect our business, operating results, and financial condition.

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We may face significant risks in launching and scaling our vehicle subscription business.

Our ability to execute this plan effectively depends on several factors, including market demand, pricing competitiveness, operational efficiency, customer acquisition and retention, regulatory compliance, and access to sufficient capital to support vehicle procurement and fleet management. If we fail to assess consumer demand accurately or establish a sustainable pricing model, we may not attract enough subscribers to achieve profitability. Additionally, as we have limited experience operating a subscription-based vehicle service, we may encounter unexpected logistical, financial, and technological challenges, which could delay or hinder implementation.

Our continued growth and expansion into new service offerings may also subject us to the following additional challenges and constraints:

•

We face challenges in ensuring the productivity of a growing employee base, including recruiting, training, and retaining skilled personnel in areas such as procurement, sales and marketing, and information technology;

•	The technological or operational challenges associated with fleet management and customer service in a subscription model may be more complex than anticipated;

•	The execution of our future plans will require sufficient capital investment and expenditures, and there is no guarantee that we will have access to adequate funding;

•

Regulatory risks exist, as the legal and compliance requirements for car subscription services vary across different jurisdictions. Any unfavorable regulatory changes could restrict our ability to operate or scale this service effectively; and

•

The success of this initiative is subject to external factors beyond our control, such as general market conditions, consumer preferences, and economic and political developments in the U.S. and globally.

If we are unable to successfully launch or scale our car subscription service, or if it fails to gain sufficient market acceptance, we may not realize the anticipated benefits of this expansion strategy. This could result in financial losses, inefficiencies in resource allocation, and a negative impact on our overall business performance and future growth prospects.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to effectively manage our growth or implement our strategies successfully. There is no assurance that the investment to be made by our Company as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

Future acquisitions may have an adverse effect on our ability to manage our business.

We may acquire businesses, technologies, services, or products that complement our existing parallel-export vehicle business or support our future development of a car subscription business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business, revenue, and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The issuance of debt by us, if required, would result in debt service obligations and operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our stockholders.

18

Legal, Regulatory, and Compliance Risks

Non-compliance with laws and regulations on the part of any third parties with whom we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance.

Third parties with whom we conduct business, including purchasing agents and logistics service providers, may be subject to regulatory penalties or engage in conduct that infringes upon other parties’ legal rights, which could disrupt our operations and expose us to financial and reputational harm. Specifically, although we enter into written contractual agreements with all purchasing agents that designate our company as the legal owner of vehicles purchased on our behalf, regardless of whose name appears on the title, there remains a risk that a purchasing agent may breach this agreement and improperly divert a vehicle to an unrelated third party for personal gain. Such actions could result in financial loss, reputational damage, or the need to initiate legal proceedings.

Additionally, logistics providers and agents are required to comply with applicable U.S. regulations, including U.S. Customs and Border Protection (CBP) export requirements under 19 CFR § 192.2. Non-compliance with such regulations—whether intentional or inadvertent—could delay our shipments, trigger increased regulatory scrutiny, or result in fines, even if the Company itself is not directly at fault. Although we make reasonable efforts to assess and monitor the compliance of our business partners, we cannot guarantee that all irregularities or violations will be identified or corrected in a timely manner. Any material non-compliance by these third parties could disrupt our supply chain and adversely affect our business, financial condition and results of operations.

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operation, and financial condition.

We may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. However, claims and threats of lawsuits are subject to inherent uncertainties, and we are uncertain whether any of these claims would develop into a lawsuit. Lawsuits, or any type of legal proceeding, may cause our Company to incur defense costs, utilize a significant portion of our resources, and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against our Company could have a material adverse impact on our financial condition, results of operations, and cash flows. In addition, negative publicity regarding claims or judgments made against our Company may damage our reputation and may result in a material adverse impact on us.

Risks relating to the PRC government’s influence and regulatory oversight.

Although our operations are primarily conducted in the U.S., our current business model involves selling vehicles to a Hong Kong-based client, which vehicles are shipped directly from the U.S to the PRC at the client’s instructions. As a result, our business is subject to the political, legal, and economic environment in the PRC.

The PRC government exerts significant influence over the economy and legal system in both mainland China and, increasingly, in Hong Kong. The PRC government has implemented a broad range of laws and regulations concerning customs clearance, importation of vehicles, and mandatory consumer protection measures such as the “Three-Guarantees” warranty policy. These regulations may evolve or be more strictly enforced in the future. Although we are not directly involved in the importation or retail sales of vehicles in the PRC, changes in policy, regulatory enforcement, or political climate could indirectly impact our business by affecting the operations of our Hong Kong client or the purchasing behavior of PRC consumers. Moreover, the PRC government has, in recent years, taken steps to increase its control and oversight over Hong Kong through various legislative and administrative measures. Any further convergence of Hong Kong’s regulatory environment with that of mainland China could subject our Hong Kong-based customer to heightened regulatory scrutiny or restrictions, which in turn could impact our export volumes, revenue and ability to scale our business.

If the PRC government were to impose additional restrictions on parallel-import vehicles, limit cross-border trade via Hong Kong, or tighten customs procedures, our business model could be adversely affected. As such, the evolving regulatory and political environment in the PRC and Hong Kong presents ongoing uncertainty and potential risk to our operations.

Common Stock and Trading Risks

There has been no public market for our Class A common stock prior to this offering, and you may not be able to resell our Class A common stock at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A common stock. We have applied for the listing of our Class A common stock on the Nasdaq Capital Market. An active public market for our Class A common stock may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A common stock will be materially and adversely affected.

The initial public offering price for our Class A common stock may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A common stock will be determined by negotiations between us and the underwriters and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our Class A common stock will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A common stock may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

Concentration of voting power and our dual-class share structure may limit your ability to influence corporate matters and could discourage a change in control transaction.

We have adopted a dual-class structure consisting of Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to twenty (20) votes. As of the date of this prospectus, our founder and Chief Executive Officer, Mr. Fenglong Ma, beneficially owns all of the issued and outstanding Class B common stock. As a result, Mr. Ma holds approximately 87.24% of the total voting power of our outstanding capital stock and has substantial influence over our business and affairs.

Due to this voting concentration, Mr. Ma has the ability to unilaterally determine or significantly influence matters requiring stockholder approval, including the election and removal of directors, amendments to our articles of incorporation or bylaws, and the approval of major corporate transactions, such as mergers, consolidations, asset sales, or other change in control events. This concentration of control may delay or prevent a change in control transaction, including those that other stockholders may view as beneficial. The dual-class structure of our common stock may also limit your ability to influence corporate matters and reduce the market price of our Class A common stock due to perceived governance risks by public investors.

Furthermore, this structure may discourage investor interest and adversely affect the trading price and liquidity of our Class A common stock and may limit the ability of stockholders to influence corporate governance. As a result, investors in our Class A common stock may have limited or no influence over matters submitted to our stockholders for approval.

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An active trading market may not develop for our securities.

This is the initial public offering of our securities. Prior to this offering, and there was no public market for our Class A common stock. We have applied to list our Class A common stock on the Nasdaq Capital Market. Even if our Class A common stock is approved for listing on the Nasdaq Capital Market, we cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market in our Class A common stock or how liquid that market might become. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of Class A common stock at the time you wish to sell them, at a price that is attractive to you, or at all.

The trading market for our Class A common stock in the future could be subject to wide fluctuations in response to several factors, including, but not limited to:

•	actual or anticipated variations in our results of operations;
•	our ability or inability to generate revenue or profit;
•	the number of shares of our Class A common stock in our public float; and
•	increased competition.

Furthermore, our stock price may be impacted by factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations, may adversely affect the market price of our Class A common stock. Additionally, moving forward we anticipate having a limited number of shares in our public float, and as a result, there could be extreme fluctuations in the price of our Class A common stock.

You will experience immediate and substantial dilution in the net tangible book value of Class A common stock purchased in this offering.

The initial public offering price of our Class A common stock is substantially higher than the (as adjusted) net tangible book value per share of our Class A common stock. Consequently, when you purchase our Class A common stock in the offering, upon completion of the offering you will incur immediate dilution of $3.63 per share, assuming an initial public offering price of $4 and assuming no exercise of overallotment option. See “Dilution.” In addition, you may experience further dilution to the extent that additional shares of Class A common stock are issued upon exercise of outstanding options we may grant from time to time.

We have identified a material weakness and a significant deficiency in our internal control over financial reporting. If we do not adequately remediate the material weakness and the significant deficiency, or if we experience additional material weaknesses or significant deficiencies in the future or otherwise fail to maintain effective internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Common Shares may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal controls over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the years ended December 31, 2025 and 2024, we identified a material weakness and a significant deficiency in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting. The material weakness that has been identified relates to our lack of sufficient accounting and financial reporting personnel with adequate knowledge of U.S. GAAP to properly record transactions and prepare and review our financial statements and related disclosures in accordance with U.S. GAAP and the SEC reporting requirements. The significant deficiency that has been identified relates to our lack of sufficient review procedures and internal controls, necessary to adequately prepare and review our consolidated financial statements and related disclosures in accordance with applicable financial reporting requirements, which resulted in multiple reclassification adjustments proposed.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these deficiencies, including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, and (ii) appointing independent directors, establishing an audit committee and strengthening our corporate governance. However, the implementation of these measures may not fully address the deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to remediate these deficiencies or our failure to discover and address any other material weaknesses could result in inaccuracies in our consolidated financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses and deficiencies may have been identified. Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of our Class A Common Shares.

Upon completion of this offering, we will become a public company in the U.S. subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on 10-K. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

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If we fail to maintain adequate internal controls, we may not be able to effectively manage our business and may experience errors or information lapses affecting our business.

Our success depends on our ability to effectively utilize our standardized management system, information systems, resources and internal controls. As we continue to expand, we will need to modify and improve our financial and managerial controls, reporting systems and procedures and other internal controls and compliance procedures to meet our evolving business needs. If we are unable to improve or maintain our internal controls, systems and procedures, they may become ineffective and adversely affect our ability to manage our business and cause errors or information lapses that affect our business. Our efforts in improving our internal control system may not result in the elimination of all risks. If we are not successful in discovering and eliminating weaknesses in our internal controls, our ability to effectively manage our business may be affected, which may materially and adversely affect our business, financial condition and results of operation

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. These additional costs could negatively affect our financial results. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these laws, rules, and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. These laws, regulations, and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an emerging growth company within the meaning of the Securities Act and have elected to take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which the fifth anniversary of the completion of this offering occurs; (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (c) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Class A common stock that are held by non-affiliates is $700.00 million or more as of the last business day of our most recently completed second fiscal quarter; and (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting. We have also elected to take advantage of the extended transition period for complying with the new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

After we are no longer an “emerging growth company”, or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We may not be able to maintain the listing of our Class A common stock on the Nasdaq Capital Market.

Even if our Class A common stock is approved for listing on the Nasdaq Capital Market, there can be no assurance that we will be able to maintain the listing standards of that exchange, which includes requirements that we maintain our stockholders’ equity, total value of shares held by unaffiliated stockholders, and market capitalization above certain specified levels. If we fail to conform to the Nasdaq listing requirements on an ongoing basis, our Class A common stock might cease to trade on the Nasdaq Capital Market exchange, and may move to the OTCQB or OTC Pink Markets operated by OTC Markets Group, Inc. These quotation services are generally considered to be markets that are less efficient and that provide less liquidity in the shares than the Nasdaq Capital Market.

Substantial future sales of our Class A common stock or the anticipation of future sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline.

Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline. An aggregate of 11,400,000 shares of Class A common stock are outstanding before the consummation of this offering. An aggregate of 15,150,000 shares of Class A common stock will be outstanding immediately after the consummation of this offering, assuming no exercise of the over-allotment option, and 15,712,500 shares of Class A common stock will be outstanding immediately after the consummation of this offering, assuming the full exercise of the over-allotment option. Sales of these shares into the market could cause the market price of our Class A common stock to decline.

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The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.

We have a dual-class voting structure consisting of Class A and Class B common stock. Under this structure, holders of Class A common stock are entitled to one vote per share of Class A common stock, and holders of Class B common stock are entitled to 20 votes per share of Class B common stock, which may cause the holders of Class B common stock to have an unbalanced, higher concentration of voting power. Immediately prior to completion of this offering, Mr. Ma our Chief Executive Officer and the sole stockholder of Class B common stock, beneficially owns 8,000,000 shares, or 93.02%, of our issued Class B common stock, representing approximately 87.24% of the voting rights in our Company. After this offering, Mr. Ma will beneficially own 8,000,000 shares of Class B common stock, representing approximately 85.49% of the voting rights in our Company, assuming the sales of all shares of the Class A common stock we are offering and no exercise of the underwriters’ over-allotment option. As a result, until such time as his voting power is below 50%, Mr. Ma as the controlling stockholder has substantial influence over our business, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, sale of assets, and other significant corporate actions. He may take actions that are not in the best interests of us or our other stockholders. These corporate actions may be taken even if they are opposed by our other stockholders. For instance, this concentration of control may delay or prevent a change in control transaction, including those that other stockholders may view as beneficial. Such concentration of voting power may discourage, prevent, or delay the consummation of transactions that stockholders may consider favorable, including ones in which stockholders might otherwise receive a premium for their shares. Future issuances of shares of Class B common stock may also be dilutive to the holders of Class A common stock. As a result, the market price of our Class A common stock could be adversely affected.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A common stock, the price of our Class A common stock and trading volume could decline.

Any trading market for our Class A common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A common stock and the trading volume to decline.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A common stock.

We anticipate that we will use the net proceeds from this offering to explore and develop new business opportunities, such as expanding into additional high-demand international markets, diversifying our vehicle offerings, or entering complementary segments within the automotive trade. We also plan to invest in technology systems to support operational scalability and customer engagement, and to allocate a portion of the proceeds for working capital and general corporate purposes. Our management will have significant discretion in determining how to allocate the net proceeds and could use the funds in a manner that does not improve our operating results or enhance the market price of our Class A common stock.

Anti-takeover provisions in our amended and restated articles of incorporation and bylaws may discourage, delay, or prevent a change in control.

Some provisions of our amended and restated articles of incorporation and bylaws, which will become effective on or before the completion of this offering, may discourage, delay, or prevent a change in control of our Company or management that stockholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our stockholders; and

●	provisions that restrict the ability of our stockholders to call meetings and to propose special matters for consideration at stockholder meetings.

Enforceability of civil liabilities against our officers and directors located in the PRC.

Mr. Ma, and our independent director nominees reside in the PRC, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon these individuals, or to enforce judgments obtained in U.S. courts against them based on civil liability provisions of the U.S. federal securities laws.

The PRC does not have a treaty with the U.S. providing for the reciprocal recognition and enforcement of court judgments. Therefore, the recognition and enforcement in China of judgments of a U.S. court based on civil liability, including those arising under the U.S. federal securities laws, may be difficult. Even if you are successful in bringing an action in a U.S. court, there is no guarantee that a PRC court will enforce a judgment rendered by a U.S. court. Furthermore, uncertainties in PRC legal procedures and the broader political and judicial system could impede our investors’ ability to protect their rights through legal actions against our officers or directors residing in the PRC. These factors may limit investors’ legal remedies and their ability to obtain recovery in the event of future claims against our management or directors.

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We will be a “controlled company” within the meaning of the Nasdaq listing rules and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public stockholders.

Following this offering, Mr. Ma, our largest stockholder, will continue to indirectly own more than a majority of the voting power of our outstanding shares of common stock and will be able to determine all matters requiring approval by our stockholders. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing since we plan to have a relatively small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities (Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company); and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. stockholders, operations, or members of the board of directors or management. Since we plan to have a relatively small public offering and our insiders will hold a large portion of our listed securities, Nasdaq may apply additional and more stringent criteria for our initial and continued listing, which may cause delay or even denial of our listing application.

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USE OF PROCEEDS

Based upon an assumed initial public offering price of $4 per share of our Class A common stock, which is the lower end of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $13.19 million if the underwriters do not exercise their over-allotment option, and $15.26 million if the underwriters exercise their over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following purposes:

•	Approximately 40% for working capital and other general corporate purposes in support of our current business supplying parallel-export vehicles sourced in the U.S. to be sold in the PRC market;

•	Approximately 20% to develop our proposed car subscription business;

•

Approximately 30% to support our market expansion efforts, establish local sales and operational teams in new high-demand regions, build partnerships with local distributors and service providers, launch targeted marketing campaigns to attract regional customers, and adapt our vehicle offerings to meet localized demand trends; and

•

Approximately 10% for the purchase of technology solutions, including the enhancement of our inventory tracking, order management, and CRM systems to optimize procurement, logistics, and customer engagement.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

As of the date of this prospectus, we have not paid any cash dividends on our Class A or Class B common stock. We are organized under the Nevada Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred stockholders. Our board of directors may decide to pay dividends in the future. Any determination by our board of directors to pay dividends in the future to stockholders will be dependent upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by our board of directors.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis; and

●

on an as adjusted basis to reflect the issuance and sale of 3,750,000 shares of Class A common stock by at the assumed initial public offering price of $4 per share, which is the lower end of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us, assuming no exercise of the underwriters’ over-allotment option.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual	As Adjusted
	USD	USD
Cash	878,133	14,834,252
Debt	-	-
Amount due to related parties	-	-
Total debt	-	-
Equity
Common stock, par value $0.0001
Class A common stock, par value $0.0001; 11,400,000 shares of Class A common stock outstanding	1,140	1,515
Class B common stock, par value $0.0001; 8,600,000 shares of Class B common stock outstanding	860	860
Additional paid-in capital	53,000	13,237,635
Retained earnings	950,256	932,820
Total stockholders’ equity	1,005,256	14,172,830
Total capitalization	1,005,256	14,172,830

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DILUTION

If you invest in our Class A common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock in this offering and the net tangible book value per share of Class A common stock upon completion of this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding shares of Class A common stock.

Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock will be entitled to one vote per share of Class A common stock and each holder of Class B common stock will be entitled to 20 votes per share of Class B common stock. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. Shares of Class B common stock are not being converted as part of this offering.

Our net tangible book value as of  December 31, 2025 was $690,256, or $0.03 per share of common stock  (including both Class A and Class B shares). Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per share of common stock (as adjusted for the offering) from the initial public offering price per share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us. Because the shares of Class A common stock and Class B common stock have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding shares of common stock, including Class A and Class B common stock.

After giving effect to our sale of 3,750,000 shares of Class A common stock offered in this offering based on the initial public offering price of $4 per share (which is the lower end of the price range set forth on the cover page of this prospectus) and after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2025, would have been $13,870,840, or $0.58 per outstanding share of Class A and Class B common stock. This represents an immediate increase in net tangible book value of $0.55  per share of Class A common stock to the existing stockholders, and an immediate dilution in net tangible book value of $3.42  per share to investors purchasing the Class A common stock in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

As of December 31, 2025
Offering with no exercise of overallotment option
Assumed initial public offering price per share	$4.00
Net tangible book value per share as of December 31, 2025	$0.03
Increase in net tangible book value per share attributable to this offering	$0.55
As adjusted net tangible book value per share as of December 31, 2025, after giving effect to the offering	$0.58
Dilution per share to new investors in the offering	$3.42

The following tables summarize, on an as adjusted basis as of December 31, 2025, the differences between existing stockholders and the new investors with respect to the number of shares of our Class A common stock purchased from us, the total consideration paid and the average price per share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Shares of common stock purchased		Total consideration		Average price
	Number	Percent	Amount	Percent	Per share
Existing stockholders (for both Class A and Class B common stock)	20,000,000	84.21%	$55,000	0.37%	$0.0028
New investors (Shares of Class A common stock purchased)	3,750,000	15.79%	$15,000,000	99.63%	$4.00
Total	23,750,000	100.00%	$15,055,000	100.00%	$0.63

The as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A common stock and other terms of this offering determined at the pricing.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Business Overview and Recent Developing Trends

We operate a vehicle export business, specializing in sourcing new premium vehicles in the U.S. and arranging their direct shipment, at the instruction of our client, a Hong Kong-based company, to ports in the PRC. Prior to 2024, we primarily purchased automobiles, chiefly luxury brands such as Mercedes, Lexus, Range Rover and Toyota, through purchasing agents who purchased the cars from brand name authorized dealers. These purchasing agents placed purchase orders on our behalf with the authorized dealerships. When using this procedure we make payment directly to the authorized dealerships and arrange for third party intermodal trucking companies, which specialize in freight transportation between ports, rail terminals and inland logistics hubs, to pick up the purchased vehicles from the authorized dealerships. We primarily purchased vehicles from authorized dealerships in 2023. Beginning in 2024, we expanded our sourcing channels and purchased a greater portion of vehicles from independent dealers. All of our vehicle purchases in the year ended December 31, 2025 were made from independent dealers compared to 49.2% of our purchases for the year ended December 31, 2024, because the vehicle prices from the independent dealers were more favorable than those of the authorized dealerships. Going forward, we intend to continue to maintain both sourcing models through independent dealers and authorized dealerships and select the most cost-effective option based on prevailing market conditions.

The primary driver for our industry is the continuing growth of high-net-worth individuals in the PRC. We focus on the most popular luxury vehicles that provide us with the best profit opportunity. We derive profits from our profit- sharing arrangement with a dealer in Hong Kong, who is able to capitalize on the price difference between the purchase and sales price of parallel imported vehicles in the PRC. Our expertise lies in our ability to procure vehicles that are in demand in the PRC in a timely manner.

We believe the following key factors may affect our financial condition and results of operations:

●

Changes in consumer demand and purchase power in the PRC market . We primarily generate revenue from the sale of vehicles to a parallel-import vehicle dealer Hong Kong. The Hong Kong dealer then resells the vehicles to the PRC market. The vehicles are directly shipped from the U.S to the PRC. We currently focus on luxury brands and gasoline-powered vehicles. Our industry is primarily driven by the increased number of wealthy consumers in the PRC market. If the consumption and purchasing power of Chinese consumers declines, or if they are less inclined to purchase large, expensive vehicles, such as sport utility vehicles or luxury automobiles, and more inclined to purchase smaller, less expensive, and more fuel-efficient vehicles, our business and results of operations could be adversely affected. See “Risk Factors—Business Risks—Changes in consumer demand in the PRC market towards fuel-efficient vehicles and electric vehicles, or a general decline in purchasing power of PRC consumers, could adversely affect our vehicle sales volumes and our results of operations.”

●

Fluctuations in the average selling price per vehicle and the number of vehicles available for sale caused by competition.  The parallel-import vehicle industry in the U.S. is relatively competitive and rapidly evolving, with many new companies joining the competition in recent years. We compete directly with other U.S. companies that sell parallel-import vehicles to the PRC, although most of our competitors are small family businesses that obtain U.S. cars through their family members or friends in the U.S. It is expected that competition will intensify in the future, and the increased competition may lead to price reductions for vehicle sales, which may result in reduced margins and a loss of market share. We sometimes purchase vehicles from U.S. automobile dealers via third-party professional purchasing agents, and each of them can purchase a limited number of vehicles before being at risk of being placed on the manufacturers’ “Suspect Customer Databases.” If our procurement capabilities are impacted and we are unable to purchase popular vehicle models at reasonable procurement costs, our business and results of operations could be adversely affected. Our revenues will be negatively impacted if we cannot successfully compete, which could adversely affect our financial performance and business prospects.

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Our ability to expand our markets . During the years ended December 31, 2025 and 2024, we derived all of our revenue from one customer. While we have a strong record of performance, we cannot guarantee that we will continue to maintain our business relationship with this major customer at the same level, or at all. In the event that this customer terminates its relationship with us, we cannot be assured that we will be able to secure an alternative arrangement with another comparable customer in a timely manner, or at all. Losing this customer could adversely affect our revenue and profitability.

●

China’s Policies . Changes in consumer demand in the PRC market for fuel-efficient vehicles and electric vehicles could adversely affect our vehicle sales volumes and results of operations. Furthermore, government policies on the purchase and ownership of automobiles in the PRC, as well as stricter emission standards, may reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects.

●

Macroeconomic conditions. Any adverse change in political relations between the PRC and the U.S. or any other country from where auto brands that we export originate, including the ongoing trade conflict between the U.S. and the PRC, may negatively affect our business . In particular, increased tariffs imposed by the PRC on U.S.-origin vehicles will likely reduce the price competitiveness of our products, resulting in decreased demand from PRC importers. While the PRC had previously increased tariffs on certain U.S. goods to 125% in April 2025, a new bilateral arrangement announced on May 12, 2025, temporarily reduced these tariffs to 10% for a 90-day period. This temporary reduction was subsequently extended, and as of February 23, 2026, the 10% tariff rate imposed by the PRC on goods imported from the United States remains in effect. This reduction may provide short-term relief and improve the cost structure of our exports; however, the arrangement remains subject to expiration or renegotiation, and the risk of future tariff escalations remains. On February 20, 2026, the U.S. Supreme Court struck down tariffs imposed by President Trump pursuant to executive orders issued under a national emergency statute. On the same day, President Trump announced a 10% across-the-board tariff, which he increased to 15% the following day. The underlying trade tensions and the potential reimposition of elevated tariffs may continue to pose risks to global supply chains and bilateral economic relations. In response to elevated tariffs, we may adopt several mitigation strategies, including (i) expanding our customer base in other international markets outside of the PRC where demand for U.S.-sourced vehicles remains strong, such as Southeast Asia, the Middle East, and Europe, or (ii) offering lower pricing to our client, a Hong Kong-based importer, in order to preserve sales volume and maintain long-term relationships. As of the date of this prospectus, we are not aware of any retaliatory or recently enacted punitive tariffs imposed by Southeast Asian countries, Middle Eastern countries (including the UAE), or EU member states specifically targeting U.S.-origin vehicles.

Each of these approaches may affect our margins and require adjustments to our operational or marketing strategies. We are currently operating in a period of economic uncertainty and capital market disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine, further escalations in U.S.-China trade tensions, or other geopolitical developments.

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Revenue

We generate our revenue by selling vehicles to parallel-import vehicle dealers. Starting in August 2023, we have focused on sales to one Hong Kong based parallel-import vehicle dealer as a result of an attractive profit sharing business collaboration model provided by them. The following table indicates the number of vehicles sold, the average selling price, and total revenue for each quarter during the two years ended December 31, 2025. The selling price of each vehicle varies based on the market demand and supply at the time of sale.

	2025			2024
	No. of Cars Sold	Average Selling Price	Total Revenue	No. of Cars Sold	Average Selling Price	Total Revenue
Q1	29	97,462	2,826,412	36	95,321	3,431,552
Q2	14	102,028	1,428,390	22	98,286	2,162,292
Q3	12	95,503	1,146,035	3	95,077	285,230
Q4	22	99,431	2,187,473	11	96,346	1,059,802
Total	77	98,549	7,588,310	72	96,373	6,938,876

Profit Sharing Revenue

On August 1, 2023, we entered a new profit sharing agreement with our parallel-import car dealer in Hong Kong. We generate revenue under this model by earning a fixed income of $8,000 per vehicle regardless of the actual sales price the parallel-import car dealer sells the cars to end customers. We are entitled to profit sharing payments once the full payment of sales price of the vehicle is received by the parallel-import car dealer and completion of quarterly sales reconciliation and settlement with the parallel-import car dealer. We recognize the revenue from profit sharing only when we receive the profit sharing amount from the parallel-import car dealer. We had profit sharing revenue of $528,000 $1,128,000 for the years ended December 31, 2025 and 2024, respectively.

Cost of Revenue

Cost of revenue mainly includes the cost of vehicles purchased from U.S. automobile dealers, freight cost, and vehicles storage and towing expenses.

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Comparison of Results of Operations for the Year s Ended December 3 1 , 2025 and 2024

	For the Years ended December 31,				Change
	2025		2024		Amount	%
	USD	%	USD	%
Revenue
Revenue from the sale of vehicles	$7,588,310	93.49%	$6,938,876	86.02%	$649,434	9.36%
Profit sharing revenue	528,000	6.51%	1,128,000	13.98%	(600,000)	(53.19)%
Total revenue	8,116,310	100.00%	8,066,876	100.00%	49,434	0.61%
Cost of Revenue
Cost of vehicles	7,376,242	90.88%	6,734,741	83.49%	641,501	9.53%
Fulfillment expenses *	—	—%	53,855	0.67%	(53,855)	(100.00)%
Total cost of revenue	7,376,242	90.88%	6,788,596	84.15%	587,646	8.66%

Gross Profit	740,068	9.12%	1,278,280	15.85%	(538,212)	(42.10)%

Operating Expenses
Selling expenses	56,633	0.70%	43,545	0.54%	13,088	30.06%
General and administrative expenses	519,182	6.40%	15,481	0.19%	503,701	3,253.67%
Total operating expenses	575,815	7.09%	59,026	0.73%	516,789	875.53%

Income from operations	164,253	2.02%	1,219,254	15.11%	(1,055,001)	(86.53)%

Other Income
Non-operating income	14,694	0.18%	417	0.01%	14,277	3,423.74%
Total other income	14,694	0.18%	417	0.01%	14,277	3,423.74%

Income before provision for income taxes	178,947	2.20%	1,219,671	15.12%	(1,040,724)	(85.33)%

Provision for income taxes	56,343	0.69%	341,308	4.23%	(284,965)	(83.49)%
Net income	$122,604	1.51%	$878,363	10.89%	$(755,759)	(86.04)%

*Fulfillment expenses mainly represent freight cost and vehicles storage and towing expenses.

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Revenue

For the year ended December 31, 2025, our revenue increased by $49,434, or 0.61%, to $8.12 million from $8.07 million in the year ended December 31, 2024. Our revenue from vehicles sales in 2025 increased by $0.65 million, or 9.36%, to $7.59 million from $6.94 million in 2024. The increase in revenue was primarily due to an increased in number of vehicles sold to our Hong Kong customer,  despite continued challenges during the year including decreased demand for luxury cars due to a slowdown in the overall economy in China as well as the shifting consumer preference from gasoline vehicles to electric vehicles. In addition, as our current business model involves exporting U.S. sourced vehicles to a Hong Kong based importer, who then resells the vehicles into the PRC market (the vehicles are shipped directly from the U.S. to the PRC), the tariff tensions between the U.S. and China in April and May 2025 held back our customer in Hong Kong from placing orders for our vehicles, because the  higher tariffs imposed by the PRC government would increase the total landed cost of our vehicles and reduce the price competitiveness relative to domestic or non–U.S. manufactured alternatives to end consumers. However, number of  orders increased during the fourth quarter of the year as a result of tariff-related uncertainty moderated and previously deferred orders were resumed and fulfilled, as well as increased marketing and promotional activities performed by our Hong Kong customer to end consumers. For the years ended December 31, 2025 and 2024, we sold 77 and 72 cars with an average selling price of $98,549 and $96,373, respectively.

For the years ended December 31, 2025 and 2024, we recorded profit sharing revenue of $0.53 million and $1.13 million, respectively. We received profit sharing revenue for 66 cars during the year ended December 31, 2025 compared with profit sharing revenue for 141 vehicles during the year ended December 31, 2024. We recognize revenue from profit sharing when we receive the profit sharing amount from the parallel-import car dealer.

Beginning in the second half of 2024, the market for new luxury vehicles in the PRC was negatively impacted by weak macroeconomic conditions and a shift in consumer demand toward electric vehicles, particularly those manufactured domestically by PRC manufacturers. In response, many luxury import brand manufacturers began discounting vehicle prices through their authorized dealership networks, which made it increasingly difficult for Burlington, our parallel-import car dealer in Hong Kong, to generate a profit from the sale of parallel-import vehicles. This trend continued into 2025 and was further exacerbated by the PRC government’s decision in April 2025 to raise tariffs on U.S.-origin vehicles to 125% after tariff increases by the U.S. However, in May 2025, the PRC temporarily reduced these tariffs to 10% for a 90-day period as part of a bilateral easing arrangement with the U.S., providing short-term relief but leaving future tariff levels uncertain. This temporary reduction was subsequently extended, and as of February 23, 2026, the 10% tariff rate imposed by the PRC on goods imported from the United States remains in effect. These tariffs have raised the overall cost of the imported vehicles and reduced Burlington’s pricing flexibility, further compressing margins in an already competitive environment. At present, we are unable to predict when the luxury vehicle market in the PRC will stabilize or when the historical price spread between vehicles sold through official distribution channels and those sold through the parallel-import market will return. We are responding to these conditions by reducing our operating costs and evaluating potential opportunities to diversify our customer base markets outside of the PRC.

Cost of Revenue

	Years Ended December 31,		Change
	2025	2024	Amount	%

Cost of vehicles	$7,376,242	$6,734,741	$641,501	9.53%
Fulfillment expenses	—	53,855	(53,855)	(100.00)%
Total cost of revenue	$7,376,242	$6,788,596	$587,646	8.66%

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Our total cost of revenue increased by $0.59 million, or 8.66%, to $7.38 million for the year ended December 31, 2025 from $6.79 million in 2024. The change was mainly due to the increase in car sales as explained above. For the years ended December 31, 2025 and 2024, our cost of revenue as a percentage of our total revenue was 90.88% and 84,15%, respectively. The increase in total cost of revenue as a percentage of total revenue was mainly due to decreased profit-sharing revenue.

The cost of vehicles sold increased by $0.64 million, or 9.53%, to 7.38 million for the year ended December 31, 2025 from $6.73 million for the same period of 2024. The cost of vehicles sold (excluding fulfillment expenses) was 97.21% and 97.06% of revenue (without profit sharing revenue) for the year ended December 31, 2025 and 2024, respectively. The ratio increased primarily because the vehicle purchase costs increased faster than the increase in selling prices. Our average procurement cost per vehicle increased by 2.41% whereas our average selling price per vehicle increased by 2.26%. We did not purchase any cars from authorized dealers during the year ended December 31, 2025 as we were able to obtain better terms from independent dealers.

Fulfillment expenses mainly represent the freight costs, and vehicles storage and towing expenses. Starting in January 2025, in order to be more efficient and to minimize shipping risks, we reached an agreement with our vendors who agreed to bear the costs of delivering the vehicles to a warehouse designated by us. As a result, we did not incur any fulfilment expenses in 2025.

Gross Profit

	Years Ended December 31,		Change
	2025	2024	Amount	%
Gross profit	$740,068	$1,278,280	$(538,212)	(42.10)%
Gross margin %	9.12%	15.85%	—	(6.73)%

Gross Profit for Vehicles Sales without Profit Sharing

	Years Ended December 31,		Change
	2025	2024	Amount	%
Gross profit	$212,068	150,280	$61,788	41.12%
Gross margin %	2.79%	2.17%	—	0.62%

Our gross profit decreased by $0.54 million, or 42.10%, to $0.74 million for the year ended December 31, 2025 from $1.28 million for the year ended December 31, 2024. Our blended gross margin decreased to 9.12% for the year ended December 31, 2025 from 15.85% for the year ended December 31, 2024. The decrease in our gross profit and gross profit margin in 2025 was mainly due to the decrease in profit sharing revenue.

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Operating Expenses

Selling Expenses

	Years Ended December 31,
	2025	2024	Change	%

Ocean freight costs	$56,633	$38,520	$18,113	47.02%
Others	—	5,026	(5,026)	(100.00)%
Total selling expenses	$56,633	$43,545	$13,087	30.05%

Selling expenses increased by $13,087, or 30.05%, to $56,633 for the year ended December 31, 2025, from $43,545 for the year ended December 31, 2024, which was mainly due to the increase in vehicles sold.

General and Administrative Expenses

	Years Ended December 31,
	2025	2024	Change	%

Payroll and employee benefits	$180,387	$8,074	$172,313	2,134.17%
Legal and accounting fees	188,620	5,500	183,120	3,329.45%
Consulting fees	79,062	—	79,062	100.00%
Bank charges and fees	1,070	1,167	(97)	(8.31)%
Rent expenses	24,000	—	24,000	100.00%
Stock transfer agent	22,627	—	22,627	100.00%
Others	23,416	740	22,676	3,064.32%
Total general and administrative expenses	$519,182	$15,481	$503,701	3,253.67%

General and administrative expenses increased by $0.50 million to $0.52 million for the year ended December 31, 2025, from $15,481 for the year ended December 31, 2024, primarily due to (a) an increase in payroll expense and employee benefits of $0.17 million or 100.00%, as a result of having one director and five employees who were salaried during the year ended December 31, 2025 compared with two employees for the year ended December 31, 2024. The five employees are our COO, CFO, an accountant, and two operations personnel. We outsourced our accounting functions in the year ended December 31, 2024; (b) an increase in legal and accounting fees of $0.18 million or 3,329.45%, as a result of our IPO process; (c) an increase in consulting fees of $79,062, or 100.00%, which was also mainly for our IPO process consultation and preparation; (d) an increase in rent expenses of $24,000 or 100.00%, as a result of the  office space needed for our increased number of employees; and (e) stock transfer agent fees of $22,627 in connection with our IPO process.

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Other Income (Expenses)

	Years Ended December 31,
	2025	2024	Change	%

Other income	$14,694	417	$14,277	3,423.74%
Total other income (expenses)	$14,694	$417	$14,277	3,423.74%

Our other income was $14,694 and $417 for the years ended December 31, 2025 and 2024, respectively. The increase in other income was primarily attributable to increased interest income in the year ended December 31, 2025.

Income Tax Expense

We had income tax expense of $56,343 and $0.34 million for the years ended December 31, 2025 and 2024, respectively. The decrease in income tax expense was primarily attributable to our decreased taxable income in the year ended December 31, 2025.

Net Income

As a result of the foregoing, our net income decreased by $0.78 million, or 86.04%, from $0.88 million for the year ended December 31, 2024 to $0.12 million for the year ended December 31, 2025.

Liquidity and Capital Resources

We assess our liquidity in terms of our ability to generate adequate amounts of cash to meet current and future needs. In assessing its liquidity, we monitor and analyze our cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. Our Company was initially capitalized by Mr. Ma who made a capital contribution of $55,000 on December 28, 2022. To date, we have financed our operations primarily through cash from operations, borrowings, and a capital contribution from our Chief Executive Officer, which has historically been sufficient to meet our working capital requirements.

We currently plan to fund our operations mainly through cash flows from the operations, obtain and renew bank borrowings, and continue to receive financial support from our major shareholders and officers, if necessary, to ensure sufficient working capital. We had cash of $0.88 million and $0.67 million as of December 31, 2025 and 2024, respectively. As of December 31, 2025 and 2024, our working capital amounted to approximately $1.01 million and $0.87 million, respectively.

We believe that the current cash and cash flows provided by operating activities and loans from shareholders and officers will be sufficient to meet our working capital needs in the next 12 months. If we experience an adverse operating environment or incur unanticipated capital expenditure requirements, or if we decide to accelerate growth, then additional financing may be required. We cannot guarantee, however, that additional financing, if required, would be available at all or on favorable terms. If it is determined that we require additional financing, we may seek to issue debt or obtain financial support from our shareholders. Such financing may include the use of debt or the sale of equity securities. Any financing that involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

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We plan to use the net proceeds from this offering for working capital and other general corporate purposes in support of our current business to supply parallel-import vehicles sourced in the U.S. to be sold in the PRC market; marketing and business development initiatives, including strengthening relationship with Hong Kong-based buyers, increasing brand visibility within the parallel import sector, expanding into additional high-demand markets, diversifying our vehicle offerings, and enhancing our technology solutions, including the enhancement of inventory tracking, order management, and the installation of a CRM system to optimize procurement, logistics, and customer engagement.

Cash Flows for the Years Ended December 31, 2025 and 2024

The following table summarizes our cash flows for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
	2025	2024
Net cash provided by operating activities	$19,416	$887,248
Net cash provided by (used in) investing activities	556,053	(500,853)
Net cash used in financing activities	(365,000)	33,000
Net increase (decrease) in cash	$210,469	$419,395

Net cash provided by operating activities

Net cash provided by operating activities was $19,416 for the year ended December 31, 2025. This was primarily attributable to (a) our net income of $0.12 million, (b) changes in deferred tax of $7,811, (c) an increase in collection of accounts receivable of $45,573, (d) a decrease in inventory on hand of $0.20 million, which was partly offset by (a) a decrease in customer deposits of $13,054, (b) a decrease in outstanding taxes payable of $0.28 million, (c) an increase in other receivables and prepaid expense of $52,500, and (d) a decrease in outstanding accounts payable of $15,941.

Net cash provided by operating activities was $0.89 million for the year ended December 31, 2024. This was primarily attributable to (a) our net income of $0.88 million, (b) a change in deferred tax of $11,817, (c) an increase in collection of accounts receivable of $0.14 million, (d) a decrease in inventory on hand of $0.49 million, (e) an increase in outstanding account payable of $15,941, and (f) an increase in taxes payable of $0.33 million, which was partly offset by (a) a decrease in customer deposits of $0.93 million, and (b) a decrease in accrued liabilities and other payables of $52,912.

Net cash provided by (used in) investing activities

Net cash provided by investing activities was $0.56 million for the year ended December 31, 2025, which consisted of the $33,000 repayment of a loan by Mr. Ma and the $0.52 million repayment of short-term borrowings by peer companies.

Net cash used in investing activities was $0.50 million for the year ended December 31, 2024, which mainly consisted of (a) short-term loan of $850,000 made to our CEO in 2024, of which, $817,000 was repaid in 2024 (the remaining balance of $33,000 from the loan made to Mr. Ma was repaid in full in January 2025), and (b) a $0.47 million disbursement of short-term borrowings to peer companies.

Net cash used in financing activities

Net cash used in financing activities was $0.37 million for the year ended December 31, 2025, which consisted of our $50,000 loan repayment to Ms. Tong (our COO) and $0.32 million of deferred IPO costs.

Net cash provided by financing activities was $33,000 for the year ended December 31, 2024. During the year, we borrowed $50,000 from our COO and repaid $17,000 to our CEO for a loan we received in 2023.

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Material Commitments

As of the date of this prospectus, we do not have any material commitments.

Off-Balance Sheet Arrangements

We did not have during the period presented, and we do not currently have, any off-balance sheet financing arrangements as defined under the rules and regulations of the SEC, or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact on our financial position due to adverse changes in financial market prices and rates.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we might not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe that the critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements. Further, as an emerging growth company, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for emerging growth companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements and contained in our subsequent filings with the SEC may not be comparable to other public companies.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Uses of estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These estimates and judgments include, but are not limited to, revenue recognition, the allowance for bad debt, the valuation for inventory impairment, and deferred taxes. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual amounts may differ from the estimated amounts, such differences are not likely to be material.

Credit Losses

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

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The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. There was no transition adjustment of the adoption of CECL.

The Company’s accounts receivable and other receivables in the balance sheet are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluate the expected credit losses on an individual basis. When establishing the loss rate, the Company makes the assessment on various factors, including historical experience, creditworthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as allowance for credit losses on the consolidated statements of income. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amount that is previously reserved for, the Company will reduce the specific allowance for credit losses.

Accounts receivable

Accounts receivable represents the amounts that the Company has an unconditional right to consideration, which are stated at the original amount less an allowance for credit losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect due amounts. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of income. Delinquent account balances are written off against the allowance for credit losses after management has determined that the likelihood of collection is remote. In circumstances in which the Company receives payments for accounts receivable that have previously been written off, the Company reverses the allowance and bad debt expenses.

Revenue Recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 requires the use of a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Under the guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

Our Company is primarily engaged in the parallel-import vehicle business and since August 2023 generates its revenue from the sales of parallel-import vehicles to an overseas parallel-import car dealer. We primarily purchase automobiles, chiefly luxury brands such as Mercedes, Lexus, Range Rover, and Toyota, through purchasing agents who purchase cars from brand name authorized dealers. We make payment directly to the authorized dealerships and arrange for third party intermodal trucking companies, which specialize in freight transportation between ports, rail terminals and inland logistics hubs, to pick up the purchased vehicles from the authorized dealerships. In addition to purchases from authorized dealerships through the purchasing agents, we occasionally buy directly from independent dealers that carry a larger variety of vehicles with different brands, when we receive orders for vehicles that cannot be sourced through our usual arrangements.

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In accordance with ASC 606, we recognize sales revenue at the point in time when the performance obligation has been satisfied and control of the vehicles has been transferred to the dealers. For sales to U.S. domestic parallel-import car dealers, revenue is recognized when a vehicle is delivered and its title has been transferred to the dealers. For overseas sales, our Company sells vehicles under Cost and Freight (“CFR”) shipping point term, and revenue is recognized when a vehicle is loaded on a cargo ship and its title has been transferred to the dealer. Our Company accounts for the revenue generated from sales of vehicles on a gross basis as our Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which our Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of our Company’s contracts have one single performance obligation as the promise is to transfer the individual vehicle to parallel-import car dealers, and there are no separately identifiable other promises in the contracts. Our Company’s vehicles are sold with no right of return and our Company does not provide other credits or sales incentives to parallel-import car dealers. Historically, no customer returns have occurred. Therefore, our Company did not provide for any sales return allowances as of December 31, 2025 and 2024.

The Company’s customer may inspect the vehicles upon arrival and has one hundred eighty (180) days to report any discrepancies, defects or non-compliance with the agreed specifications. The Company is responsible for resolving any issues including repair and replacement, as deemed appropriate by both parties. The Company has not received any claims since the commencement of the business because the vehicles the Company sells are brand new autos, and the dealers perform pre-delivery inspection before releasing the cars. Accordingly, the Company did not provide for any warranty liability reserve for the years ended December 31, 2025 and 2024. In addition, the 180 days warranty provided for the vehicles sold is not detachable and the Company does not offer a separate warranty for the vehicles sold or to be sold. The 180-day inspection period provides Burlington standard assurance and does not constitute an additional service, therefore, the Company does not account for such service as a separate performance obligation.

The Company does not charge the customer separately for shipping and handling fees. Shipping and handling are activities needed to fulfill the Company’s promise to transfer the vehicle to the customer, which is recorded as freight expense that is included in the selling expenses.

On August 1, 2023, the Company entered into a profit-sharing agreement with the main parallel-import car dealer in Hong Kong to complement its existing parallel-import vehicle export operations. This structure strengthens the long-term collaboration between the Company and strategic partner in Hong Kong. The Company generates revenue under this model by entitling a fixed income of $8,000 per vehicle regardless the actual sales price the parallel-import car dealer sold to end customers. The Company will not be entitled to the profit sharing until the full payment of sales price of the vehicle is received by parallel-import car dealer and completion of quarterly sales reconciliation and settlement with the parallel-import car dealer. The Company recognizes the revenue from profit sharing when the Company receives the profit sharing amount from the parallel-import car dealer. Depending on the circumstances, the profit-sharing amount may either be deducted from the dealer's purchase deposit balance held with Hillhouse or settled separately through a wire transfer.

Inventory

Inventory consists of new vehicles held for sale and is stated at the lower cost or net realizable value using the specific identification method. The value of inventory mainly includes the cost of auto vehicles purchased from U.S. automobile dealers, non-refundable sales tax, and dealership service fees. The Company reviews its inventory periodically if any reserves are necessary for potential shrinkage and impairment. As of December 31, 2025 and 2024, the Company did not  provide for  any inventory impairment reserves.

Income taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses (“NOL”) carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

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Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income.

Related parties and transactions

The Company identifies related parties, and accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition.

Recent accounting pronouncements

The Company considers the applicability and impact of all Accounting Standard Updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” The ASU amends the disclosure or presentation requirements related to various subtopics in the FASB ASC. The ASU was issued in response to the SEC’s August 2018 final amendments in Release No. 33-10532, Disclosure Update and Simplification that updated and simplified disclosure requirements that the SEC believed were duplicative, overlapping, or outdated. The guidance in ASU 2023-06 is intended to align GAAP requirements with those of the SEC and to facilitate the application of GAAP for all entities. The amendments introduced by ASU 2023-06 are effective if the SEC removes the related disclosure or presentation requirement from its existing regulations by June 30, 2027. If, by June 30, 2027, the SEC has not removed the applicable requirements from its existing regulations, the pending content of the associated amendment will be removed from the ASC and will not become effective for any entities. Early adoption is permitted. The adoption of ASU 2023-06 is not expected to have a material impact on the Company’s consolidated financial statements or related disclosures.

On November 4, 2024, the FASB issued an ASU to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; selling, general, and administrative expenses; and research and development). The amendments in the ASU require disclosure in the notes to financial statements of specified information about certain costs and expenses. The amendments require that at each interim and annual reporting period an entity: 1.Disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities (or other amounts of depletion expense) included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed in (a)–(e). 2. Include certain amounts that are already required to be disclosed under current generally accepted accounting principles in the same tabular disclosure as the other disaggregation requirements. 3. Disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. 4. Disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments in this ASU should be applied either (1) prospectively to financial statements issued for reporting periods after the effective date of the ASU or (2) retrospectively to any or all prior periods presented in the financial statements.

In January 2025, the FASB issued ASU 2025-01 Income Statement-Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027.

In March 2025, the FASB issued ASU 2025-02—Liabilities (405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122. The amendments in this update are effective immediately and on a fully retrospective basis to annual periods beginning after December 15, 2024. The Company does not believe it will have a material impact to the Company’s financial statement presentation or disclosures.

In May 2025, the FASB issued ASU 2025-04, Compensation - Stock Compensation (Topic 18) and Revenue from contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer. The amendments provide guidance on identifying the accounting acquirer in transactions involving a variable interest entity. The amendments clarify the accounting for share-based consideration payable to a customer under Topic 718 and Topic 606. The amendments are effective for annual reporting periods, including interim reporting period within those annual periods, beginning after December 15, 2026. Early adoption is permitted. The Company is currently evaluating the impact of this amendment and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations, or cash flows.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments provide a practical expedient and, if applicable, an accounting policy election to simplify the measurement of credit losses for certain receivables and contract assets. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in any interim or annual period in which financial statements have not been issued or made available for issuance. The Company is currently evaluating the impact of this amendment and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations, or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

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BUSINESS

Overview

We operate a vehicle export business, specializing in sourcing new premium vehicles in the U.S. and selling them to a Hong Kong-based client. While the contractual purchaser is located in Hong Kong, the vehicles are shipped, at the client’s direction, directly from U.S. ports to ports in mainland China.

We primarily purchased vehicles from authorized dealerships in 2023. Beginning in 2024, we expanded our sourcing channels and purchased a greater portion of vehicles from independent dealers. In 2025, we only sourced vehicles from independent dealers, which offered more favorable pricing than authorized dealerships. When purchasing vehicles from authorized dealerships, we make payment directly to the authorized dealerships and arrange for third party intermodal trucking companies, which specialize in freight transportation between ports, rail terminals and inland logistics hubs, to pick up the purchased vehicles from the authorized dealerships. The titles to the vehicles are initially in the name of the purchasing agents with the understanding that the purchasing agents are acting as our proxies and that we actually own the purchased vehicles. To our knowledge, this practice has not been tested in a court proceeding, nor is it based on a formal legal opinion. In addition to our purchases from authorized dealerships, we also buy vehicles directly from independent dealers – particularly when specific models are unavailable through our typical channels due to inventory limitations, regional allocation constraints, or brand-specific distribution strategies. These independent dealers often operate domestic resale networks, enabling us to access vehicles that may not be readily available in our region. We pay these independent dealers based on our purchase orders when the vehicles are delivered by them to a designated port for export. We do not involve purchasing agents in the transactions with independent dealers.

Luxury vehicle manufacturers and official distributors often impose contractual clauses on authorized dealerships that prevent them from knowingly selling vehicles for export and have taken measures to restrict third-party export activities, such as limiting vehicle purchases by parallel-import dealers through contractual provisions or tracking purchases via “Suspect Customer Databases.” Utilizing purchasing agents has allowed us to purchase a large variety of vehicles for export in large quantity, without to our knowledge, being put on the manufacturers’ “Suspect Customer Databases.”

Once a vehicle is purchased from an authorized dealer through a purchasing agent, we arrange local transportation within the U.S. so that the vehicle is picked up from the authorized dealerships and promptly delivered to a freight forwarder’s warehouse for shipment to the destination in the PRC ports specified by our client in Hong Kong. We ship the vehicles to the designated destinations only if we have received full payment for the vehicles. We oversee every aspect of the export process, including arranging for shipment by sea, managing customs clearance, and ensuring compliance with all regulatory requirements. This end-to-end service provides a seamless experience for our client who relies on us to handle the complexities of cross-border logistics.

By collaborating with independent purchasing agents and sales personnel who work for authorized dealerships, we benefit from their local expertise and resource networks, enabling us to maintain a reliable and scalable operation without the challenges associated with directly managing a large pool of agents. In 2024, we completed 67 transactions, including 34 with authorized dealerships and 33 with independent dealers and worked with 15 purchasing agents. For year ended December 31, 2024, our total revenue was $8,066,876 and net income was $878,363. In 2025, we completed 75 vehicle transactions, all with independent dealers, and did not engage any purchasing agents because the vehicle prices of the independent dealers were more favorable than those of the authorized dealerships. We intend to continue to maintain both sourcing models in the future– through independent dealers and authorized dealerships – and select the most cost effective option based on prevailing market conditions. We intend to maintain our sourcing relationships as we believe access to both channels is critical to our maintaining an uninterrupted supply of vehicles. For year ended December 31, 2025, our total revenue was $8,116,310 and net income was $122,604.

Our Competitive Strengths

We believe that we have built a competitive edge in the automotive export industry by leveraging key competitive strengths that differentiate us from our competitors and drive our long-term success. These strengths include:

Strong relationships with authorized dealership sales personnel

Our sourcing strategy is built on long-term, trust-based informal relationships with individual sales personnel at both authorized and independent dealerships in the U.S. The relationships with independent sales personnel have developed over time as prior to the first quarter of 2025 we consistently purchased vehicles through third-party purchasing agents who placed orders on our behalf. Because of the trust established with these individual sales personnel, we believe that they facilitate transactions efficiently and provide priority access to in-demand inventory. However, we cannot confirm whether these professionals prioritize our orders over other customers. Although we didn’t source vehicles from authorized dealerships for the first, second and third quarters of 2025, we continue to retain this as one of our sourcing models.

When we utilize purchasing agents, we enter into agent authorization agreement under which the agents act solely on behalf of our company and acknowledge that all vehicles procured under our instructions are contractually recognized as our property, regardless of the name listed on the title. Under the current operational model, the vehicle title is registered in the name of the purchasing agent. However, because we make payment directly to the authorized dealerships and the agent authorization agreements state that ownership of the vehicles, the full economic interests, risks, and benefits of ownership belong to us, we believe that we are the beneficial owner of the vehicles. In other words, the agents’ names appear on the titles, but we believe we are the ones who actually bear the benefits of ownership. Our position is based on industry practice and contractual arrangements; however, we have not obtained a legal opinion confirming this view, nor has it been tested in court to our knowledge. This arrangement creates a structural risk that a purchasing agent could, despite the contractual terms, sell the vehicle to a third party before the vehicle is delivered to our logistics providers. Although we have not experienced any such incidents to date, this risk underscores the importance of working with agents with whom we have established long-standing, trust-based relationships.

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Streamlined Export Operations

Our export operations are structured around a standardized and efficient process that ensures smooth vehicle shipments. We work with established logistics providers and follow a streamlined workflow covering sourcing, custom clearance, and shipping. With a strong track record of timely deliveries and compliance with export regulations, our process minimizes delays and optimizes efficiency, providing a seamless experience for our clients.

Integrated Logistics and Freight Management

We work with carefully vetted third-party logistics providers and freight forwarders to ensure secure, efficient, and cost-effective vehicle shipments. Our selection process considers multiple factors, including the provider’s experience with international vehicle exports, compliance with U.S. Customs and Border Protection regulations, competitive pricing, and a proven track record of safe and timely delivery. We choose logistics partners with established relationships with major shipping lines and demonstrated capabilities in handling automotive exports through U.S. ports. Prior to engagement, we verify their licensing, insurance coverage and standard operating procedures.

We believe that this thorough vetting process has allowed us to minimize transportation risks and avoid unnecessary delays. To date, none of the vehicles we have exported have suffered damage during transit, reflecting the effectiveness of our logistics strategy evidencing our competitive advantage in consistently delivering vehicles safely and on schedule.

Stringent Compliance and Risk Management

Our deep understanding of U.S. export regulations, including EPA and DOT compliance, allows us to complete transactions within the current legal frameworks. By maintaining strict adherence to regulatory standards, we strive to mitigate risks and provide our clients with a reliable and transparent service. EPA (Environmental Protection Agency) and DOT (Department of Transportation) compliance are essential regulatory requirements for exporting vehicles from the U.S. The EPA regulates vehicle emissions and environmental impact to ensure exported vehicles meet U.S environmental standards. Vehicles must comply with the Clean Air Act, which sets limits on air pollutants. The DOT ensures vehicle safety standards are met before export, compliance with Federal Motor Vehicle Safety Standards (FMVSS), covering aspects like crash safety, lightning, and braking. Since we generally acquire vehicles directly from authorized dealerships, all the cars we export meet EPA and DOT compliance standards. These vehicles are originally manufactured for the U.S. market and fully adhere to emission regulations, safety requirements, and federal motor vehicle standards set by these agencies. As a result, there is no need for additional modifications or compliance checks. We retain proof of compliance through dealership invoices, EPA/DOT compliance labels, manufacturer documentation, and vehicle history reports, ensuring that every exported vehicle adheres to U.S. regulatory standards, without the need for future modification.

Scalable Business Model

Our operations are designed for scalability, enabling us to expand our export volume and service offerings without disrupting efficiency. As demand increases, we are positioned to adapt our processes, relationships, and logistics networks to support higher transaction volumes. Our business model is built on a pre-order basis, where customers place orders and typically pay the full purchase price for their vehicles upfront. This structure significantly reduces working capital pressure related to vehicle procurement, as we typically only purchase vehicles after receiving customer payments.

While this payment structure minimizes inventory-related cash flow burdens, it does not eliminate the need for continued investment in other areas such as technology systems, operational infrastructure and personnel as we grow. To sustain long-term scalability, we intend to enhance our support capabilities across sourcing, logistics, and client services.

We intend to continue to maintain both sourcing models in the future – through independent dealers and authorized dealerships – and select the most cost effective option based on prevailing market conditions. In situations where we engage purchasing agents, they act under written agreements that specify our company has the actual vehicle ownership, even though the vehicles are often registered in the agents’ names. There is a potential risk that an agent could attempt to resell the vehicle independently. To date, we have not encountered any such incidents.

Strong Customer Relationship

With a client-centric approach, we prioritize transparency, efficiency, and service reliability. Overtime, we have developed a strong and stable relationship with a single long-term corporate customer in Hong Kong. Our ability to consistently deliver high-quality vehicles has earned us their trust and positioned us as a reliable partner in their parallel-import vehicle supply chain.

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Our Growth Strategy

We are committed to sustainable growth through strategic expansion, diversification, and operational efficiency. Our growth strategy focuses on the following key areas to strengthen our market position and drive long-term success:

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Expansion into High-Demand Markets. We plan to expand into Southeast Asia and the Middle East, where demand for U.S. luxury vehicles is strong. We believe that these regions provide opportunities to tap into a broader client base seeking U.S.-made high-performance and luxury vehicles.

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Strengthening Our Sourcing Capabilities. We intend to further develop our relationships with dealership sales personnel, independent dealers and purchasing agents to allow us to secure more inventory and optimize pricing.

•	Diversification into Car Subscription Services. To complement our export business, we intend to enter the car subscription market upon the completion of this offering

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Investing in Technology and Logistics. We plan to enhance our logistics and tracking capabilities to improve inventory visibility and optimize transportation efficiency. At present, our logistics coordination is conducted through third-party providers and manually managed internal processes. We do not currently operate a proprietary logistics or order management system. To support future scalability, we intend to invest in technology solutions, such as an integrated order management platform and CRM tools. These enhancements are expected to streamline operations, reduce processing time, and improve communication with customers and suppliers.

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Expanding Marketing and Business Development Initiative. We intend to strengthen our marketing efforts to increase brand recognition among high-net-worth buyers, develop new client relationships in destination markets, and reinforce ties with Hong Kong-based clients who provide us with recurring orders.

Recent Development

We intend to launch a car subscription business through our newly incorporated Flexown subsidiary, which we believe will diversify our business and aligns with the growing global trend toward flexible vehicle ownership models. We intend to provide a subscription-based vehicle service that will allow users to access premium vehicles with flexible terms, including maintenance, insurance, and roadside assistance under a single monthly fee. We believe that this subscription model will cater to:

•	Affluent customers who prefer flexibility over long-term ownership;

•	Expatriates, business travelers, and short-term residents who need vehicles without the commitment of a purchase or lease; and

•	Urban professionals and persons having younger demographics who value convenience and access to premium vehicles without high upfront costs.

As the global mobility landscape shifts toward on-demand vehicle access, we intend to expand our automotive business beyond exports, and into vehicle-as-a-service (VaaS) solutions, further strengthening our position in the automotive industry.

Recognizing the need to diversify our customer base beyond the PRC market, we have recently been actively securing new end-market clients. As part of this effort, we have successfully signed letters of intent (LOIs) with importers in Cambodia, Germany and South Korea. We are currently in active discussions with each of these importers regarding definitive terms, including import policies and logistics feasibility. These LOIs are non-binding and do not contain fixed expiration dates. They reflect a mutual intent to establish a vendor relationship, and we anticipate that formal agreements will follow upon completion of necessary due diligence and regulatory review in each respective country. We believe that this strategic expansion will provide future stability and will support our long-term growth in international markets.

Our Industry and Business Model

We currently generate our revenue from the sales of vehicles to an importer based in Hong Kong, which vehicles are shipped directly from U.S. ports to ports in the PRC, at the client’s instructions. While we do not directly sell to or collect payments from end consumers in the PRC, market conditions in China impact our business. In the PRC, parallel-import vehicles refer to those purchased directly by dealers from overseas markets and imported into the PRC market for sale through channels other than the official distribution systems of automobile manufacturers. Models and prices of new parallel-import vehicles vary from mid-range to high-end brands, with manufacturer's suggested retail prices (“MSRPs”) typically of not less than $40,000. Parallel-import cars are popular in China because they are relatively cheaper and include models and versions with more customization possibilities than standard imported cars. According to a 2023 publication by the Zhengzhou Free Trade Zone, parallel-import vehicles in China are generally priced 10% to 20% lower than their comparable manufacturer-authorized counterparts. This pricing advantage primarily stems from the elimination of intermediary markups within traditional, multi-tiered dealership networks, allowing parallel-import channels to offer more competitive pricing to end consumers. (Source: Zhengzhou Free Trade Zone, March 2023, zzftz.zhengzhou.gov.cn) Parallel-import cars are also popular because some overseas models cannot be sold in China due to certain environmental protection and emission standards regulations and can only be introduced into the PRC market through parallel imports.

All motor vehicles imported into the PRC, including those imported through parallel channels, must ultimately meet the applicable environmental protection and safety standards required under PRC law. However, vehicles imported through parallel-import channels are not subject to the full vehicle approval process typically required for vehicles imported by manufacturer-authorized distributors.

Instead, parallel-import vehicles are processed through a “single-vehicle approval” mechanism administered by local authorities. This process allows the vehicle to undergo compliance verification on a case-by-case basis, including emissions and safety checks conducted by designed inspection agencies. As a result, certain foreign vehicle models- particularly those not yet officially launched in China by manufacturer or its authorized distributor-can be imported and registered in the PRC more quickly than through official distribution channels.

This alternative pathway is one of the key factors that enables the importation of high-demand and limited-availability vehicles, such as the Tesla Cybertruck or Dodge Challenger Hellcat, into the PRC market via parallel importers.

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As manufacturers frequently set the price of imported vehicles based on local market conditions, the same vehicle will have different prices in different territories. This price differential allows parallel-import vehicle dealers to capitalize on the price disparity. At present, there are no U.S. federal or state laws or regulations that prohibit the export of U.S. manufactured vehicles into foreign countries. Nonetheless, manufacturers and their distributors sometimes regard parallel-import vehicles as a competitor to their network of franchised dealerships and thus may take measures to limit or reduce the opportunities for third parties, such as parallel-import vehicle dealers, to profit through leveraging the manufacturers’ different international pricing strategies. For example, manufacturers may include provisions in their sales agreement with authorized dealerships that restrict the original purchaser from reselling the vehicle to another country. These restrictions apply to the individual or entity signing the purchase contract, rather than the vehicle itself, or may build and update their Suspect Customer Database and monitor and limit the sales of automobiles to those customers suspected of exporting newly purchased vehicles for resale.

Parallel-import vehicles in the PRC are generally divided into three categories based on the country of origin, including U.S. sourced vehicles, Asian sourced vehicles, and European sourced vehicles. All of the cars we sell are U.S. sourced vehicles with MSRPs typically of not less than $80,000. Generally, suppliers of the U.S. sourced parallel-import cars are unable to purchase large quantities of vehicles, so most of the industry's participants are small family businesses who purchase cars from local dealers and resell them to local dealers/exporters in the U.S. or to dealers/importers in China. For U.S. exporters of parallel-import vehicles, vehicle sourcing capabilities are critical.

In order to rein in prices of foreign luxury cars in the PRC market, which are typically higher than elsewhere in the world, the PRC government has issued policies to promote the development of the parallel-import car industry. Since the PRC government issued policies to promote parallel-import vehicles sales in October 2014, the parallel-import vehicle market began to grow. In 2016, the Ministry of Commerce of the PRC and seven other departments issued a new rule entitled Several Opinions on Promoting Pilot Parallel Import of Automobiles to speed up the implementation of the pilot policy measures to promote parallel-import cars. China began piloting parallel imports of automobiles in February 2016, where the first cities to institute pilot parallel import programs were Shanghai, Tianjin, Fuzhou, Shenzhen, and Huangpu, followed by Chengdu, the Xinjiang Uygur Autonomous Region, Dalian, and Ningbo.

As a result of these government policies, Chinese consumers have obtained greater access to foreign premium cars, such as Porsche and Land Rover, which have spurred sales despite overall softening sales in the broader market. In recent years, the Chinese automotive market has experienced a notable shift. While the overall market has softened, particularly affecting foreign brands, local manufacturers have seen significant growth. In October 2022, the market share of domestic Chinese passenger car brands surpassed 50% for the first time, reaching 51.53%, while German and Japanese brands saw declines to 19.25% and 18.94%, respectively, according to data released by the China Passenger Car Association (CPCA) on November 8, 2022. This trend continued into 2024. According to a report by the China Association of Automobile Manufacturers (CAAM), titled “China’s auto industry exceeds expectations in 2024” by Li Jiaying and published in China Daily on January 14, 2025, China’s domestic auto brands sold 17.97 million passenger vehicles in 2024, representing a 23.1% year-on-year increase and bringing their overall market share to a record high of 65.2%.

Despite this overall softening, government policies have enabled Chinese consumers to access foreign primum cars, such as Porsche and Land Rover, sustaining sales in the luxury segment. The market liberalization in 2016 was partly driven by the PRC government’s desire to break up monopolies, benefit consumers, and encourage more cooperation between suppliers and dealers. In 2017, China's new “Measures for the Administration of Automobile Sales” (the “Measures”) were released. Article 36 of the Measures provides a regulatory basis for the parallel importation of automobiles. This document contributed to the rapid development of the parallel import model in China. The new regulation defines the supplier of imported cars as “the operator who imports cars from abroad,” and the authorization of the manufacturer is no longer required for importing cars.

Although the 2016 rule refers to these programs as “pilot,” subsequent regulatory and market developments have effectively normalized the parallel importation of automobiles within designated free trade zones. As of the date of this prospectus, the PRC government has not publicly issued any new formal rules to replace the 2016 Opinions, and no further national-level regulations specific to parallel-import automobiles have been released. However, the practice has become institutionalized in practice, and local customs authorities in free trade zones such as Shanghai, Tianjin, and Guangdong continue to support and regulate parallel-import vehicle operations. To the best of the Company’s knowledge, the 2016 guidance remains the most recent formal regulatory issuance governing the parallel importation of automobiles in the PRC.

In 2016, the PRC government implemented liberalization measures aimed at breaking up monopolistic supply chains, enhancing consumer choice, and encouraging competition. These efforts culminated in the 2017 issuance of the Measures, which, through its Article 36, formally established a legal basis for the parallel importation of automobiles. Under this regulation, qualified importers may bring in foreign vehicles without requiring direct authorization from manufacturers, enabling the rapid development of China’s parallel-import market. In recent years, the Chinese automotive market has undergone a significant transformation. While overall market conditions have softened, the decline has been particularly pronounced among foreign brands, which are facing intensifying competition from increasingly capable domestic manufacturers. In light of the ongoing market softness in China, we have actively begun exploring and engaging with prospective customers in other international markets to diversify our client base and reduce dependence on PRC demand.

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Under the traditional brand authorization model, a car manufacturer is in control of the product types and specifications of the imported cars. With the development of the parallel import model, a growing number of PRC end consumers choose to bypass the brand-authorized dealers in favor of non-authorized dealers for a variety of reasons such as improved prices and customized configuration. The development of the parallel-import vehicle industry has since grown significantly. In 2019, the Ministry of Commerce of the PRC and six other departments issued the Opinions on Further Promoting the Development of Parallel Import of Automobiles, which emphasize the need to (i) permit and support establishment of compliance and modification sites for parallel-import automobiles to ensure the automobiles meet national standards; (ii) promote the normalization and institutionalization of the parallel import of automobiles; (iii) further improve trade facilitation for parallel-import automobiles; and (iv) further strengthen the supervision and accountability of parallel-import automobiles. In 2022, the Ministry of Commerce of the PRC and 16 other departments promulgated the “Circular on Several Measures for Invigorating Automobile Circulation and Promoting Automobile Consumption,” which provides that the PRC government will further promote the sustainable and healthy development of parallel imports of automobiles by supporting the parallel import of automobiles in ports that can handle international shipping and permit automobile imports and improving the mandatory product certification and information disclosure system for parallel-import automobiles. Such regulations and policies are in compliance with U.S. laws on trade and exports.

Currently, we are engaged in the parallel-import vehicle dealership business, where we purchase automobiles from the U.S. market through purchasing agents and resell them to our client in Hong Kong, a parallel-import car dealer. Our profits are derived from the price difference between our U.S. vehicle acquisition costs and the resale prices obtained by our Hong Kong client. We do not sell directly to or generate revenue from end customers in the PRC but we ship vehicles directly to PRC. Our operating principle is to maximize sales margins rather than volume, so we mainly focus on luxury vehicle brands because of the strong purchasing power of the end consumers in the PRC and higher markups for such vehicles. This strategy has allowed us to maintain efficient operations and effective management.

Although the PRC government has issued a series of policies to encourage the parallel import of vehicles into the PRC market and, currently, there are no U.S. federal or state laws or regulations that prohibit the export of vehicles that will be parallel imported into foreign countries, U.S. automobile dealers are generally discouraged by brand manufacturers from selling their vehicles for export outside the U.S., as this may negatively impact the manufacturer’s overseas market share. U.S. automobile dealers have built and are constantly updating their own Suspect Customer Database and, as a result, a purchasing agent who is on the Suspect Customer Database of a U.S. automobile dealer may be restricted or prohibited from purchasing certain models of new vehicles from that dealer. As such, each purchasing agent can likely perform only a limited number of purchases before ending up on a Suspect Customer Database. In order for us to obtain sufficient vehicles, we have to work with a large number of purchasing agents.

In August 2023, we launched a new profit-sharing model to complement our existing parallel-import vehicle export operations. This structure is designed to support scalable, low-risk growth while fostering long-term collaboration with strategic partners engaged in the resale of the U.S – sourced vehicles in international markets, particularly in the PRC. We generate revenue under this model by earning a fixed profit of $8,000 per vehicle. This profit is recognized only after Burlington, our Hong Kong client, confirms receipt of full payment from its end customer. Settlements are conducted on a quarterly basis. Depending on the circumstances, the profit-sharing amount may be deducted from Burlington’s existing account balance with us or paid separately by wire transfer.

This model allows us to scale our export operations while maintaining capital efficiency and reducing operational risk. Because the vehicle purchase and shipment costs are funded in advance by Burlington, we do not bear working capital pressure or inventory exposure. Moreover, the fixed-margin structure provides predictable revenue, independent of fluctuations in downstream market pricing. By focusing on sourcing and logistics execution, we are able to leverage our operational strengths while establishing recurring cash flow through this cooperative model.

As an example of a typical transaction, under a sales contract entered into by and between our Company and our Hong Kong client, we are required to (i) load the designated automobiles on a vessel by the time of shipment specified in the contract at a U.S. port of loading; (ii) facilitate export customs clearance; (iii) provide the Hong Kong customer with information about the designated automobiles, quantity, invoice amount, vessel name, and departure date, and provide a bill of lading, packaging list, commercial invoice, and other necessary documents; and (iv) ensure that the sold automobiles are brand new. Pursuant to the sales contract, the Hong Kong customer (i) is responsible for import customs clearance and other relevant import issues; (ii) is required to bear all costs and risks once the designated automobiles arrive at the designated port of destination in the PRC; (iii) is responsible for paying all applicable import duties and taxes in the PRC, and (iv) is responsible for arranging payment as specified in the contract. In the event of any dispute, controversy, or claim arising out of or relating to such sales contracts, both parties agree (i) they will first try to resolve such disputes through friendly consultation; and that (ii) the validity, interpretation, and implementation of such contracts shall be governed by the laws of the State of California in the U.S.

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Sources of the Vehicles We Export

Our suppliers consist of both authorized dealerships and independent dealerships in the U.S. All of our purchases of automobiles from authorized dealerships and made through purchasing agents who facilitate transactions on our behalf. We obtain our vehicles from both authorized dealerships and independent local dealers in the United States. In 2024, we sourced vehicles from eight authorized dealerships and four independent dealerships. In 2025, we sourced all of our vehicles from two independent dealerships in U.S. The brands and models we export are usually luxury or mid-to high-end vehicles that are in high demand in the PRC market, such as vehicles produced by Mercedes-Benz in the U.S.

Fulfillment and U.S. Customs Clearance

It is our responsibility to arrange for the ocean freight forwarder to load the automobile to be shipped and provide them with the ocean bill of lading and related documents. As such, we bear the risk of damage and loss prior to arranging for the shipping of automobiles by third-party logistics service providers, but these risks pass to our customers once the automobile is dispatched on board. Our Hong Kong parallel-import car dealer is responsible for after-sale services for the end purchasers of those parallel-import vehicles. Our Hong Kong client places orders with us specifying the vehicle models and quantities they wish to purchase. Once the order is confirmed, they are required to prepay the full amount listed in the order via wire transfer before we proceed with vehicle procurement. We do not accept letters of credit or financing arrangements.

Upon receipt of payment, we arrange for vehicle acquisition from our suppliers. Once the vehicles are secured, we coordinate with third-party freight forwarders, who are responsible for filing the necessary export declarations and completing the customs clearance process. These providers, typically licensed as Non-Vessel Operating Common Carriers, handle all export procedures and arrange for ocean freight shipment. These logistics providers handle the transportation process, typically by sea, ensuring that the vehicles are delivered to the PRC ports designated by our Hong Kong client.

Competition

The U.S. automobile parallel export industry is highly competitive and constantly evolving, consisting mostly of small-scale exporters and family-run businesses with limited supply capabilities. Unlike industries with dominant corporate players, automobile parallel exporting is largely fragmented, with exporters operating independently.

Our most significant competition comes not from other U.S.-based parallel exporters but rather from authorized dealerships located in the destination markets served by our corporate client. These dealerships, backed by manufacturers, have the ability to offer direct discounts, and promotional pricing that may bring their prices lower than parallel-imported vehicles, provide manufacturer-backed warranties and financing options making their vehicles more attractive to local buyers, and receive priority inventory allocation ensuring they have a steady supply of popular models without the logistical complexities of importing.

Employees

As of December 31, 2025, we had  seven full-time employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes in the past. None of our employees is represented by a labor union.

Governmental Regulations

The exportation aspect of our business is subject to the Code of Federal Regulation’s requirements for exportation under 19 CFR § 192.2 and the inspection of Customs. We may be required to present to Customs, at the port of exportation, both the vehicle and the documentation describing the vehicle, including the vehicle identification number (“VIN”) or the product identification number at least 72 hours prior to export for Customs to determine the authenticity of the documents. Specifically, for exportation of U.S.-titled vehicles, we are required to provide to Customs the vehicle’s original certificate of title. If the vehicle to be exported is leased or has recorded liens in the U.S., separate writing from the third-party in-interest is also required, which expressly provides that the vehicle may be exported and contains a complete description of the vehicle (including the VIN and the name and contact of the owner or lienholder) and the original signatures.

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Facilities

Our principal executive offices are located at 20955 Lycoming St, Suite 201-208, Diamond Bar, California 91789, where we lease office space with an area of approximately 1,300 square feet, with a month-to-month lease term and a monthly rent of approximately $2,000.00 in total. These offices are used as our corporate headquarter for general business operations and administrative functions. We believe that the offices that we currently lease are adequate to meet our needs for the foreseeable future.

Insurance

We currently do not have any insurance for our operations or personnel.

Seasonality

We experience fluctuations in sales due to seasonal purchasing patterns of end consumers of parallel-import vehicles in the PRC. Historically, our sales volume tends to be higher in the first and fourth quarters of the fiscal year, as demand increases ahead of the Chinese New Year. Many end consumers in the PRC prefer to purchase vehicles during this period as a reward for their year-long efforts, leading to higher order volumes from our Hong Kong client.

However, we cannot assure you that our sales will always follow this seasonal pattern. Our results of operations may fluctuate from period to period for a variety of reasons. Therefore, comparisons of sales and operating results between different periods within a single financial year, or between the same periods in different financial years, may not always be meaningful and should not be relied upon as indicators of our future performance.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to violation of restrictions on export, intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

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MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

Name	Age	Position(s)
Mr. Fenglong Ma	40	Chairman, Director, Chief Executive Officer
Mrs. Zheng Wen Tong	52	Chief Operating Officer
Mr. Chihyuan Lin	43	Chief Financial Officer
Mr. Tom Xing	58	Director
Mr. Dong Lin *	56	Independent Director nominee, member of Audit Committee, Compensation Committee, and Nominating & Governance Committee
Mr. Qizhe Wu*	39	Independent Director nominee, member of Audit Committee, Compensation Committee, and Nominating & Governance Committee
Mrs. Si Zhang *	33	Independent Director nominee, Chairwoman of Audit Committee, Compensation Committee, and Nominating & Governance Committee

*	Has accepted appointment as a director, effective upon the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers, directors, and director appointees:

Fenglong Ma has served as our Chief Executive Officer and our Chairman of the Board of Directors since October 2022. He is a seasoned entrepreneur in international trade and automotive sales. He founded our company in October 2022, leading its strategy, operations, and entry into automotive exports. Previously, he co-founded Qingdao High-End Vehicle Trading Co., and served as General Sales Manager from January 2020 to September 2022. He was responsible for sales, market expansion, and supply chain management of high-end imported vehicles, establishing strong global partnerships and optimizing procurement processes. Mr. Ma is a citizen of the PRC and currently resides in the PRC.

Zheng Wen Tong has served as our Chief Operating Officer since November 2024, overseeing vehicle procurement, logistics, and financial transactions. She has extensive experience in automotive trade and supply chain management. Before this, she was an office manager at TW&EW Service from April 2024 to October 2024. From January 2020 to March 2020, she served as an Office Manager at Luxury Unlimited Group. She received a diploma in Accounting from Shanghai Business Trade College in July 1994. Ms. Tong is a citizen of the United States and currently resides in the United States.

Chihyuan Lin has served as our Chief Financial Officer since February 2025, overseeing financial strategy and operations. He is an experienced financial executive with expertise in strategic financial management, accounting, and SEC reporting. Before joining us, he founded Linck Consulting Inc. in September 2024 and has been serving as its CEO, providing accounting and tax consulting services. From September 2023 to September 2024, he worked as a consultant at 8020 Consulting LLC, focusing on SEC reporting and financial advisory services. From October 2021 to October 2022, he held the role of Senior Manager of Financial Reporting and Analysis at HF Foods Group Inc., overseeing financial reporting and compliance matters. Earlier, from February 2018 to October 2021, he served as the Assistant Director of Finance and Assistant Controller at Ta Chen International Inc., specializing in operational accounting and financial statement consolidation. Mr. Lin holds a Master of Science degree in Accounting from the University of Texas at Dallas on August 12, 2011 and a Master of Science degree in Finance from the University of Illinois Urbana-Champaign on May 16, 2010. Mr. Lin is a citizen of the United States and currently resides in the United States.

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Tom Xing has served as a director since November 2024 . Under his employment agreement with us, he has certain managerial duties and provides support for our business operations and strategic growth. He has a strong background in supply chain and logistics management. Previously, he was a logistics manager at Luxury Unlimited Group from January 2020 to March 2020, managing stock control, procurement, and distribution. Before that, he founded Ansun Transportation Inc, a logistics company, from June 2015 to December 2023. Mr. Xing is a citizen of the United States and currently resides in the United States.

Dong Lin will serve as an independent director upon the effectiveness of the registration statement of which this prospectus is a part. He has been an office manager at Shandong Shanzheng Law Firm since 2009, starting from 2021, he obtained a license to practice law. Mr. Lin received a Bachelor of Law degree from East China University of Political Science and Law in June of 1998. Mr. Lin will serve as member of our Audit Committee, Compensation Committee, and Nominating & Governance Committee upon effectiveness of the registration statement of which this prospectus is a part. Mr. Lin is a citizen of the PRC and currently resides in the PRC.

Qizhe Wu will serve as an independent director upon the effectiveness of the registration statement of which this prospectus is a part. He has served as the CEO of DuiAn Technology (Shandong) Co., Ltd., a corporate strategy, market expansion, and operational management company since November 2024. Previously, he was a business manager at China Resources Guangdong Pharmaceutical Co., Ltd. from June 2021 to July 2023. From 2016 to 2021, he held the same role at Shandong Haiwang Yinhe Pharmaceutical Co., Ltd., overseeing pharmaceutical distribution. He received a Bachelor’s degree in art design from Harbin Normal University on June 30, 2010. He will serve as member of our Audit Committee, Compensation Committee, and Nominating & Governance Committee upon effectiveness of the registration statement of which this prospectus is a part. Mr. Wu is a citizen of the PRC and currently resides in the PRC.

Si Zhang will serve as an independent director upon the effectiveness of the registration statement of which this prospectus is a part. She has been the Chief Financial Officer of Qingdao HiCang Logistics Technology Co., Ltd., since November 2020, overseeing financial strategy, fund management, and regulatory compliance. Ms. Zhang received a Bachelor’s degree in environmental art design from Mudanjiang Normal University on July 1st, 2014. She will serve as Chairwoman of our Audit Committee, Compensation Committee, and Nominating & Governance Committee upon effectiveness of the registration statement of which this prospectus is a part. Mrs. Zhang is a citizen of the PRC and currently resides in the PRC.

Family Relationships

There is no family relationship among any directors, executive officers, or persons nominated to become directors.

Controlled Company

Upon completion of this offering, Mr. Ma, our Chief Executive Officer, is expected to beneficially and indirectly own approximately 85.49% of the aggregate voting power of our outstanding shares of common stock and thus have the ability to determine all matters requiring approval by our stockholders, assuming the sale of 3,750,000 shares of Class A common stock we are offering and no exercise of the underwriters’ over-allotment option. As a result, we may be deemed a “controlled company” within the meaning of the Nasdaq listing rules. If we are deemed a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●

the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

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Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, three of whom will be “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Leadership Structure

Currently, Mr. Ma serves as our Chief Executive Officer and Chairman of the Board of Directors. Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as our board of directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors.

Committees of the Board of Directors

We intend to establish three committees under the board of directors upon the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. The appointment to the committees will be effective immediately upon the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees at such time. Each committee’s functions are described below.

Audit Committee. Our audit committee will consist of Mr. Dong Lin, Mr. Qizhe Wu and Mrs. Si Zhang. Mrs. Si Zhang will be the chairperson of our audit committee. We have determined that all three independent directors will satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Exchange Act and that Mrs. Si Zhang qualifies as an audit committee financial expert within the meaning of the SEC rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

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Compensation Committee. Our compensation committee will consist of Mr. Dong Lin, Mr. Qizhe Wu and Mrs. Si Zhang. Mrs. Si Zhang will be the chairperson of our compensation committee. We have determined that all three independent directors will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Dong Lin, Mr. Qizhe Wu and Mrs. Si Zhang. Mrs. Si Zhang will be the chairperson of our nominating and corporate governance committee. We have determined that all three independent directors will satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●

advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is to be filed as Exhibit 14.1 of this registration statement and applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

Limitation on Liability and Indemnification of Officers and Directors. ∙

As permitted by Nevada law and our restated articles of incorporation, our second amended and restated bylaws (a) require the Company to indemnify and hold harmless any officer or director against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection with any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the company), whether civil, criminal, administrative, or investigative; and (b) require us to advance expenses of the indemnitee as such expenses are incurred upon receipt of an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our articles of incorporation and bylaws. We also intend to obtain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers after the completion of this offering.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2024 and 2025, the dollar value of all cash and noncash compensation earned by our executive officer that received compensation.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Totals ($)
Zheng Wen Tong, Chief Operating Officer	2024	5,500	—	—	—	—	—	—	5,500
	2025	33,000							33,000

Chih Yuan Lin, Chief Financial Officer	2025	33,000							33,000

Note:

(1)	We did not grant any compensation to any of our other executive officers, aside from Zheng Wen Tong, for the year ended December 31, 2024.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with Mr. Fenglong Ma, Mr. Chihyuan Lin and Mrs. Zheng Wen Tong. A summary of the terms of each of these executive offer letters is set forth below. Currently, the annual compensation of each of the executive officers is fixed by the board of directors. The named executive officers are also entitled to participate in the Company’s benefit plans, which such benefits are generally available to all full-time employees.

Employment Agreement with Mr. Fenglong Ma

On October 18, 2022, our subsidiary, Hillhouse Capital, entered into an employment agreement with Mr. Fenglong Ma, pursuant to which he serves as the Chief Executive Officer of Hillhouse Capital. The agreement provides for an annual compensation of $60,000 per year. Mr. Ma has voluntarily agreed to waive any and all cash compensation, including but not limited to the originally contemplated annual base salary, for the duration of his service with our company. This waiver was made at the sole discretion of Mr. Ma and may be revoked at any time upon providing written notice to our Board of Directors of Hillhouse. At such time, we and Mr. Ma will promptly confer to determine the terms and timing for the reinstatement of his compensation. Mr. Ma is entitled to the reimbursement of his reasonable business expenses. The agreement is subject to termination by us or Mr. Ma at any time. Upon termination, Mr. Ma will be compensated for any accrued compensation, including accrued vacation. Mr. Ma has agreed to be bound by certain non-solicitation restrictions during the term of his employment. The agreement is governed by the laws of the State of California.

Employment Agreement with Mr. Chihyuan Lin

On January 25, 2025, Hillhouse Capital entered into an employment agreement with Mr. Chihyuan Lin, pursuant to which he serves as our Chief Financial Officer. The agreement provides for an annual compensation of $36,000 per year. Mr. Lin is also entitled to reimbursement of reasonable business expenses, paid time off, and other benefits as outlined in the agreement. The agreement is subject to termination by us or Mr. Lin at any time. Upon termination, Mr. Lin will be compensated for any accrued compensation, including accrued vacation. Mr. Lin has agreed to be bound by certain non-solicitation restrictions during the term of his employment. The agreement is governed by the laws of the State of California.

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Employment Agreement with Ms. Zheng Wen Tong

On November 1, 2024, Hillhouse Capital, entered into an employment agreement with Ms. Zheng Wen Tong, pursuant to which serves as our Chief Operating Officer. The agreement provides for an annual compensation of $33,000 per year, payable every two weeks. She is also entitled to reimbursement of reasonable business expenses, paid time off, and other benefits as outlined in the agreement. The agreement is subject to termination by us or Ms. Tong at any time. Upon termination, Ms. Tong will be compensated for any accrued compensation, including accrued vacation. Ms. Tong has agreed to be bound by certain non-solicitation restrictions during the term of his employment. The agreement is governed by the laws of the State of California.

Outstanding Equity Awards at the Fiscal Year-End

Our named executive officers do not hold any equity awards as of the date of this prospectus.

Compensation of Directors

In the year ended December 31, 2024 and 2025, we paid $2,000 and $2,000 to our director, Mr. Tom Xing, respectively. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors.

Our Company has not yet implemented a formal compensation plan for our directors but plans to do so prior to the completion of this offering.

Insider Participation Concerning Executive Compensation

Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Ma, has made all determinations regarding executive officer compensation since the inception of our Company. When our Compensation Committee is established, it will be responsible for all determination regarding executive officer compensation.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A and Class B common stock as of the date of this prospectus, and as adjusted to reflect the sale of the Class A common stock offered in this offering for:

●	each of our directors and named executive officers; and

●	each person known to us to own beneficially more than 5% of our Class A or Class B common stock.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A common stock or Class B common stock shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 11,400,000 shares of Class A common stock and 8,600,000 shares of Class B common stock outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 15,150,000 shares of Class A common stock outstanding immediately after the completion of this offering if the underwriters do not exercise their over-allotment option and 15,712,500 shares of Class A common stock outstanding immediately after the completion of this offering if the underwriters exercise their over-allotment option in full.

Information with respect to beneficial ownership has been furnished by each director, named executive officer, or beneficial owner of 5% or more of our Class A or Class B common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of shares of Class A common stock beneficially owned by persons listed below and the percentage ownership of such persons, shares of Class A common stock underlying options, warrants, or convertible securities, including Class B common stock, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Common Stock beneficially owned prior to this offering					Common Stock beneficially held immediately after this offering (assuming no exercise of over-allotment option)					Common Stock beneficially held immediately after this offering (assuming exercise of over-allotment option)
Directors and Executive Officers(1):	Class A Common Stock		Class B Common Stock		Approximate percentage of Voting	Class A Common Stock		Class B Common Stock		Approximate percentage of Voting	Class A Common Stock		Class B Common Stock		Approximate percentage of Voting
	Shares	%	Shares	%	power	Shares	%	Shares	%	power	Shares	%	Shares	%	power
Fenglong Ma	—	—	8,000,000	93.02%	87.24%	—	—	8,000,000	93.02%	85.49%	—	—	8,000,000	93.02%	85.24%
Zheng Wen Tong	—	—	—		—	—	—	—		—	—	—	—		—
Chihyuan Lin	—	—	—		—	—	—	—		—	—	—	—		—
Tom Xing	—	—	—		—	—	—	—		—	—	—	—		—
Dong Lin	—	—	—		—	—	—	—		—	—	—	—		—
Qizhe Wu	—	—	—		—	—	—	—		—	—	—	—		—
Si Zhang	—	—	—		—	—	—	—		—	—	—	—		—
All directors, nominees and executive officers as a group (7 persons)	—	—	8,000,000	93.02%	87.24%	—	—	8,000,000	93.02%	85.49%	—	—	8,000,000	93.02%	85.24%

5% or greater beneficial owners as a group:

Fenglong Ma	—	—	8,000,000	93.02%	87.24%	—	—	8,000,000	93.02%	85.49%	—	—	8,000,000	93.02%	85.24%
Alpha Growth International Ltd.(2)	4,180,000	36.67%	300,000	3.49%	5.55%	4,180,000	27.59%	300,000	3.49%	5.44%	4,180,000	26.60%	300,000	3.49%	5.42%
Jingxuan Sun(3)	600,000	5.26%	300,000	3.49%	3.60%	600,000	3.96%	300,000	3.49%	3.53%	600,000	3.82%	300,000	3.49%	3.52%

____________

*	Less than 1%.

(1)	The business address of each of the individuals is 20955 Lycoming St, Suite 201, Diamond Bar, California 91789.

(2)

The number of shares of Class A common stock beneficially owned prior to this offering represents 4,180,000 shares of Class A common stock held by Alpha Growth International Ltd., a British Virgin Islands company, which is 100% owned by Linlin Song. The registered address of Alpha Growth International Ltd. is Morgan & Morgan Building, P.O Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands. These shares were acquired in a private transaction with Mr. Ma, our Chief Executive Officer, and were not newly issued by our company. Accordingly, we did not receive any proceeds from this transaction.

(3)	The business address of Jingxuan Sun is 73 Fairfax, Irvine, CA 92620.

†

For each person included in this column, percentage of aggregate voting power represents voting power based on Class A and Class B common stock held by such person with respect to all outstanding shares of our Class A and Class B common stock as a single class. Each holder of our Class A common stock is entitled to one vote per share. Each holder of our Class B common stock is entitled to 20 votes per share. Our Class B common stock is convertible at any time by the holder into Class A common stock on a one-for-one basis, while Class A common stock are not convertible into shares of Class B common stock under any circumstances.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

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RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Name	Relationship with Our Company
Fenglong Ma	Chief Executive Officer (“CEO”) and Chairman of the Board of Directors
Zheng Wen Tong	Chief Operations Officer (“COO”)

Due from a Related Party

As of December 31, 2024, the amount due from related parties consisted of a short-term borrowing by Mr. Ma. On September 30, 2024, we loaned $850,000 to Mr. Ma, who repaid a total of $817,000 in November and December 2024. The outstanding balance of $33,000 was repaid in January 2025. This short-term borrowing bore no interest. There were no amounts due from related parties as of December 31, 2025.

Due to a Related Party

Amount due to related parties represented the Company’s short-term borrowing from Mr. Ma that we used for our working capital needs. This borrowing was unsecured, non-interest bearing, and due on demand.

During the year ended December 31, 2023, we borrowed an aggregate of $17,000 from Mr. Ma for our working capital requirements. We repaid the loan in December 2024.

During the three months ended March 31, 2025, we borrowed an aggregate of $9,400 from Mr. Ma for our working capital requirement. We repaid  the loan  in full in April 2025.

During the year ended December 31, 2024, we borrowed an aggregate of $50,000 from Ms. Zheng Wen Tong, our COO, for our working capital requirements. This borrowing was unsecured, non-interest bearing, and due on demand. We repaid the  loan in full in January 2025.

There were no amounts due to related parties as of December 31, 2025.

Employment Agreements

See “Executive and Director Compensation—Employment Agreements with Our Named Executive Officers.”

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DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary only and not meant to be complete but is subject to and qualified in its entirety by our amended and restated articles of incorporation and bylaws, as amended from time to time, and by the provisions of the applicable Nevada law. Reference is made to our amended and restated articles of incorporation, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Under our amended and restated articles of incorporation, we are authorized to issue up to One Hundred Eighty Million (180,000,000) shares of Class A common stock, par value $0.0001 per share and Twenty Million (20,000,000) shares of Class B common stock, par value $0.0001 per share (collectively the “Common Stock). As of the date of this prospectus, there are 11,400,000 shares of Class A common stock and 8,600,000 shares of Class B common stock issued and outstanding. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. All of the outstanding shares of Class A and Class B common stock are validly issued, fully paid and non-assessable. No shares of preferred stock are outstanding.

•	Governing Documents. Holders of shares of our common stock have the rights set forth in our amended and restated articles of incorporation, bylaws, and applicable Nevada law;

•

Dividend Rights and Distributions. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose;

•

Ranking. Our common stock ranks junior with respect to dividend rights and rights upon our liquidation, dissolution, or winding up to all other securities and indebtedness. In the event of liquidation, dissolution, or winding up, the holders of our common stock would be entitled to share equally on a per share basis, after payment or provision for payment of all our debts and liabilities, and all of our remaining assets available for distribution;

•

Conversion Rights. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class;

•

Voting Rights. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 20 votes per share of Class B common stock;

•	Preemptive Rights. The holders of our common stock have no preemptive rights; and

•	Redemption. We have no obligation or right to redeem our common stock.

Articles of Incorporation, Bylaws, and Statutory Provisions Having Potential “Anti-takeover” Effects

The following is a summary of certain provisions of our amended and restated articles of incorporation, bylaws, and Nevada law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of the Company, or to remove or replace incumbent directors, that are not first approved by our board, even if those proposed actions are favored by our stockholders.

•

Authorized Shares. Our amended and restated articles of incorporation currently authorize the issuance of Two Hundred Million (200,000,000) shares of common stock consisting of two separate classes, One Hundred Eighty Million (180,000,000) shares of Class A common stock, par value $0.0001 per share and Twenty Million (20,000,000) shares of Class B common stock, par value $0.0001 per share (collectively the “Common Stock). Our board of directors is authorized to approve the issuance of shares of our common stock from time to time. This provision gives our board flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and grants of stock options. However, the authority of our board of directors also could be used, consistent with its fiduciary duty, to deter future attempts to gain control of the Company by issuing additional common stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

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•

Advance Notice of Director Nominations. Our bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Pursuant to these provisions, to be timely, a stockholder’s notice must meet certain requirements with respect to its content and be received at our principal executive offices, addressed to the secretary of our Company, within the proscribed time periods. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

•	Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by a resolution adopted by any three or more directors.

•

Amendment of Bylaws. Subject to certain limitations under Nevada law, our bylaws may be amended or repealed by either our board of directors or our stockholders. Therefore, our board of directors may amend or repeal bylaws without the approval of our stockholders, to the extent permitted under Nevada law. However, a bylaw adopted, amended or repealed by our stockholders might not be readopted, amended or repealed by our board of directors alone unless our articles of incorporation or a bylaw adopted by our stockholders authorizes our board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

•

Action Without Meeting. To the fullest extent permitted by the Nevada Business Corporation Act, stockholders may take action without a meeting by written consent as to such matters and in accordance with such requirements and procedures authorized by the Nevada Business Corporation Act. Unless otherwise permitted by the Nevada Business Corporation Act, such written consent must be signed by all stockholders.

Listing

We intend to apply to list our Class A common stock on the Nasdaq Capital Market under the ticker symbol “HIFI”. No assurance can be given that our application will be approved. The closing of this offering is contingent upon the successful listing of our Class A common stock on the Nasdaq Capital Market or another national securities exchange.

Transfer Agent

The transfer agent of our Class A common stock is VStock Transfer, LLC .

History of Share Capital

The following is a history of our share capital during the last three years.

Our Company was initially capitalized by Mr. Ma who made a capital contribution of $ 55,000.00 on December 28, 2022. During the past three years, we have issued an aggregate of 20,000,000 shares of Class A common stock to Mr. Ma in consideration of his capital contributions.

Stock donations in November 2024

On November 15, 2024, Mr. Ma, the then sole stockholder of our Company, gifted an aggregate of 2,000,000 shares of Class A common stock to two Nevada corporations and an individual domiciled in Florida.

Stock transfers in January 2025 and February 2025

In January and February 2025, Mr. Ma, transferred an aggregate of 9,400,000 shares of Class A common stock to two British Virgin Islands corporations and to two individuals domiciled in California and three individuals domiciled in China.

Share Exchange in February 2025

On February 10, 2025, our board of directors approved the exchange of 8,600,000 shares of Class A common stock held by Mr. Ma for 8,600,000 shares of Class B common stock.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Class A common stock or impair our ability to raise equity capital. Upon completion of this offering, we will have 15,150,000 shares of Class A common stock issued and outstanding if the underwriters do not exercise their over-allotment option, and 15,712,500 shares of Class A common stock issued and outstanding if the underwriters exercise their over-allotment option in full. All of the shares of Class A common stock sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Arrangements

Pursuant to customary “lock-up” agreements in favor of Cathay Securities, Inc., our executive officers, directors, and our principal stockholders (5% or more stockholders), have agreed, without the prior written consent of Cathay Securities, Inc., not to offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions, for a period of six months from the date of this prospectus. The Representative may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.

Rule 144

All of the shares of our Class A common stock outstanding prior to the closing of this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those securities, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares of Class A common stock were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares of Class A common stock that is not more than the greater of:

●

1% of the number of shares of Class A common stock then outstanding, which will equal approximately 151,500 shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

●

the average weekly trading volume of our Class A common stock on the Nasdaq Capital Market or other relevant national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases shares of our Class A common stock from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

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UNDERWRITING

Cathay Securities, Inc., is acting as the Representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Underwriters	Number of Shares of Class A Common Stock
Cathay Securities, Inc.	3,750,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Class A common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares of Class A common stock are taken, other than those shares of Class A common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the Representative of the underwriters to purchase up to 562,500 additional shares of our Class A common stock at the public offering price set forth on the cover page of this prospectus, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the closing of this offering solely to cover sales of shares of Class A common stock by the underwriters in excess of the total number of shares of Class A common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting Discounts and Expenses

The underwriters propose initially to offer the shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession. If all of the shares of Class A common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the Representative of the underwriters.

	Per Share	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public offering price (the low end of the price range set forth on the cover page of this prospectus)	$	$	$
Underwriting discounts(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Represents an underwriting discount equal to 7% per share.

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We have agreed to pay expenses relating to the offering, including: (i) all filing fees and communication expenses relating to the registration of the shares of Class A common stock to be sold in this offering (including the over-allotment shares) with the SEC and the filing of the offering materials with FINRA; (ii) all fees and expenses relating to the listing of our Class A common stock on such stock exchange as the Company and the Representative together determine; (iii) all reasonable fees, expenses, and disbursements relating to the background checks of our officers and directors; (iv) all fees, expenses, and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of the Representative’s counsel for such counsel’s participation in the “blue sky” and stock exchange listing process); (v) the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, any “blue sky” surveys, and if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statement, prospectus, and all amendments, supplements, and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (vi) the costs and expenses of the public relations firm; (vii) the costs of preparing, printing, and delivering certificates representing such shares; (viii) fees and expenses of the transfer agent of such shares; (ix) stock transfer taxes, if any, payable upon the transfer of securities from our Company to the Representative; and (x) the fees and expenses of our accountants, legal counsel, and other agents and representatives. We are responsible for the Representative’s legal fees, costs, and expenses in connection with this offering irrespective of whether this offering is consummated, and the maximum amount of legal fees, costs, and expenses incurred by the Representative that we are responsible for shall not exceed $230,000, in the event of a closing of this offering, including any advances against out-of-pocket expenses.

We have also agreed to pay the Representative a non-accountable expense allowance in an amount equal to 1.0% of the gross proceeds of this offering.

We paid an expense deposit of $60,000 to the Representative upon the execution of the engagement letter between us and the Representative and paid $ 50,000 upon our first public filing to the SEC. Any expense deposits will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and non-accountable expense allowance referred to above, will be approximately $909,036.05, assuming an offering price of $4.00 per share, including a maximum aggregate reimbursement of $230,000 of the Representative’s accountable expenses.

Listing

We intend to apply to list our Class A common stock on the Nasdaq Capital Market under the symbol “HIFI.” At this time, Nasdaq has not yet approved our application to list our Class A common stock. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A common stock will be approved for listing on Nasdaq.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

Pursuant to customary “lock-up” agreements in favor of the Representative, our executive officers, directors, and our principal stockholders (5% or more stockholders), have agreed, without the prior written consent of the representative, not to offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company for a period of six months from the date of this prospectus.

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Tail Financings

The Representative is entitled to compensation commensurate with the compensation received in this offering if the Company completes an offering with an investor introduced to the Company by Representative and not-known to the Company before such introduction regarding an offering prior to the termination or expiration of the engagement letter between the Company and the Representative (collectively, the “Identified Party”), provided that such Identified Party shall be confirmed in writing by both parties through a mutually signed list. This right to compensation shall apply during the twelve (12) month period following the termination of such engagement Letter.

No Public Market Pricing

Prior to this offering, there has been no public market for our securities in the U.S. and the public offering price for our Class A common stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development, and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Class A common stock will trade in the public market subsequent to this offering or that an active trading market for our Class A common stock will develop and continue after this offering.

Electronic Offer, Sale, and Distribution of Class A Common Stock

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares of Class A common stock to selling group members for sale to their online brokerage account holders. The Class A common stock to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in activities that stabilize, maintain, or otherwise affect the price of our shares of Class A common stock during and after this offering, including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids; and
•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our securities while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of Class A common stock, which involve the sale by the underwriter of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our shares of Class A common stock in the open market that could adversely affect investors who purchased in this offering.

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The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriter a portion of the underwriting discount received by it because the Representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our shares of Class A common stock or preventing or retarding a decline in the market price of our shares of Class A common stock. As a result of these activities, the price of our shares of Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market, or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our Class A common stock. Neither we nor the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of our Class A common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

No action may be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares of Class A common stock in the United States, the underwriters may, subject to applicable foreign laws, also offer the shares in certain countries and regions.

61

ENFORCEABILITY OF CIVIL LIABILITIES

Mr. Ma and our independent director nominees reside in the People’s Republic of China (PRC), and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon these individuals, or to enforce judgments obtained in U.S. courts against them based on civil liability provisions of the U.S. federal securities laws.

The PRC does not have a treaty with the United States providing for the reciprocal recognition and enforcement of court judgments. Therefore, the recognition and enforcement in China of judgments of a U.S. court based on civil liability, including those arising under the U.S. federal securities laws, may be difficult. Even if you are successful in bringing an action in a U.S. court, there is no guarantee that a PRC court will enforce a judgment rendered by a U.S. court. Furthermore, uncertainties in PRC legal procedures and the broader political and judicial system could impede our investors’ ability to protect their rights through legal actions against our officers or directors residing in the PRC. These factors may limit investors’ legal remedies and their ability to obtain recovery in the event of future claims against our management or directors.

LEGAL MATTERS

The validity of the Class A common stock offered in this offering and certain other legal matters as to Nevada law will be passed upon for us by WENDOT Law Group, our special Nevada counsel. We are being represented by Carter Ledyard & Milburn LLP with respect to legal matters as to United States federal securities law and New York State law. The underwriters are being represented by Hunter Taubman Fischer & Li with respect to legal matters as to United States federal securities law and New York State law.

EXPERTS

The consolidated financial statements for the years ended December 31, 2025 and 2024, included in this prospectus have been so included in reliance on the report of Simon & Edward, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Simon & Edward, LLP is located at 17506 Colima Road, Suite 101, Rowland Heights, CA 91748.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including relevant exhibits and schedules under the Securities Act, covering the Class A common stock offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about our Class A common stock. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Upon the completion of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

62

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HILLHOUSE FRONTIER HOLDINGS INC.

F-1

17506 Colima Road, Ste 101, Rowland Heights, CA 91748 Tel: +1 (626) 581-0818 Fax: +1 (626) 581-0809

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Hillhouse Frontier Holdings Inc.

Diamond Bar, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Hillhouse Frontier Holdings Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

F-2

Revenue Recognition

Revenue recognition was identified as a critical audit matter, largely due to the complexity of the multiple revenue streams when conducting the parallel-import vehicles business. Management's accounting estimates relating to after-sales warranties, evaluating the timing of control transfer, and determining when performance obligations are satisfied in accordance with ASC 606 posed significant challenges, in particular, the profit-sharing model introduces estimation and third-party reliance risks regarding the timing of revenue recognition. Additionally, the presence of two revenue models required significant auditor judgment in evaluating the Company's accounting policies, supporting documentation, and the consistency of application.

The primary procedures we performed to address this critical audit matter included:

1)    Obtained an understanding of the Company’s revenue recognition policies and evaluated their compliance with ASC 606.

2)    Assessed the identification of performance obligations, determination of transaction price, and timing of revenue recognition for both the parallel-import vehicles and profit-sharing models.

3)    Inspected customer agreements, purchase orders, vehicle titles, bill of landing, and settlement confirmations to verify satisfaction of performance obligations and appropriate revenue cut-off.

4)    Performed substantive testing on samples of revenue transactions, including comparison to bank records and subsequent cash receipts.

5)    Evaluated the adequacy and transparency of the revenue-related disclosures presented in the consolidated financial statements and accompanying footnotes.

 /s/ Simon & Edward, LLP

We have served as the Company's auditor since 2024.

PCAOB ID: 2485

Rowland Heights, California

February 23, 2026

F-3

HILLHOUSE FRONTIER HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024

CURRENT ASSETS
Cash	$878,133	$667,664
Accounts receivable	-	45,573
Other receivables and prepaid expenses	52,500	523,053
Due from related party	-	33,000
Inventory	132,395	335,232
Deferred offering costs	315,000	-
Total current assets	1,378,028	1,604,522

NONCURRENT ASSETS
Deferred tax assets	-	7,810
Total noncurrent assets	-	7,810

TOTAL ASSETS	$1,378,028	$1,612,332

CURRENT LIABILITIES
Accounts payable	$-	$15,941
Customer deposits	320,906	333,960
Taxes payable	50,686	328,691
Due to related parties	-	50,000
Other current liabilities	1,180	1,088
Total current liabilities	372,772	729,680

TOTAL LIABILITIES	372,772	729,680

STOCKHOLDERS' EQUITY
Class A Common stock, $0.0001 par value, 180,000,000 shares authorized; 11,400,000 shares and 20,000,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1,140	2,000
Class B Common stock, $0.0001 par value, 20,000,000 shares authorized; 8,600,000 and 0 shares issued and outstanding as of December 31, 2025 and 2024, respectively	860	-
Additional paid-in capital	53,000	53,000
Retained earnings	950,256	827,652

TOTAL STOCKHOLDERS' EQUITY	1,005,256	882,652

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,378,028	$1,612,332

The accompanying notes are an integral part of these consolidated financial statements.

F-4

HILLHOUSE FRONTIER HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years ended December 31,
	2025	2024

Revenue
Revenue of vehicles sold	$7,588,310	$6,938,876
Profit sharing revenue	528,000	1,128,000
Total Revenue	8,116,310	8,066,876

Cost of revenue	7,376,242	6,788,596

Gross profit	740,068	1,278,280

Operating expenses
Selling expenses	56,633	43,545
General and administrative expenses	519,182	15,481
Total operating expenses	575,815	59,026

Income from operations	164,253	1,219,254

Other income (expenses)
Other income	14,694	417
Total other income	14,694	417

Income before income tax	178,947	1,219,671

Income tax provision	56,343	341,308

Net income	$122,604	$878,363

Earnings per share – basic	$0.01	$0.04
Weighted average number of common stock outstanding – basic	20,000,000	20,000,000

The accompanying notes are an integral part of these consolidated financial statements.

F-5

HILLHOUSE FRONTIER HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years ended December 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$122,604	$878,363
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in deferred tax	7,811	11,817
Changes in operating assets and liabilities:
Accounts receivable	45,573	138,601
Other receivables and prepaid expenses	(52,500)	-
Inventory	202,837	493,933
Accounts payable	(15,941)	15,941
Customer deposits	(13,054)	(927,186)
Taxes payable	(278,005)	328,691
Other current liabilities	91	(52,912)

Net cash provided by operating activities	19,416	887,248

CASH FLOWS FROM INVESTING ACTIVITIES:
Other receivables	523,053	(467,853)
Disbursement of a short-term borrowing to related party	-	(850,000)
Borrowing repayment from related party	33,000	817,000

Net cash provided by (used in) investing activities	556,053	(500,853)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred offering costs	(315,000)	-
Proceeds from related party	-	50,000
Repayment of due to related party	(50,000)	(17,000)

Net cash provided by (used in) financing activities	(365,000)	33,000

NET INCREASE IN CASH	210,469	419,395

CASH AT BEGINNING OF YEAR	667,664	248,269

CASH AT END OF YEAR	$878,133	$667,664

Supplemental cash flow data:
Income tax paid	$326,537	$800
Interest paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

HILLHOUSE FRONTIER HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	CLASS A - COMMON STOCK		CLASS B - COMMON STOCK		ADDITIONAL PAID-IN	RETAINED
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	EARNINGS	TOTAL
Balance as of January 1, 2024	20,000,000	$2,000	-	$-	$53,000	$(50,711)	$4,289

Net income for the year	-	-	-	-	-	878,363	878,363

Balance as of December 31, 2024	20,000,000	2,000	-	-	53,000	827,652	882,652

Conversion of Class A shares to Class B shares	(8,600,000)	(860)	8,600,000	860	-	-	-

Net income for the period	-	-	-	-	-	122,604	122,604

Balance as of December 31, 2025	11,400,000	$1,140	8,600,000	$860	$53,000	$950,256	$1,005,256

The accompanying notes are an integral part of these consolidated financial statements.

F-7

HILLHOUSE FRONTIER HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Organization and business

Hillhouse Frontier Holding Inc. (“Hillhouse Holdings” or the “Company”) was incorporated under the laws of the State of Nevada on November 14, 2024. The Company is a holding company with no material operation of its own. Hillhouse Holdings conducts substantially all of its operations through its fully owned subsidiary Hillhouse Capital Group Inc (“Hillhouse Capital”).

Hillhouse Capital was incorporated in the State of California on October 17, 2022. Hillhouse Capital operates a vehicle export business, specializing in sourcing premium vehicles in the U.S. and facilitating their shipment to clients in the U.S and Hong Kong, who distributes the vehicles to their customers in the People’s Republic of China (the “PRC” or mainland China). Since August 2023, the Company has focused on selling vehicles to one customer in Hong Kong, which resells the vehicles to customer in mainland China.

On November 20, 2024, Mr. Fenglong Ma, the sole shareholder of Hillhouse Capital transferred all of his ownership interests in Hillhouse Capital in exchange for all of the 20,000,000 shares of Class A common stock of Hillhouse Holdings, Mr. Ma is the Chairman of the Board of Directors (“BOD”) and Chief Executive Officer of the Company. The equity transfer was considered as a reorganization of entities under common control. The consolidation of the Company and its subsidiary has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions were effective at the start date of the earlier period presented in the accompanying consolidated financial statements.

On January 3, 2025, Hillhouse Holdings incorporated a wholly-owned subsidiary, Flexown Inc. (“Flexown”) which is intended to engage in a new business - car usage subscription. Car subscription is an innovative vehicle usage model that allows users to drive a car by paying a fixed monthly or quarterly fee without the need for a long-term purchase or lease contract. As of this report date, Flexown has not commenced any business activities.

On February 10, 2025, the BOD approved the conversion of 8,600,000 shares of Class A common stock held by the Chief Executive Officer and the Chairman of the Board of the Company into 8,600,000 shares of Class B common stock.

Parallel-import Vehicles

The Company is engaged in the export of vehicles and selling to consumers in the U.S. and Hong Kong. The Company purchases automobiles in the U.S. market through purchasing agents. In addition to purchases from authorized dealerships through the purchasing agents, the Company buys vehicles directly from independent dealers.

Since August 2023, the Company has focused on selling vehicles to one customer in Hong Kong, which resells the vehicles to customer in mainland China. This business type is also referred to as parallel-import vehicles.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the U.S. (the “U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All inter-company balances and transactions are eliminated upon consolidation. As a U.S.-based company operating exclusively within the domestic market and transacting solely in United States Dollars (USD), both the Company’s presentation and functional currencies are the USD. The Company’s financial statements, therefore, are presented in USD.

F-8

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Uses of estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates and judgments include, but are not limited to, revenue recognition, the allowance for credit losses, the valuation for inventory impairment, and deferred taxes. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual amounts may differ from the estimated amounts, such differences are not likely to be material.

Risks and uncertainties

The operations of the Company are located in the U.S. and the Company’s primary market is in the PRC and Hong Kong. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the U.S. and the PRC, as well as by the general state of the U.S. and the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory, and social conditions in the U.S. and the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

Risks and uncertainties related to the Company’s business include, but are not limited to, the following:

●

Changes in consumer demand in the PRC market, particularly the growing preference for fuel-efficient and electric vehicles, or a general decline in purchasing power among Asian consumers, could negatively impact the Company’s vehicle sales and overall financial performance;

●

Government policies in the PRC, including regulations on automobile purchases, ownership restrictions, and stricter emissions standards, may reduce demand for the vehicles the Company sells, potentially hindering business growth;

F-9

●	Adverse developments in political relations between the U.S. and the PRC, particularly ongoing trade conflicts between the U.S. and the PRC, could disrupt business operations and supply chains; and

●

The ongoing military conflict between Russia and Ukraine may have significant repercussions on the global economy and financial markets, including heightened volatility in commodity prices (especially energy costs), disruptions in credit and capital markets, and interruptions in supply chains.

Cash

Cash includes cash on hand, money market funds, investments in interest bearing demand deposit accounts, and time deposits.

Credit Losses

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. There was no transition adjustment of the adoption of CECL.

The Company’s accounts receivable and other receivables in the consolidated balance sheet are within the scope of ASC Topic 326. As the Company has limited customers and debtors, the Company uses the loss-rate method to evaluate the expected credit losses on an individual basis. When establishing the loss rate, the Company makes the assessment on various factors, including historical experience, credit-worthiness of customers and debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the customers and debtors. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are recorded as allowance for credit losses on the consolidated statements of income. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amount that is previously reserved for, the Company will reduce the specific allowance for credit losses.

Accounts receivable, net

Accounts receivable represents the amounts that the Company has an unconditional right to consideration, which are stated at the original amount less an allowance for credit losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect due amounts. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivable balances, with a corresponding charge recorded in the consolidated statements of income. Delinquent account balances are written off against the allowance for credit losses after management has determined that the likelihood of collection is remote. In circumstances in which the Company receives payments for accounts receivable that have previously been written off, the Company reverses the allowance and bad debt expenses. As of December 31, 2025 and 2024, there was no allowance for credit losses recorded as the Company considers all of the outstanding accounts receivable fully collectible.

F-10

Deferred offering costs

The Company accounts for deferred offering costs for the Company’s initial public offering (“IPO”) in accordance with the requirement of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist of underwriting, legal, consulting, and other expenses incurred up to the balance sheet date that are directly attributable to the planned IPO. These deferred costs will be charged to shareholders’ equity upon the successful completion of the IPO. If the IPO is unsuccessful, all deferred costs, along with any additional expenses incurred, will be charged to operations. As of December 31, 2025 and 2024, deferred IPO costs totaled $315,000 and nil, respectively.

Customer deposits

Customer deposits represent the advance payment received from the Company’s customers, which is applied against trade accounts receivable when vehicles are sold. As of December 31, 2025 and 2024, the Company had customer deposits of $320,906 and $333,960, respectively.

Inventory

Inventory consists of new vehicles held for sale and is stated at the lower cost or net realizable value using the specific identification method. The value of inventory mainly includes the cost of premium vehicles purchased from U.S. automobile dealers, non-refundable sales tax, and dealership service fees. The Company reviews its inventory periodically if any reserves are necessary for potential shrinkage and impairment. As of December 31, 2025 and 2024, the Company did not make any inventory impairment reserve.

Fair value of financial instruments

The Company accounts for financial instruments in accordance with ASC 825, “Financial Instruments,” which requires disclosure of the fair value of financial instruments. Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at cost, which approximates fair value due to the short period of time between the origination of such instruments and their expected realization and their prevailing market interest rates.

Fair value measurements and disclosure

The Company applies the fair value measurement accounting standard in accordance with ASC 820-10, “Fair Value Measurements and Disclosures,” whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in ASC 820-10 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels (Level 1 is the highest priority and Level 3 is the lowest priority):

●	Level 1 — Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

●

Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, or other observable inputs that can be corroborated by observable market data.

●	Level 3 — Unobservable inputs that are not supported by market data. Unobservable inputs are developed based on the best information available, which might include the Company’s own data.

F-11

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

As of December 31, 2025 and 2024, the Company did not identify any assets and liabilities that are required to be re-measured at fair value. The Company’s financial instruments primarily include accounts receivable, other receivables, accounts payable, customer deposit and other current liabilities. The carrying values of these accounts approximately estimated fair values due to their short-term nature.

Revenue recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. ASC 606 requires the use of a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Under the guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

The Company is primarily engaged in the parallel-import vehicle business and generates its revenue from the sales of parallel-import vehicles to both domestic and overseas parallel-import car dealers. It purchases automobiles from the U.S. market through purchasing agents and resells them to a parallel-import car dealers in the U.S. and in Hong Kong. In accordance with ASC 606, the Company recognizes revenue at the point in time when the performance obligation has been satisfied, and control of the vehicles has been transferred to the dealers. For sales to U.S. domestic parallel-import car dealers, revenue is recognized when a vehicle is delivered to the dealers. For overseas sales, the Company sells vehicles normally under Cost and Freight (“CFR”) shipping term, and revenue is recognized when a vehicle is loaded on a cargo ship. The Company accounts for the revenue generated from sales of vehicles on a gross basis as the Company is acting as a principal in these transactions, who is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, for which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of the Company’s contracts have one single performance obligation as the promise is to transfer the individual vehicle to parallel-import car dealers, and there is no other identifiable promise in the contracts. The Company’s vehicles are sold with no right of return, and the Company does not provide other credits or sales incentives to parallel-import car dealers. Historically, no customer returns have occurred. Therefore, the Company did not provide any sales return reserve as of December 31, 2025, and 2024.

The Company’s customer may inspect the vehicles upon arrival and has one hundred eighty (180) days to report any discrepancies, defects or non-compliance with the agreed specifications. The Company is responsible for resolving any issues including repair and replacement, as deemed appropriate by both parties. The Company has not received any claims since the commencement of the business because the vehicles the Company sells are brand new autos, and the dealers perform pre-delivery inspection before releasing the cars. Accordingly, the Company did not provide for any warranty liability reserve for the years ended December 31, 2025 and 2024. In addition, the 180 days warranty provided for the vehicles sold is not detachable and the Company does not offer a separate warranty for the vehicles sold or to be sold., The 180-day inspection period provides Burlington standard assurance and does not constitute an additional service, therefore, the Company does not account for such service as a separate performance obligation.

F-12

The Company does not charge the parallel-import-vehicle customer (Burlington) separately for shipping and handling fees. Shipping and handling are operating costs to fulfill the Company’s promise to transfer the vehicle to the customer, which is recorded as freight expense that is included in the selling expenses.

On August 1, 2023, the Company entered into a profit-sharing agreement with the main parallel-import car dealer in Hong Kong to complement its existing parallel-import vehicle export operations. This structure strengthens the long-term collaboration between the Company and strategic partner in Hong Kong. The Company generates revenue under this model by entitling a fixed income of USD $8,000 per vehicle regardless the actual sales price the parallel-import car dealer sold to end customers. The Company will not be entitled to the profit sharing until the full payment of sales price of the vehicle is received by parallel-import car dealer and completion of quarterly sales reconciliation and settlement with the parallel-import car dealer. The Company recognizes the revenue from profit sharing when the Company receives the profit sharing amount from the parallel-import car dealer. Depending on the circumstances, the profit-sharing amount may either be deducted from the dealer's purchase deposit balance held with Hillhouse or settled separately through a wire transfer.

Cost of revenue

Cost of revenue mainly includes the cost of vehicles purchased from U.S. automobile dealers, freight in cost, and vehicles storage and towing expenses.

Income taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses (“NOL”) carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income. For the years ended December 31, 2025 and 2024, the Company did not take any uncertain positions that would necessitate recording a tax related liability.

F-13

Related parties and transactions

The Company identifies related parties, and accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition.

Segment reporting

On January 1, 2024, the Company adopted ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The Company applies the “management approach” to identify operating segments, as required by ASC 280-10-50. Under this approach, operating segments are components of the business whose operating results are regularly reviewed by the chief operating decision maker (“CODM”) to assess performance and allocate resources. The Company’s CODM is the senior executive committee, which consists of the Chief Executive Officer and the Chief Financial Officer.

The CODM manages the Company’s operations as a single operating and reportable segment, which is the sale of parallel-import vehicles to domestic and overseas parallel-import car dealers. The CODM assesses segment performance and allocates resources based on net income, which is also reported in the Company’s consolidated statements of income.

Net income is used by the CODM to evaluate the return on segment assets and determine whether to reinvest profits in the business, fund acquisitions, or return capital to shareholders. Net income is also used to compare actual performance against budget and to benchmark the Company’s performance against industry peers. These evaluations form the basis for internal performance assessments and management compensation decisions.

The Company has only one business segment, the following table presents the segment revenue, segment profit or loss, and significant segment expenses included in the measure of segment performance for the years ended December 31, 2025 and 2024:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Segment revenues(1)	$8,116,310	$8,066,876

Cost of revenues	7,376,242	6,788,596
Segment gross profit	740,068	1,278,280
Less:
Payroll and payroll tax expenses	180,387	8,516
Legal and accounting expenses	188,620	5,500
Consulting expenses	79,062	—
Other segment items(2)	113,052	44,593
Income tax expense	56,343	341,308
Segment net income	$122,604	$878,363

Reconciliation of profit or loss
Adjustments and reconciling items	—	—
Consolidated net income	$122,604	$878,363

__________________

(1)

Segment revenues represent revenues from external customers and are consistent with consolidated net revenues as reported in the Company’s consolidated statements of income. The Company had no intra-entity sales or transfers for the years presented.

(2)	Other segment items include freight out expenses, bank service charge, professional fee, marketing expense, advertising expense, office expense, and other overhead expenses.

F-14

The following table presents segment assets and expenditures for segment assets. Segment assets are reviewed on a consolidated basis and reflect total consolidated assets as reported in the Company’s consolidated balance sheets. Expenditures for segment assets include additions to long-lived assets.

	As of December 31, 2025	As of December 31, 2024
Segment assets, all located in the U.S.	$1,378,028	$1,612,332
Expenditures for segment assets	—	—

Earnings per share

Basic earnings per share is computed by dividing net income attributable to stockholders by the weighted-average number of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to stockholder by the sum of the weighted average number of common stock outstanding and of potential common stock (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential issuances of common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted loss per share. For the years ended December 31, 2025 and 2024, the Company had no dilutive securities.

Commitments and contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. As of December 31, 2025 and 2024, the Company did not have any legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s consolidated financial position, results of operations, and statements of cash flows.

Recent accounting pronouncements

The Company considers the applicability and impact of all Accounting Standard Updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

F-15

In October 2023, the FASB issued ASU No. 2023-06, “Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” The ASU amends the disclosure or presentation requirements related to various subtopics in the FASB ASC. The ASU was issued in response to the SEC’s August 2018 final amendments in Release No. 33-10532, Disclosure Update and Simplification that updated and simplified disclosure requirements that the SEC believed were duplicative, overlapping, or outdated. The guidance in ASU 2023-06 is intended to align GAAP requirements with those of the SEC and to facilitate the application of GAAP for all entities. The amendments introduced by ASU 2023-06 are effective if the SEC removes the related disclosure or presentation requirement from its existing regulations by June 30, 2027. If, by June 30, 2027, the SEC has not removed the applicable requirements from its existing regulations, the pending content of the associated amendment will be removed from the ASC and will not become effective for any entities. Early adoption is permitted. The adoption of ASU 2023-06 is not expected to have a material impact on the Company’s consolidated financial statements or related disclosures.

On November 4, 2024, the FASB issued an ASU No. 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”) to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales; selling, general, and administrative expenses; and research and development). The amendments in the ASU require disclosure in the notes to financial statements of specified information about certain costs and expenses. The amendments require that at each interim and annual reporting period an entity: 1.Disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities (or other amounts of depletion expense) included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement within continuing operations that contains any of the expense categories listed in (a)–(e). 2. Include certain amounts that are already required to be disclosed under current generally accepted accounting principles in the same tabular disclosure as the other disaggregation requirements. 3. Disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. 4) Disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. In January 2025, the FASB issued ASU No. 2025-01, Clarifying the Effective Date (“ASU 2025-01”). The amendments, as clarified by ASU 2025-01, are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments in this ASU should be applied either (1) prospectively to financial statements issued for reporting periods after the effective date of the ASU or (2) retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact of the adoption of this standard to determine its impact on its disclosures.

In March 2025, the FASB issued ASU 2025-02—Liabilities (405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122.  The amendments in this Update are effective immediately and on a fully retrospective basis to annual periods beginning after December 15, 2024. The Company does not believe it will have a material impact to the Company’s financial statement presentation or disclosures.

In May 2025, the FASB issued ASU 2025-04, Compensation - Stock Compensation (Topic 18) and Revenue from contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer. The amendments provide guidance on identifying the accounting acquirer in transactions involving a variable interest entity. The amendments clarify the accounting for share-based consideration payable to a customer under Topic 718 and Topic 606. The amendments are effective for annual reporting periods, including interim reporting period within those annual periods, beginning after December 15, 2026. Early adoption is permitted. The Company is currently evaluating the impact of this amendment and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations, or cash flows.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments provide a practical expedient and, if applicable, an accounting policy election to simplify the measurement of credit losses for certain receivables and contract assets. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in any interim or annual period in which financial statements have not been issued or made available for issuance. The Company is currently evaluating the impact of this amendment and does not expect that the adoption of this guidance will have a material impact on its financial position, results of operations, or cash flows.

F-16

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31,	December 31,
	2025	2024
Accounts receivable	$—	$45,573
Less: allowance for doubtful accounts	—	—
Total accounts receivable	$—	$45,573

The Company’s accounts receivable primarily included sales price from selling parallel-import vehicles and profit sharing revenue from selling parallel-import vehicles to a Hong Kong customer, which have not been collected as of the balance sheet dates.

As of December 31, 2025 and 2024, the Company had accounts receivable of nil and $45,573, respectively.

NOTE 4 — INVENTORY

As of December 31, 2025 and 2024, inventory consisted of the following:

	December 31,	December 31,
	2025	2024
Vehicles	$132,395	$335,232
Less: inventory valuation allowance	—	—
Total inventory	$132,395	$335,232

NOTE 5 — OTHER RECEIVABLES AND PREPAID EXPENSE

As of December 31, 2025 and 2024, the Company had prepaid expense of $52,500 and other receivables of $523,053, respectively. Prepaid expense was mainly the prepayment to the Company’s auditor. Other receivables were mainly the short-term advance to peer companies, bears no interest and due on demand. As of December 31, 2025, all of the outstanding balance of other receivables was fully collected.

NOTE 6 — OTHER CURRENT LIABILITIES

As of December 31, 2025 and 2024, other current liabilities consisted of the following:

	December 31, 2025	December 31, 2024

Other payables, no interest, payable upon demand	$784	$—
Credit card payable	396	1,088
Total accrued liabilities and other payables	$1,180	$1,088

F-17

 NOTE 7 — RELATED PARTY TRANSACTIONS

The Company had the following related party transactions and balances as of December 31, 2025 and 2024:

a. Related parties

Name	Relationship with Our Company
Fenglong Ma	Chief Executive Officer (“CEO”) and Chairman of the Board of Directors
Zheng Wen Tong	Chief Operations Officer (“COO”)

b. Due from related party

As of December 31, 2025, and 2024, the amount due from related parties consisted of the following:

Name	December 31, 2025	December 31, 2024

Fenglong Ma	$—	$33,000
Total	$—	$33,000

Amount due from related party represented a short-term borrowing by the Company’s CEO and Chairman of the Board of Directors, Mr. Fenglong Ma.

During the year ended December 31, 2024, the Company loaned $850,000 to Mr. Fenglong Ma and he repaid $817,000 in November and December 2024 repaid the  balance of $33,000 in January 2025. This borrowing was unsecured, non-interest bearing, and due on demand.

c. Due to related parties

As of December 31, 2025, and 2024, due to related parties consisted of the following:

Name	December 31, 2025	December 31, 2024

Zheng Wen Tong	$—	$50,000
Total	$—	$50,000

Amount due to related parties represented short-term borrowing from the Company’s COO, Ms. Zheng Wen Tong, for the Company’s working capital needs during the Company’s normal course of business. This borrowing was unsecured, non-interest bearing, and due on demand. During the year ended December 31, 2024, the Company borrowed an aggregate of $50,000 from Ms. Zheng Wen Tong which amount was repaid in January 2025.

NOTE 8 — INCOME TAX AND TAXES PAYABLE

Hillhouse Holdings is a Subchapter C corporation incorporated in the state of Nevada, subject to 21% corporate federal income tax. There is no state income tax in the state of Nevada. Hillhouse Holdings had no operation and only serves as a holding company during the years ended December 31, 2025 and 2024.

F-18

Hillhouse Capital and Flexown are also C-corporations incorporated in the state of California, subject to 21% corporate federal income tax rate and 8.84% California state income tax rate. Flexown had no operations as of this report date. Hillhouse Holdings, Hillhouse Capital and Flexown file separate corporate income tax returns.

(i)	The provision for income taxes consisted of the following components:

	Years Ended
	December 31,
	2025	2024
Current:
Federal income tax expense	$37,814	$221,672
State income tax expense	10,718	107,819
Total current income tax provision	48,532	329,491
Deferred:
Federal income tax expense	2,954	11,817
State income tax expense	4,857	—
Total deferred income tax provision	7,811	11,817
Total income tax provision	$56,343	$341,308

(ii)

The following is a reconciliation of the difference between the actual expense (benefit) for income taxes and the expense (benefit) computed by applying the federal statutory rate on income (loss) before income taxes:

	Years Ended
	December 31,
	2025	2024
Federal statutory tax rate income tax expense	$37,579	$256,131
State statutory tax rate income tax expense, net of effect of state income tax deductible for federal income tax	8,467	85,177
Non-deductible expenses	2,434	—
Utilization of net operating loss (“NOL”)	7,811	—
Change in valuation allowance	52	—
Tax expense per financial statements	$56,343	$341,308

(iii)

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes were comprised of the following:

	December 31,	December 31,
	2025	2024
Deferred tax assets:
Net operating loss carry-forwards	$52	$7,810
Less: valuation allowance	52	—
Total deferred tax assets	$—	$7,810

 As of December 31, 2025 and 2024, taxes payable consisted of the following:

	December 31, 2025	December 31, 2024

Federal income tax payable	$43,722	$221,672
State income tax payable	6,964	107,019
Total income tax payable	$50,686	$328,691

F-19

As of December 31, 2025, the Company had a cumulative U.S. Federal NOL of $52, which was from the holding company. As of December 31, 2025, the Company had a cumulative state NOL of nil. California state NOL can be carried forward up to 20 years to offset future taxable income. For taxable years 2024 through 2026, California suspended the NOL deduction for corporate taxpayers if their income subject to California taxation is greater than or equal to $1 million for the taxable year.

The Company periodically evaluates the likelihood of the realization of deferred tax assets and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company believes that it is more likely than not that its deferred tax assets will not be realized before expiration; accordingly, a 100% valuation allowance was provided for deferred tax assets as of December 31, 2025.

NOTE 9 — CONCENTRATIONS

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, and accounts receivable. The Company has concentrated its credit risk for cash by maintaining deposits in the financial institutions in the United States. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. The bank deposits exceeding the standard insurance amount will not be covered, which was $76,641 and $423,560 as December 31, 2025 and 2024, respectively. The Company has not experienced any losses relating to its cash and accounts receivable as of December 31, 2025 and 2024.

Accounts receivable are typically unsecured and derived from revenue earned from parallel-import car dealers, thereby exposing the Company to credit risk. This risk is mitigated by the Company’s assessment of its parallel-import car dealers’ creditworthiness and its ongoing monitoring of outstanding balances, as well as regularly requesting a significant amount of prepayment from parallel-import car dealers.

Concentration of risks

The Company’s major customer in 2025 was a parallel-import automobile dealer in Hong Kong. For the years ended December 31, 2025 and 2024, this parallel-import car dealer accounted for 100% of the Company’s total revenue. As of December 31, 2025 and 2024, accounts receivable due from the customer was nil and $45,573, respectively.

For the year ended December 31, 2025, the Company had two major vendors accounted for 79% and 21% of the Company’s total purchases with no accounts payable balances, respectively. For the year ended December 31, 2024, the Company had six major vendors accounted for 22%, 16%, 12%, 11%, 11% and 10% of the Company’s total purchases, respectively. As of December 31, 2024, accounts payable due to one of these six vendors were $13,251 and due to others were nil.

NOTE 10 — STOCKHOLDERS’ EQUITY

Common Stock

Hillhouse Holdings was established under the laws of State of Nevada on November 14, 2024. The total authorized number of common stock is 200,000,000 shares with par value of $0.0001, consisting of 180,000,000 Class A shares and 20,000,000 Class B shares. 20,000,000 shares of ordinary Class A common stock were issued and outstanding from reorganization that was completed on November 20, 2024 as described below. Holders of both classes have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock is entitled to one (1) vote per share of Class A common stock and each holder of Class B common stock is entitled to twenty (20) votes per share of Class B common stock. Due to the voting power of Class B common stock, the holder of Class B common stock currently and may continue to have a concentration of voting power, which limits the ability of holders of Class A common stock to influence corporate matters.

F-20

On November 20, 2024, the sole shareholder of Hillhouse Capital transferred all of his ownership interests in Hillhouse Capital in exchange for 20,000,000 shares of Class A common stock of Hillhouse Holdings, for which the Chairman of the BOD (who is also the Chief Executive Officer of the Company). The transfer was considered as a reorganization of entities under common control.

On February 10, 2025, the BOD approved the conversion of 8,600,000 shares of Class A common stock, held by the Chairman of the Board (who is also the Chief Executive Officer of the Company), into 8,600,000 shares of Class B common stock.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. As of and for the years ended December 31, 2025 and 2024, the Company did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 12 — SUBSEQUENT EVENT

The Company has evaluated subsequent events through the date of the issuance of the consolidated financial statements and no subsequent event has been identified.

F-21

Until [●], 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

3,750,000 Shares of Class A Common Stock

Prospectus dated [●], 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table indicates the expenses to be incurred in connection with the offering of our Class A common stock described in this registration statement, other than underwriting discounts and the non-accountable expense allowance, all of which will be paid by us. All amounts are estimates.

SEC Registration Fee	$3,604.10
Nasdaq Application & Listing Fee	$55,000.00
FINRA Filing Fee	$4,381.25
Legal Fees and Other Expenses	$301,200.00
Accounting Fees and Expenses	$289,619.70
Underwriter Expenses	$230,000.00
Printing Expenses	$3,000.00
Transfer Agent Fees and Expenses	$22,231.00
Total Expenses	$909,036.05

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As a Nevada corporation, we are generally governed by Chapter 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under Section 78.7502 of the NRS generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

As permitted by Nevada law and our restated articles of incorporation, our second amended and restated bylaws (a) require the Company to indemnify and hold harmless any officer or director against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection with any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the company), whether civil, criminal, administrative, or investigative; and (b) require us to advance expenses of the indemnitee as such expenses are incurred upon receipt of an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our articles of incorporation and bylaws. We intend to obtain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers after the completion of this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

II-1

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Diamond Bar, State of California, on February 23, 2026.

Hillhouse Frontier Holdings Inc.

By:	/s/ Fenglong Ma
Fenglong Ma
Chief Executive Officer, Director, and Chairman of the Board of Directors
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on February 23, 2026.

Signature	Title

/s/ Fenglong Ma	Chief Executive Officer, Director, and Chairman of the Board of Directors
Name: Fenglong Ma	(Principal Executive Officer)

/s/ Chihyuan Lin	Chief Financial Officer
Name: Chihyuan Lin	(Principal Accounting and Financial Officer)

*	Chief Operating Officer
Name: Zheng Wen Tong

*	Director
Name: Tom Xing

*By:	/s/ Fenglong Ma
Name:	Fenglong Ma
Attorney-in-fact

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EXHIBIT INDEX

Description
1.1^	Form of Underwriting Agreement

3.1^	Amended and Restated Articles of Incorporation of Hillhouse Frontier Holdings Inc.

3.2^	Bylaws of Hillhouse Frontier Holdings Inc.

4.1^	Specimen Stock Certificate

5.1^	Opinion of WENDOT Law Group regarding the validity of the Shares of Class A Common Stock being registered

10.1^#	Employment Agreement by and between Hillhouse Capital and Fenglong Ma dated October 18, 2022

10.2^#	Employment Agreement by and between Hillhouse Capital and Chihyuan Lin dated February 1, 2025

10.3^#	Employment Agreement by and between Hillhouse Capital and Zheng Wen Tong dated November 1, 2024

10.4^#	Employment Agreement by and between Hillhouse Capital and Tom Xing dated December 1, 2024

10.5^#	Master Sales Framework Agreement by and between Hillhouse Capital and Burlington dated January 3, 2023

10.6^#	Profit Sharing Agreement by and between Hillhouse Capital and Burlington dated August 1, 2023

10.7^	Form of Agent Authorization Agreement

10.8**	Form of Indemnification Agreement with each of the Registrant’s directors and executive officers

14.1^	Code of Business Conduct and Ethics of the Registrant

21.1^	List of Subsidiaries

23.1**	Consent of Simon & Edward, LLP

23.2^	Consent of WENDOT Law Group (included in Exhibit 5.1)

24.1^	Power of Attorney (included on signature page)

99.1^	Consent of Dong Lin

99.2^	Consent of Qizhe Wu

99.3^	Consent of Si Zhang

107^	Filing Fee Table

** Filed herewith

^ Previously filed.

# Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

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